Exhibit 10.1

FOURTH AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of December 27, 2005

among

MTR GAMING GROUP, INC., a Delaware corporation,

MOUNTAINEER PARK, INC., a West Virginia corporation,

SPEAKEASY GAMING OF LAS VEGAS, INC.,

a Nevada corporation,

PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation,

SCIOTO DOWNS, INC., an Ohio corporation (“SDI”), successor by merger to RACING ACQUISITION, INC., an Ohio corporation and
SPEAKEASY GAMING OF FREMONT, INC., a Nevada corporation

as Borrowers

WELLS FARGO BANK, National Association,

as Agent Bank, Swingline Lender, and L/C Issuer

and the LENDERS referenced therein

FOURTH AMENDED AND RESTATED

CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (“Credit Agreement”) is made and entered into as of the 27th day of December, 2005, by and among MTR GAMING GROUP, INC., a Delaware corporation (“MTRI”), MOUNTAINEER PARK, INC., a West Virginia corporation (“MPI”), SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation (“SGLVI”), PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation (“PIDI”), SCIOTO DOWNS, INC., an Ohio corporation (“SDI”), successor by merger to RACING ACQUISITION, INC., an Ohio corporation and SPEAKEASY GAMING OF FREMONT, INC., a Nevada corporation (“SGFI” and together with MTRI, MPI, SGLVI, PIDI and SDI, collectively referred to as the “Borrowers”), each financial institution whose name is set forth on the signature pages of this Credit Agreement and each lender which may hereafter become a party to this Credit Agreement pursuant to Section 10.10(b) (each individually a “Lender” and collectively the “Lenders”), WELLS FARGO BANK, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), and WELLS FARGO BANK, National Association, as the issuer of letters of credit following the Restatement Date (in such capacity, together with its successors and assigns, the “L/C Issuer”) and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).

R E C I T A L S:

WHEREAS:

A.            In this Credit Agreement all capitalized words and terms shall have the respective meanings and be construed herein as hereinafter provided in Section 1.01 of this Credit Agreement and shall be deemed to incorporate such words and terms as a part hereof in the same manner and with the same effect as if the same were fully set forth.

B.            MPI, SGLVI, PIDI, SDI and SGFI are wholly owned subsidiaries of MTRI.  As of the date hereof, MTRI, MPI, SGLVI, PIDI, SDI and SGFI are indebted to WFB and other lenders as set forth in the Existing Credit Agreement under the terms of the Existing Credit Facility.

C.            In connection with the application for a license to conduct gaming activities at the PIDI Facility, the PGCB has required that PIDI cause a letter of credit to be issued in the amount of Fifty Million Dollars ($50,000,000.00) in favor of the Commonwealth of Pennsylvania in compliance with the requirements of Section 441.10(f) of the PGCB Regulations (the “PIDI License Letter of Credit”).

D.            The Borrowers desire to fully amend and restate the Existing Credit Facility for the purpose of increasing the Aggregate Commitment from Fifty Million Dollars ($50,000,000.00) to Eighty-Five Million Dollars ($85,000,000.00) and increasing the maximum aggregate amount of the letter of credit subfacility from Ten Million Dollars ($10,000,000.00) to Fifty-Five Million Dollars ($55,000,000.00) and to provide for the issuance of the PIDI License Letter of Credit for a term of up to two (2) years.

E.             Lenders are willing to increase the Credit Facility to the principal amount of Eighty-Five Million Dollars ($85,000,000.00) at any time outstanding, including an increase of the letter of credit subfacility for the issuance of Letters of Credit to the maximum aggregate amount of Fifty-Five Million Dollars ($55,000,000.00) at any time outstanding, all on the terms and subject to the conditions, covenants and understandings hereinafter set forth and contained in each of the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing, and other valuable considerations as hereinafter described, the parties hereto do promise, covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.                Definitions.  For the purposes of this Credit Agreement, each of the following terms shall have the meaning specified with respect thereto, unless a different meaning clearly appears from the context:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which any member of the Borrower Consolidation directly or indirectly acquires (i) any real property that does not constitute an Expansion Capital Expenditure, (ii) any New Venture or any ongoing business, or (iii) all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise.

“Additional Property Permitted Encumbrances” shall mean, at any particular time with respect to any Compliant Additional Property or Noncompliant Additional Property, (i) Liens for taxes, assessments or governmental charges not then due, payable and delinquent, (ii) statutory Liens for labor or materials or liens for taxes, assessments or governmental charges not then required to be paid pursuant to

Section 5.10, (iii) Liens in favor of Agent Bank or any Lender created or contemplated by the Security Documentation, (iv) Liens consented to in writing by Agent Bank upon the approval of Requisite Lenders, (v) Liens of legally valid capital leases and purchase money security interests for acquired FF&E up to the maximum amount permitted under Section 6.09(c), and only to the extent of the lesser of the purchase money loan or the fair market value of the acquired FF&E at the time of the acquisition thereof, (vi) Liens of legally valid leases for FF&E, (vii) easements, licenses or rights-of-way, now existing or hereafter granted to any Governmental Authority or public utility providing services to the Restricted Subsidiary or Restricted Subsidiary Venture, (viii) judgment and attachment Liens which do not constitute an Event of Default, (ix) statutory or other Liens of landlords and Liens of carriers, warehousemen, mechanics, customs and revenue authorities and materialmen and other similar Liens imposed by law incurred in the ordinary course of business which could not reasonably be expected to cause a Material Adverse Change and which are discharged in accordance with Section 5.04, (x) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations; (xi) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of such Restricted Subsidiary; (xii) the replacement or renewal of any Lien otherwise permitted hereunder; (xiii) minor defects, encroachments or irregularities in title not interfering in any material respect with the ordinary conduct of the business of the Borrower which owns such property; and (xiv) liens, encumbrances and restrictions shown on Schedule B of the applicable Additional Property Title Policy.

“Additional Property Title Policy” shall have the meaning set forth in Section 5.32.

“Adjusted Fixed Charge Coverage Ratio” as of the end of any Fiscal Quarter shall mean with reference to the Borrower Consolidation:

For the Fiscal Quarter under review, together with the most recently ended three (3) preceding Fiscal Quarters, the sum of: (i) EBITDA, less (ii) the aggregate amount of Distributions actually paid, less (iii) the aggregate amount of actually paid federal and state taxes on or measured by income, less (iv) the aggregate amount of the Capital Expenditure Proxy Amount

Divided by (÷)

The sum of: (i) Interest Expense (expensed and capitalized) determined for the Fiscal Quarter under review together with the most recently ended three

(3) preceding Fiscal Quarters, plus (ii) the current portion of all interest bearing Indebtedness as of the end of the Fiscal Quarter under review, plus (iii) the current portion of Capitalized Lease Liabilities as of the end of the Fiscal Quarter under review.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Bank” shall mean WFB in its capacity as administrative and collateral agent for Lenders.

“Aggregate Commitment” shall mean reference to the aggregate amount committed by Lenders for advance to or on behalf of the Borrower Consolidation as Borrowings under the Credit Facility in the initial principal amount of Eighty-Five Million Dollars ($85,000,000.00), as may be reduced from time to time by: (i) Voluntary Permanent Reductions, and/or (ii) Mandatory Commitment Reductions.

“Aggregate Outstandings” shall mean collective reference to the sum of the Funded Outstandings, Swingline Outstandings and L/C Exposure as of any given date of determination.

“Alternative Payments” shall mean the “Alternative Payments” as defined and described in the Scioto Merger Agreement.

“Applicable Margin” means for any Base Rate Loan or LIBOR Loan, the applicable percentage amount to be added to the Base Rate or LIBO Rate, as the case may be, as follows: (i) commencing on the Restatement Date and continuing until the Rate Adjustment Date, 2.75% to be added to the Base Rate and 4.00% to be added to the applicable LIBO Rate; and (ii) commencing on the Rate Adjustment Date and continuing until Credit Facility Termination, the margin rates as set forth in Table One below in each instance based on the Leverage Ratio calculated with regard to the Borrower Consolidation as of each Fiscal Quarter end, commencing with the Fiscal Quarter ending December 31, 2005 (or in the case of termination of the PIDI License Letter of Credit prior to March 1, 2006, as the most recently ended Fiscal Quarter), together with the immediately preceding three (3) Fiscal Quarters on a four (4) Fiscal Quarter basis, any change in the applicable percentage amount by reason thereof to be effective as of the 1st day of the third (3rd) month immediately following each such Fiscal Quarter end:

	TABLE ONE		TABLE TWO
Leverage Ratio	Base Rate Margin	LIBO Rate Margin	Commitment Percentage
Greater than or equal to 3.50 to 1.00	2.75%	4.00%	0.75%
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	2.25%	3.50%	0.75%
Greater than or equal to 2.50 to 1.0 but less than 3.00 to 1.00	1.75%	3.00%	0.625%
Greater than or equal to 2.00 to 1.0 but less than 2.50 to 1.00	1.25%	2.50%	0.500%
Less than 2.00 to 1.00	0.75%	2.00%	0.375%

“Arneault” shall mean Edson (Ted) Arneault, an individual, President and Chief Executive Officer of MTRI as of the Restatement Date.

“Assets” shall mean the total assets of the Borrower Consolidation determined in accordance with GAAP.

“Assignment and Assumption Agreement” shall mean the document evidencing an assignment of a Syndication Interest by any Lender to an Eligible Assignee in the form of the Assignment, Assumption and Consent Agreement marked “Exhibit H”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Authorized Officer(s)” shall mean, relative to the Borrower Consolidation, those of the respective officers whose signatures and incumbency shall have been certified to Agent Bank and the Banks as required in Section 3.05(iv) of the Credit Agreement with the authority and responsibility to deliver Notices of Borrowing, Notice of Swingline Advances, Continuation/Conversion Notices, Pricing Certificates, Compliance Certificates and all other requests, notices, reports, consents, certifications and authorizations on behalf of Borrowers and the Borrower Consolidation.

“Available Borrowings” shall mean, at any time, and from time to time, the aggregate amount available to Borrowers for a Borrowing or issuance of a Letter of Credit not exceeding the amount of the Maximum Availability, as of each date of determination.

“Bank Facilities” shall mean collective reference to the Credit Facility, Swingline Facility and L/C Facility.

“Banking Business Day” means (a) with respect to any Borrowing, payment or rate determination of LIBOR Loans, a day, other than a Saturday or Sunday, on which Agent Bank is open for business in San Francisco and on which dealings in Dollars are carried on in the London interbank market, and (b) for all other purposes any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of California and/or Nevada, or is a day on which banking institutions located in California and/or Nevada are required or authorized by law or other governmental action to close.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended, 11 U.S.C. Section 101, et seq.

“Banks” shall have the meaning set forth in the Preamble to this Credit Agreement.

“Base Rate” shall mean, as of any date of determination, the rate per annum equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus one-half of one percent (1/2 of 1%) (fifty basis points).

“Base Rate Loan” shall mean reference to that portion of the unpaid principal balance of the Credit Facility bearing interest with reference to the Base Rate plus the Applicable Margin.

“Borrower Consolidation” shall mean collective reference to Borrowers and each Restricted Subsidiary created in accordance with Section 5.27 on a consolidated basis, without regard to any Unrestricted Subsidiary.

“Borrowers” shall mean collective reference to MTRI, MPI, SGLVI, PIDI, SDI and SGFI.

“Borrowing(s)” shall mean collective reference to such amounts as Borrowers may request from time to time to be advanced under the Credit Facility by Notice of Borrowing in the manner provided in Section 2.03, or at the request of Agent Bank pursuant to Section 2.08 or 2.14.

“Breakage Charges” shall have the meaning set forth in Section 2.07(c) of the Credit Agreement.

“Capital Expenditure Proxy Amount” as used herein shall mean two percent (2.0%) of revenues net of promotional allowances determined for the four (4) consecutive Fiscal Quarter period ending with the Fiscal Quarter under review.

“Capital Expenditures” shall mean, for any period, without duplication, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during that period and including Capitalized Lease Liabilities) by a Borrower or the Borrower Consolidation, as the context may require, during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed or capital asset accounts reflected in the balance sheet of a Borrower or the Borrower Consolidation, as the context may require (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by Borrower or the Borrower Consolidation, as the context may require, to the extent of (a) the gross amount of such purchase price less (b) the cash proceeds of trade-in credit of the equipment being traded in at such time), but excluding capital expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or refinanced from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation of or the exercise of the power of eminent domain with respect to such assets being replaced or restored.

“Capital Proceeds” shall mean the proceeds received by the Borrower Consolidation from (i) partial or total condemnation or destruction of any part of the Collateral, (ii) insurance proceeds (other than rent insurance and business interruption insurance) received in connection with damage to or destruction of the Collateral, and (iii) the sale, transfer, conveyance or other disposition of any portion of the Collateral in accordance with the provisions of this Credit Agreement (not including, however, any proceeds received by Borrowers, or any of them, from a sale, condemnation, damage or destruction of FF&E or other personal property if such FF&E or other personal property is replaced by items of equivalent value and utility, in each case such exclusion to apply only during any period in which no Default or Event of Default has occurred and is continuing).

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower Consolidation under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash” shall mean, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP.

“Cash Collateral Account” shall mean the restricted depository savings account to be established by Borrowers or Agent Bank on behalf of Borrowers with L/C Issuer at its offices located at 3800 Howard Hughes Parkway, Las Vegas, Nevada, or at such other office located in the United States as may be designated from time to time by L/C Issuer, for the purpose of depositing Cash collateral for the aggregate L/C Exposure upon the occurrence of any Event of Default.

“Cash Collateral Pledge Agreement” shall mean the Pledge and Assignment of Savings Account Agreement to be executed by Borrowers in favor of L/C Issuer as of the Restatement Date as the same may be amended or modified from time to time under the terms of which all sums held from time to time in the Cash Collateral Account are pledged in favor of L/C Issuer to secure repayment of any funding required under any outstanding Letters of Credit, a copy of the form of which Cash Collateral Pledge Agreement is marked “Exhibit R”, affixed to the Credit Agreement and by this reference incorporated herein and made a part hereof.

“Cash Equivalents” shall mean, when used in connection with any Person, that Person’s Investments in:

(a)           Government Securities due within one (1) year after the date of the making of the Investment;

(b)           readily marketable direct obligations of any State of the United States of America given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Corporation, in each case due within one (1) year from the making of the Investment;

(c)           certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptance of, and repurchase agreements covering Government Securities executed by, United National Bank of West Virginia or any bank incorporated under the laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least Two Hundred Fifty Million Dollars ($250,000,000.00), or total assets of at least Five Billion Dollars ($5,000,000,000.00), in each case due within one (1) year after the date of the making of the Investment;

(d)           certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least Five Hundred Million Dollars ($500,000,000.00), or total assets of at least Fifteen Billion Dollars ($15,000,000,000.00) in each case due within one year after the date of the making of the Investment;

(e)           repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934 having on the date of the Investment capital of at least One Hundred Million Dollars ($100,000,000.00), due within thirty (30) days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(f)            readily marketable commercial paper of corporations doing business in and incorporated under the laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clauses (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Corporation, in each case due within three hundred sixty-five (365) days after the date of the making of the Investment;

(g)           “money market preferred stock” issued by a corporation incorporated under the laws of the United States of America or any State thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Corporation, in each case having an investment period not to exceed fifty (50) days; provided that (i) the amount of all such Investments issued by the same issuer does not exceed Five Million Dollars ($5,000,000.00) and (ii) the aggregate amount of all such Investments does not exceed Fifteen Million Dollars ($15,000,000.00); and

(h)           a readily redeemable “money market mutual fund” sponsored by a bank described in clauses (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and having on the date of such Investment total assets of at least One Billion Dollars ($1,000,000,000.00).

“Change of Control” shall mean the occurrence of any of the following:

(a)           Any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or their Affiliates, own or control, more than forty percent (40%) of the common voting stock of MTRI; or

(b)           During any period of twenty-four (24) consecutive months commencing after the Closing Date, individuals who at the beginning of such period constituted MTRI’s Board of Directors (together with any new or replacement directors whose election by MTRI’s Board of Directors or whose nomination for election by MTRI’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(c)           MTRI fails to own, directly or indirectly, one hundred percent (100%) of the capital stock interests of MPI, SGLVI, PIDI, Scioto Downs, Inc., an Ohio corporation and Speakeasy Gaming of Fremont, Inc., a Nevada corporation.

“Closing Date” shall mean reference to March 28, 2003, the date the Existing Credit Facility was closed.

“Collateral” shall mean: (a) a collective reference to the MPI Collateral, SGLVI Collateral, SDI Collateral and the MTRI Collateral; and (b) any and all other property and/or intangible rights, interests or benefits inuring to or in favor of Borrowers which are in any manner assigned, pledged, encumbered or otherwise hypothecated in favor of Lenders or Agent Bank on behalf of the Lenders to secure repayment of the Bank Facilities.

“Collateral Properties” shall mean collective reference to the real properties, improvements and associated FF&E which are pledged and encumbered as Collateral securing repayment of the Bank Facilities from time to time, which shall consist of the MPI Real Property and SGLVI Real Property, together with any other real property or interests therein which may be held by Agent Bank from time to time to secure repayment of the Bank Facilities.

“Commencement of Construction” shall mean the start of the actual construction of works of improvement by breaking ground on a Construction Project.

“Commercial Letter(s) of Credit” shall mean a letter or letters of credit issued by L/C Issuer pursuant to Section 2.14 of the Credit Agreement for the purpose of assuring payment for goods, equipment or materials supplied to any member of the Borrower Consolidation.

“Commitment Fee” shall have the meaning ascribed to such term in Section 2.09(b) of this Credit Agreement.

“Compliance Certificate” shall mean a compliance certificate as described in Section 5.08(e) which is more particularly described on “Exhibit D”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Compliant Additional Property” shall mean a collective reference to that real property acquired by Borrowers prior to the Restatement Date: (i) which is not subject to the Existing Security Documentation; (ii) for which Agent Bank has received acceptable certifications that such real property is not situate within a 100 year flood zone, or flood insurance acceptable to the Agent Bank has been obtained; (iii) for which Agent Bank has determined that no additional environmental investigation or remediation is required as a condition of encumbering such real property as security for the Existing Credit Facility.  The Compliant Additional Property is described by Exhibit O attached hereto and incorporated by reference herein.

“Consent Order” shall mean the Consent Order and Agreement entered into by PIDI and International Paper with the DEP concerning the remediation of certain “identified contamination” described in such Consent Order in accordance with a remediation plan proposed by PIDI.

“Construction Project(s)” shall mean, as the context may require: (i) the PIDI Construction Project, (ii) the SDI Construction Project, and/or (iii) any other construction project for which the projected or budgeted cost to complete, including all Expansion Capital Expenditures, is equal to or in excess of Fifteen Million Dollars ($15,000,000.00).

“Construction Project Reviews” shall mean, with reference to each of the Construction Projects, a quarterly review of such Construction Project by Lenders’ Consultant, including, without limitation:

(a)           a review of each set of plans and specifications and determination and acceptability of documentation relating to each applicable Construction Project.

(b)           site inspections of the applicable Construction Project to verify:

(i)            the percentage of construction completed;

(ii)           the applicable Construction Project is in substantial compliance with the applicable governing construction documentation, ie., plans, specifications, construction budgets and approved change orders, etc.;

(c)           A review of budgetary aspects, including construction cost and project completion analysis on a monthly basis.

“Contingent Liability(ies)” shall mean, as to any Person any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases or dividends (“primary obligations”) of any other Person that is not a Borrower hereunder (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) to make payment in respect of any net liability arising in connection with any Interest Rate Hedges, foreign currency exchange agreement, commodity hedging agreement or any similar agreement or arrangement in any such case if the purpose or intent of such agreement is to provide assurance that such primary obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such primary obligation will be protected (in whole or in part) against loss in respect thereof or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Liability shall not include endorsements of instruments for deposit or collection in the ordinary course of business, trade payables incurred in the ordinary course of business and less than ninety (90) days in arrears.  The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liability is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuation/Conversion Notice” shall mean a notice of continuation of or conversion to a LIBOR Loan and certificate duly executed by an Authorized Officer, substantially in the form of that certain exhibit marked “Exhibit C”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Convert, Conversion and Converted” shall refer to a Borrowing at or continuation of a particular interest rate basis or conversion of one interest rate basis to another pursuant to Section 2.05(c).

“Credit Agreement” shall mean this Fourth Amended and Restated Credit Agreement together with all Schedules and Exhibits attached thereto, executed by and among Borrowers and Banks setting forth the terms and conditions of the Credit Facility, as may be amended, modified, extended, renewed or restated from time to time.

“Credit Facility” shall mean the agreement of Lenders to fund a secured revolving line of credit during the Revolving Credit Period subject to the terms and conditions set forth in this Credit Agreement and the Revolving Credit Note, up to the Maximum Permitted Balance as may be reduced from time to time in accordance with the terms of this Credit Agreement and the Revolving Credit Note.

“Credit Facility Termination” shall mean indefeasible payment in full of all sums owing under the Bank Facilities and each of the other Loan Documents, the occurrence of the Stated Expiry Date or other termination of all outstanding Letters of Credit, and the irrevocable termination of: (i) the obligation of Lenders to advance Borrowings under the Credit Facility, (ii) the obligation of L/C Issuer to issue Letters of Credit under the L/C Facility, and (iii) the obligation of Swingline Lender to make Swingline Advances under the Swingline Facility.

“DEP” shall mean the Commonwealth of Pennsylvania, Department of Environmental Protection.

“Deeds of Trust” shall mean collective reference to the MPI Deed of Trust, the SGLVI Deed of Trust and the SDI Mortgage, together with any other deeds of trust or mortgages which may be executed by a member of the Borrower Consolidation in favor of Agent Bank from time to time for the purpose of securing Borrowers’ payment and performance under the Bank Facilities, in each case as the same may be amended, modified, extended, renewed or restated from time to time.

“Default” shall mean the occurrence or non-occurrence, as the case may be, of any event that with the giving of notice or passage of time, or both, would become an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2.10(b) with respect to defaults occurring under the Revolving Credit Note and shall mean the Prime Rate plus the then Applicable Margin plus two percent (2%) per annum for all other purposes.

“Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Credit Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Banking Business Days after notice from Agent Bank.

“Designated Deposit Account” shall mean a deposit account to be maintained by Borrowers with Agent Bank, as from time to time designated in writing by an Authorized Officer.

“Disposition” shall have the meaning ascribed to such term in Section 6.11(c).

“Dispute” shall have the meaning set forth in Section 10.14(a).

“Distributions” shall mean and collectively refer to any and all cash dividends on stock, loans, management fees, payments, advances or other distributions, fees or compensation of any kind or character whatsoever, other than within the Borrower Consolidation, but shall not include (i) consideration paid in the ordinary course of business for tangible and intangible assets in an arms length exchange for fair market value, (ii) trade payments made and other payments for liabilities incurred in the ordinary course of business, or (iii) compensation to officers, directors and employees of Borrowers in the ordinary course of business.  For the purpose of clarification, capital contributions, advances and other Investments made by the Borrower Consolidation in Unrestricted Subsidiaries shall constitute Distributions.

“Documents” shall have the meaning set forth in Section 10.14(a).

“Dollars” and “$” means the lawful money of the United States of America.

“EBITDA” shall mean with reference to any Person, for any fiscal period under review, the sum of (i) Net Income for that period, less (ii) any one-time non-Cash gain reflected in such Net Income, plus (iii) any losses on sales of assets and other extraordinary losses and one-time non-Cash charges, plus (iv) Interest Expense

(expensed and capitalized) for that period, plus (v) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (vi) depreciation, amortization and all other non-cash expenses for that period, plus (vii) preopening expenses for that period, in each case determined in accordance with GAAP and, in the case of items (iii), (iv), (v), (vi) and (vii), only to the extent deducted in the determination of Net Income for that period.  For purposes of Financial Covenants and pricing calculations EBITDA shall include only Cash distributions actually funded by an Unrestricted Subsidiary that are received by the Borrower Consolidation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of Fifty Million Dollars ($50,000,000.00) or more that is (i) organized under the Laws of the United States of America, any State thereof or the District of Columbia or (ii) organized under the Laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, provided that (A) such bank is acting through a branch or agency located in the United States of America and (B) is otherwise exempt from withholding of tax on interest and delivers Form 1001 or Form 4224 at the time of any assignment, and (d) any other financial institution deemed acceptable as a Lender by Borrowers and Agent Bank as evidenced by a duly executed Assignment and Assumption Agreement.

“Environmental Certificate” shall mean the Certificate and Indemnification Regarding Hazardous Substances to be executed by Borrowers on or before the Restatement Date and delivered to Agent Bank as a further inducement to the Banks to establish the Bank Facilities, as such certificate may be amended, modified, extended, renewed or restated from time to time.

“Equipment Leases and Contracts” shall mean collective reference to the MPI Equipment Leases and Contracts and SGLVI Equipment Leases and Contracts, together with any other equipment leases and contracts which may be executed by a member of the Borrower Consolidation in favor of Agent Bank from time to time for the purpose of securing Borrowers’ payment and performance under the Bank Facilities, in each case as the same may be amended, modified, extended, renewed or restated from time to time.

“Equity Offering” shall mean the issuance and sale of shares of common voting stock by MTRI to the public after the Restatement Date in exchange for Cash or Cash Equivalents but shall not include, however, shares of stock utilized in a stock-for-

stock Acquisition, a stock-for-assets Acquisition, or stock issued upon the exercise of employee stock options.

“Event of Default” shall mean any event of default as defined in Section 7.01 hereof.

“Excess Capital Proceeds” shall have the meaning ascribed to such term in Section 6.11(c) of this Credit Agreement.

“Existing Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of March 28, 2003, as amended by First Amendment to Amended and Restated Credit Agreement dated as of June 18, 2003, as further amended by Second Amendment to Amended and Restated Credit Agreement dated as of November 12, 2003, as further amended by Third Amendment to Third Amended and Restated Credit Agreement dated as of February 25, 2004, as further amended by Fourth Amendment to Third Amended and Restated Credit Agreement dated as of June 4, 2004, as further amended by Fifth Amendment to Third Amended and Restated Credit Agreement dated as of September 24, 2004, as further amended by Sixth Amendment to Amended and Restated Credit Agreement dated as of September 29, 2004, and as further amended by Seventh Amendment to Third Amended and Restated Credit Agreement dated as of November 4, 2005, each executed by and among Borrowers and the lenders therein named.

“Existing Credit Facility” shall mean the revolving line of credit up to the maximum principal amount of Fifty Million Dollars ($50,000,000.00) at any time outstanding, evidenced by the Existing Credit Agreement.

“Existing Security Documents” shall have the meaning ascribed to such term “Security Documentation” in the Existing Credit Agreement.

“Existing Title Insurance Coverage” shall mean a collective reference to the SGLVI Title Insurance Policy, the MPI Title Insurance Policy and the SDI Title Insurance Policy.

“Expansion Capital Expenditures” shall mean collective reference to Capital Expenditures (a) made or advanced for the construction, development and completion of the PIDI Construction Project, (b) made or advanced for the construction, development and completion of the SDI Construction Project, and (c) made to or for the benefit of or for use in connection with any Hotel/Casino Facility, any other Construction Project or New Venture which (i) are not for the purpose of maintaining, repairing or replacing existing assets of the Borrower Consolidation, (ii) consist of the acquisition, construction or creation of additional assets and improvements owned by the Borrower

Consolidation, and (iii) are added as Collateral under the Credit Facility and are encumbered by the Security Documentation, any amendments required by Agent Bank for such purpose to be at the expense of the Borrower Consolidation.

“FF&E” shall mean reference to the MPI FF&E and SGLVI FF&E and any other furniture, fixtures and equipment, including, without limitation, all gaming devices and associated equipment, inventories and supplies used in connection with the Hotel/Casino Facilities or any New Venture.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”.  If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate”.  If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Agent Bank.  For purposes of the Credit Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“Fee Side Letter” shall mean the Confidential Fee Letter dated December 23, 2005, executed by and between Borrowers and Agent Bank concerning payment of the fees more particularly therein described.

“Financial Covenants” shall mean collective reference to the financial covenants set forth in Article VI of this Credit Agreement.

“Financing Statements” shall mean collective reference to the MPI Financing Statements, SGLVI Financing Statements, SDI Financing Statements and MTRI Financing Statements, together with any other financing statements which may be executed by a member of the Borrower Consolidation in favor of Agent Bank from time to time for the purpose of securing Borrowers’ payment and performance under the

Bank Facilities, in each case as the same may be amended, modified, extended, renewed or restated from time to time.

“First Amendment to MPI Deed of Trust” shall mean an amendment to the MPI Deed of Trust in a form and substance acceptable to Agent Bank amending the MPI Deed of Trust for the purpose of confirming its continued security for payment and performance under the Bank Facilities.

“First Amendment to SDI Mortgage” shall mean an amendment to the SDI Mortgage in a form and substance acceptable to Agent Bank amending the SDI Mortgage for the purpose of confirming its continued security for payment and performance under the Bank Facilities.

“First Amendment to SGLVI Deed of Trust” shall mean an amendment to the SGLVI Deed of Trust in a form and substance acceptable to Agent Bank amending the SGLVI Deed of Trust for the purpose of confirming its continued security for payment and performance under the Bank Facilities.

“Fiscal Quarter” shall mean the consecutive three (3) month periods during each Fiscal Year beginning on January 1, April 1, July 1 and October 1 and ending on March 31, June 30, September 30 and December 31, respectively.

“Fiscal Year” shall mean the fiscal year period beginning January 1 of each calendar year and ending on the following December 31.

“Fiscal Year End” shall mean December 31 of each calendar year.

“Funded Debt” shall mean with reference to the Borrower Consolidation for any period: (i) the daily average of the Aggregate Outstandings for such period, plus (ii) the total as of the last day of such period of both the long-term and current portions (without duplication) of all other Indebtedness (including Contingent Liabilities) and Capitalized Lease Liabilities.

“Funded Outstandings” shall mean the unpaid principal amount outstanding on the Credit Facility as of any given date of determination for Borrowings made thereunder.

“Funding Date” shall mean each date upon which Lenders fund Borrowings requested by Borrowers in accordance with the provisions of Section 2.03 or at the request of Agent Bank pursuant to Section 2.08 or 2.14.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Gaming Authority(ies)” shall mean any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence or any officer or official thereof, including, without limitation, the PGCB, Nevada Gaming Authorities and West Virginia Gaming Authorities, with authority to regulate any gaming operation owned, managed or operated by the Borrower Consolidation.

“Gaming Devices” shall mean slot machines and other devices which constitute gaming devices and related equipment.

“Gaming Laws” means all statutes, rules, regulations, ordinances, codes and administrative or judicial precedents pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower Consolidation within its jurisdiction, including the Nevada Gaming Control Act and the West Virginia Racing Act and Lottery Act.

“Gaming Permits” shall mean collective reference to every license, permit or other authorization required to own, operate and otherwise conduct unrestricted gaming operations at the Hotel/Casino Facilities or any New Venture.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Authority” or “Governmental Authorities” shall mean any federal, state, regional, county or municipal governmental agency, board, commission, officer or official whose consent or approval is required or whose regulations must be followed as a prerequisite to (i) the continued operation and occupancy of the Collateral Properties, the Hotel/Casino Facilities or any New Venture, or (ii) the performance of any act or obligation or the observance of any agreement, provision or condition of whatever nature herein contained.

“Green Shingle Loan” shall mean the loan made by MTRI to Tecnica in the amount of Two Million Forty-Five Thousand Six Hundred Fifty-Three Dollars and Sixty-Four Cents ($2,045,653.64), plus closing costs, to finance the purchase of the Green Shingle Property by Tecnica.

“Green Shingle Loan Agreement” shall mean that certain Loan Agreement, dated March 22, 2002, by and between Tecnica, as borrower, and MTRI, as Lender, setting forth the terms, conditions and understandings with respect to the Green Shingle Loan, including, without limitation, provisions that MTRI has the option to purchase the Green Shingle Property in exchange for the Indebtedness evidenced by the Green Shingle Loan.

“Green Shingle Loan Documents” shall have the meaning set forth in Section 3.21(c).

“Green Shingle Mortgage” shall mean that certain Mortgage, which was executed by Tecnica, as mortgagor, for the benefit of MTRI, as mortgagee, and which was recorded in the Official Records of Erie County, Pennsylvania on March 29, 2002 in Mortgage Book Volume 0865 at Page 2046, all for the purpose of encumbering the Green Shingle Property, as a first priority mortgage lien, securing repayment of the Green Shingle Loan.

“Green Shingle Note” shall mean that certain Promissory Note, which was executed by Tecnica under date of March 22, 2002, and which is payable to the order of MTRI in the principal amount of Two Million Forty-Five Thousand Six Hundred Fifty-Three Dollars and Sixty-Four Cents ($2,045,653.64), as evidence of Tecnica’s obligation to repay the Green Shingle Loan together with accrued interest thereon.

“Green Shingle Perfection Items” shall mean collective reference to: (i) an endorsement of the Green Shingle Note executed by MTRI in favor of Agent Bank; (ii) a collateral assignment of the Green Shingle Mortgage executed by MTRI in favor of Agent Bank; (iii) the original stock certificates which are subject to the Tecnica Stock Pledge; and (iv) such title insurance policies and/or endorsements regarding the Lien of the Green Shingle Mortgage (or proforma commitment for the issuance thereof), as may be requested by Agent Bank; all of which shall be in a form and substance acceptable to Agent Bank.

“Green Shingle Property” shall mean a parcel containing approximately eighty-three (83) acres encompassing the Green Shingle Restaurant/Motel at 6468 Sterrettania Road and the Poplar White Thruway Service at 6450 Sterrettania Road in McKean Township, Erie, Pennsylvania.

“Green Shingle Security Documents” shall mean collective reference to the Green Shingle Mortgage, Tecnica Stock Pledge and all other documents and instruments securing repayment of the Green Shingle Loan.

“HHLV” shall mean HHLV Management Company, LLC, a Nevada limited liability company.

“HHLV Purchase Agreement” shall mean the Purchase and Sale Agreement dated as of February 6, 2004, as amended by First Amendment to Purchase and Sale Agreement dated as of February 13, 2004 and Second Amendment to Purchase and Sale Agreement dated as of February 20, 2004, each executed by and among HHLV, as seller, SGFI, as buyer, and MTRI, as guarantor.

“Hazardous Materials Laws” shall have the meaning set forth in Section 5.20.

“Horseshoe Property” shall have the meaning ascribed to such term in the HHLV Purchase Agreement.

“Hotel/Casino Facility” shall mean individual reference and “Hotel/Casino Facilities” shall mean collective reference to the MPI Hotel/Casino Facilities, the SDI Facility and the SGLVI Hotel/Casino Facility, in each case including any future expansions thereof, related thereto or used in connection therewith, and all appurtenances thereto.

“IP Real Property” shall mean the portion of the IP Site that is owned by PIDI as of the Restatement Date which portion is more particularly described on Exhibit S affixed hereto.

“IP Sale Agreement” shall mean the agreement under the terms of which International Paper sold and PIDI purchased the IP Site.

“IP Site” shall mean approximately two hundred fifteen (215) acres of land more particularly described on Exhibit A to the IP Sale Agreement, a portion of which has been conveyed to a third party subsequent to PIDI’s acquisition thereof.

“Indebtedness” of any Person includes all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person’s balance sheet as liabilities, but in any event including liabilities for borrowed money or other liabilities secured by any lien existing on property owned or acquired by such Person, Affiliate or a Subsidiary thereof (whether or not the liability secured thereby shall have been assumed), obligations which have been or under GAAP should be capitalized for financial reporting purposes, and all guaranties, endorsements, and other contingent obligations with respect to Indebtedness of others, including, but not limited to, any obligations to acquire any of such Indebtedness, to purchase, sell, or furnish property or services primarily for the purpose of enabling such other Person to make payment of any of such Indebtedness, or otherwise to assure the owner of any of such Indebtedness against loss with respect thereto.

“Indenture Trustee” shall mean Wells Fargo Bank Minnesota, National Association.

“Insider Cash Loans” shall mean collective reference to all loans advanced by any member of the Borrower Consolidation in Cash to any officer or director of any member of the Borrower Consolidation, for the purpose of funding taxes payable by such officers and directors from the purchase and sale of shares of MTRI acquired through stock options or other employee incentive plans established by the Borrower Consolidation.

“Insider Non-Cash Loans” shall mean collective reference to loans made by book entry (and not evidenced by the advance of Cash) to any officer or director of any member of the Borrower Consolidation for the purpose of exercising stock options for the acquisition of shares of the stock of MTRI.

“Intangibles” shall mean the aggregate goodwill, trademarks, patents, organizational expense and other similar intangible items of the Borrower Consolidation determined on a consolidated basis in accordance with GAAP.

“Interest Expense” shall mean with respect to any Person, as of the last day of any fiscal period under review, the sum of (i) all interest, fees, charges and related expenses paid or payable (without duplication but including capitalized interest) for that fiscal period by such Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus (ii) the portion of the up front costs and expenses for Interest Rate Hedges (to the extent not included in (i)) fairly allocated to such interest rate hedges as expenses for such period, plus (iii) the portions of Capital Lease Liabilities paid or payable with respect to such period that should be treated as interest in accordance with GAAP.

“Interest Period(s)” shall have the meaning set forth in Section 2.05(d) of the Credit Agreement.

“Interest Rate Hedges” shall mean, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements, basis swap, forward rate agreement and interest collar or floor agreements and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Interest Rate Option” shall have the meaning ascribed to such term in Section 2.05(b) of the Credit Agreement.

“Investment” shall mean, when used in connection with any Person: (i) any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person, (ii) any Acquisition, and (iii) any other item that is or would be classified as an investment on a balance sheet of such Person prepared in accordance with GAAP, as in effect as of the Closing Date.  The amount of any Investment shall be the amount actually invested without adjustment for subsequent increases or decreases in the value of such Investment.

“JRI” shall mean Jackson Racing, Inc., a Michigan corporation, a wholly owned subsidiary of MTRI.

“JTAL” shall mean Jackson Trotting Association, LLC, the operator of a harness racetrack in Jackson County, Michigan, known as the Jackson Harness Raceway.

“L/C Agreement(s)” shall mean collective reference to the Application and Agreement for Standby Letter of Credit and Application and Agreement for Commercial Letter of Credit and addendum(s) thereto executed by an Authorized Officer of Borrowers in favor of L/C Issuer in L/C Issuer’s standard form, setting forth the terms and conditions upon which L/C Issuer shall issue a Letter(s) of Credit, as the same may be amended or modified from time to time.

“L/C Exposure” shall mean the aggregate amount which L/C Issuer may be required to fund or is contingently liable for disbursement under all issued and outstanding Letter(s) of Credit, which amount shall be determined by subtracting from the aggregate of the Stated Amount of each such Letter(s) of Credit, the principal amount of all L/C Reimbursement Obligations which have accrued and have been fully satisfied as of each date of determination.

“L/C Facility” shall mean the agreement of L/C Issuer to issue Letters of Credit subject to the terms and conditions and up to the maximum amounts and duration as set forth in Section 2.14 of the Credit Agreement.

“L/C Fee” shall have the meaning set forth in Section 2.09(c) of the Credit Agreement.

“L/C Issuer” shall mean WFB in its capacity as the issuer of Letters of Credit under the L/C Facility following the Closing Date.

“L/C Reimbursement Obligation(s)” shall mean the obligation of Borrowers to reimburse L/C Issuer for amounts funded or disbursed under a Letter(s) of Credit, together with accrued interest thereon.

“LIBO Rate” means, relative to any LIBOR Loan Interest Period for any LIBOR Loan included in any Borrowing, the per annum rate (reserve adjusted as hereinbelow provided) of interest quoted by Agent Bank, rounded upwards, if necessary, to the nearest one-sixteenth of one percent (0.0625%) at which Dollar deposits in immediately available funds are offered by Agent Bank to leading banks in the London interbank market at approximately 11:00 a.m. London, England time two (2) Banking Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount equal or comparable to the LIBOR Loan to which such Interest Period relates.  The foregoing rate of interest shall be reserve adjusted by dividing the applicable LIBO Rate by a one (1.00) minus the LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%).  All references in this Credit Agreement or other Loan Documents to a LIBO Rate include the aforesaid reserve adjustment.

“LIBOR Loan” shall mean each portion of the total unpaid principal under the Credit Facility which bears interest at a rate determined by reference to the LIBO Rate plus the Applicable Margin.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBOR Loans made by any Lender, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) announced within Agent Bank as the reserve percentage applicable to Agent Bank as specified under regulations issued from time to time by the Federal Reserve Board.  The LIBOR Reserve Percentage shall be based on Regulation D of the Federal Reserve Board or other regulations from time to time in effect concerning reserves for “Eurocurrency Liabilities” from related institutions as though Agent Bank were in a net borrowing position.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, maritime laws, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“Lender Reply Period” shall have the meaning set forth in Section 9.10(d).

“Lenders’ Consultant” shall mean the Affiliate or other representative of Agent Bank to be engaged by Agent Bank in connection with the Construction Project Reviews.

“Lenders” shall have the meaning set forth in the Preamble to this Credit Agreement.  At all times that there are no Lenders other than WFB, the terms “Lender” and “Lenders” means WFB in its individual capacity.  With respect to matters requiring the consent to or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.

“Letter(s) of Credit” shall mean collective reference to (i) the Irrevocable Letter of Credit No. NZS497218 dated September 29, 2003 in favor of the State of West Virginia Lottery in the amount of Six Hundred Forty-Five Thousand ($645,000.00), (ii) the PIDI License Letter of Credit, and (iii) each Standby Letter(s) of Credit and/or Commercial Letters of Credit, as the case may be, issued by L/C Issuer on behalf of Borrowers, in each case as the same may be extended, renewed or reissued from time to time.

“Leverage Ratio” as of the end of any Fiscal Quarter shall mean the ratio resulting by dividing (a) Funded Debt as of the end of the Fiscal Quarter under review by (b) the sum of EBITDA for the Fiscal Quarter under review plus EBITDA for each of the most recently ended three (3) preceding Fiscal Quarters.

“Liabilities” shall mean the total liabilities of the Borrower Consolidation in accordance with GAAP.

“Liabilities and Costs” means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys’, experts’ and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Documents” shall mean collective reference to the Credit Agreement, the Revolving Credit Note, the Security Documentation, Cash Collateral Pledge Agreement, the Environmental Certificate and all other documents and instruments which may hereafter be executed and delivered by or on behalf of Borrowers or any other Person in connection with the Credit facility for the benefit of Banks or Agent Bank on behalf of the Lenders, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

“MPI” shall have the meaning ascribed to such term in the Preamble of this Credit Agreement.

“MPI Assignment of Entitlements, Contracts, Rents and Revenues” shall mean the assignment executed by MPI as of the Closing Date, whereby MPI presently assigned to Agent Bank in consideration of the Bank Facilities (reserving a revocable license to retain use and enjoy): (a) all of its right, title and interest under all MPI Spaceleases and MPI Equipment Leases and Contracts relating to the MPI Hotel/Casino Facilities, (b) all of its right, title and interest in and to all permits, licenses and contracts relating to the MPI Hotel/Casino Facilities, except Gaming Permits and except those permits, licenses and contracts which are unassignable, and (c) all rents, issues, profits, revenues and income from the MPI Real Property, from the operation of the MPI Hotel/Casino Facilities and from any other business activity conducted on the MPI Real Property, as such assignment may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“MPI Closing Instructions” shall mean the closing letter given to the MPI Title Insurance Company, by Agent Bank, as of the Closing Date setting forth the requirements for issuance of the MPI Title Insurance Policy and other conditions for recording the MPI Deed of Trust and the other MPI Security Documents; all to the reasonable satisfaction of Agent Bank, Lenders and the Borrowers.

“MPI Collateral” shall mean collective reference to: (i) all of the MPI Real Property and MPI FF&E and the contract rights, leases, intangibles and other interests of MPI which are subject to the liens and security interests of the MPI Security Documents; (ii) all rights of MPI presently assigned pursuant to the terms of the MPI Security Documents; and (iii) any and all other property and/or intangible rights, interest or benefits inuring to or in favor of MPI, which are in any manner assigned, pledged, encumbered or otherwise hypothecated in favor of Agent Bank on behalf of Lenders to secure payment of the Bank Facilities.

“MPI Deed of Trust” shall mean the Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents executed by MPI as of the Closing Date in favor of Agent Bank, encumbering the MPI Real Property, MPI FF&E, MPI Hotel/Casino Facilities and other Collateral described therein, all for the purpose of securing the Bank Facilities and Borrowers’ payment and performance under each of the Loan Documents (other than the Environmental Certificate) as such deed of trust may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“MPI Equipment Leases and Contracts” shall mean the executed leases and purchase contracts pertaining to the MPI FF&E wherein MPI is the lessee or vendee, as the case may be, as set forth on that certain schedule marked “Schedule 4.16(A)”, affixed to the Existing Credit Agreement and by this reference incorporated herein and made a part hereof.

“MPI FF&E” shall mean the furniture, fixtures and equipment and all gaming equipment and devices which have been installed or are to be installed and used, owned or leased by MPI in connection with the operation of the MPI Hotel/Casino Facilities.

“MPI Financing Statements” shall mean the Uniform Commercial Code financing statements to be filed in the Office of the Secretary of State of the State of West Virginia and in the Office of the County Recorder of Hancock County, West Virginia, in order to perfect the security interest granted to Agent Bank under the MPI Deed of Trust and under other Security Documentation, all in accordance with requirements of the West Virginia Uniform Commercial Code, as such financing statements may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“MPI Hotel/Casino Facilities” shall mean the racetrack, hotel and casino business and related activities conducted on the MPI Real Property under the common law trade names of the “Mountaineer Racetrack & Gaming Resort”, “Mountaineer Lodge” and “Woodview Golf Course”.

“MPI Permitted Encumbrances” shall mean, at any particular time, (i) liens for taxes, assessments or governmental charges not then due and payable or not then delinquent, (ii) statutory liens for labor and/or materials and liens for taxes, assessments or governmental charges the validity of which, in either instance, are being contested in good faith by Borrowers by appropriate proceedings, and as provided in Sections 5.03 and 5.10 hereof, respectively, provided that, Borrowers shall have maintained adequate reserves in accordance with GAAP for payment of same, (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) leases or subleases granted to others (including, without limitation, any Subsidiary) not interfering in any material respect with the ordinary conduct of the business of the MPI Hotel/Casino Facilities, including, without limitation, the MPI Trailer Park Leases, (v) liens created or contemplated by the MPI Security Documents, (vi) the liens, encumbrances and restrictions on the MPI Real Property and MPI FF&E which are shown as exceptions on Schedule B of the MPI Title Insurance Policy, including, without limitation, the Woodview Citizens Bank Documents, (vii) liens consented to in writing by Agent Bank upon the approval of Requisite Lenders, (viii) liens of legally valid capital leases and purchase money security interests for MPI FF&E to the extent permitted by Section 6.09(c), (ix) each and every easement, restriction, license or right-of-way that (A) is hereafter granted to any Governmental Authority or public utility providing services to the MPI Real Property and (B) does not interfere in any material respect with the MPI Hotel/Casino facilities; and (x) judgment liens, writs, warrants, levies, distraints, attachments and other similar process which do not constitute an Event of Default.

“MPI Real Property” shall mean: (i) the real property owned by MPI which is more particularly described on that certain exhibit marked “Exhibit K”, affixed hereto and by this reference incorporated herein and made a part hereof.

“MPI Security Documents” shall mean collective reference to the MPI Deed of Trust, MPI Assignment of Entitlements, Contracts, Rents and Revenues, the MPI Financing Statements and all other documents, instruments or agreements which are executed or delivered by or on behalf of MPI and accepted by Agent Bank, on behalf of Lenders, as security for payment of the Bank Facilities.

“MPI Spaceleases” shall mean the executed leases and concession agreements pertaining to the MPI Hotel/Casino Facilities, or any portion thereof, wherein MPI is the lessor, as set forth on that certain schedule marked “Schedule 4.15(A)”, affixed to the Existing Credit Agreement and by this reference incorporated herein and made a part hereof.

“MPI Title Insurance Company” shall mean Commonwealth Land Title Insurance Company, with offices located at 300 Bilmar Drive, Suite 150 in Pittsburgh, Pennsylvania, together with such reinsurers with direct access as are requested by Agent Bank or other title insurance company or companies as may be reasonably acceptable to Agent Bank.

“MPI Title Insurance Policy” shall mean the ALTA Extended Coverage Lenders Policy of Title Insurance issued by the MPI Title Insurance Company, as of the

Closing Date, in the aggregate amount of Fifty Million Dollars ($50,000,000.00), in favor of Agent Bank, insuring the MPI Deed of Trust as a first priority Lien encumbering the MPI Real Property; subject only to the exceptions shown on Schedule B, Part One thereof, together with such endorsements thereto as are required by Agent Bank (including, without limitation, a tie-in endorsement with respect to the SGLVI Title Insurance Policy), all in accordance with the MPI Closing Instructions.

“MTR Harness” shall mean MTR-Harness, Inc., a Minnesota corporation.

“MTRI” shall have the meaning ascribed to such term in the Preamble of this Credit Agreement.

“MTRI Collateral” shall mean collective reference to: (i) the Green Shingle Loan Documents and the contract rights, leases, intangibles and other interests of MTRI which are subject to the liens and security interests of the MTRI Security Documents; (ii) all rights of MTRI presently assigned pursuant to the terms of the MTRI Security Documents; and (iii) any and all other property and/or intangible rights, interest or benefits inuring to or in favor of MTRI, which are in any manner assigned, pledged, encumbered or otherwise hypothecated in favor of Agent Bank on behalf of Lenders to secure payment of the Bank Facilities.

“MTRI Financing Statements” shall mean the Uniform Commercial Code financing statement to be filed in the Office of the Secretary of State of the State of Delaware in order to perfect the security interest granted to Agent Bank under the MTRI Security Agreement and under other Security Documentation, all in accordance with requirements of the Delaware Uniform Commercial Code, as such financing statement may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“MTRI Permitted Encumbrances” shall mean, at any particular time, (i) liens for taxes, assessments or governmental charges not then due and payable or not then delinquent, (ii) statutory liens for labor and/or materials and liens for taxes, assessments or governmental charges the validity of which, in either instance, are being contested in good faith by Borrowers by appropriate proceedings, and as provided in Sections 5.03 and 5.10 hereof, respectively, provided that, Borrowers shall have maintained adequate reserves in accordance with GAAP for payment of same, (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) liens created or contemplated by the MTRI Security Documents; (v) liens consented to in writing by Agent Bank upon the approval of Requisite Lenders, (vi) liens of legally valid capital leases and purchase money security interests for FF&E to the extent permitted by Section 6.09(c); and (vii) judgment liens, writs, warrants, levies, distraints, attachments and other similar process which do not constitute an Event of Default.

“MTRI Security Agreement” shall mean the Security Agreement executed by MTRI, as debtor, as of the Closing Date, pursuant to which, among other things, MTRI grants a blanket security interest to Agent Bank in and to all personal property of MTRI (including, without limitation, all right, title and interest of MTRI in, and to, the Green Shingle Loan Documents), all as security for payment and performance under the Bank Facilities, as such Security Agreement may be renewed, extended, amended, restated, replaced, substituted or otherwise modified from time to time.

“MTRI Security Documents” shall mean collective reference to the Stock Pledges, the MTRI Security Agreement, the Green Shingle Perfection Items, the MTRI Financing Statements and all other documents, instruments or agreements which are executed or delivered by or on behalf of MTRI, and accepted by Agent Bank, on behalf of the Lenders, as security for payment of the Bank Facilities.

“Maintenance Capital Expenditures” shall mean collective reference to Capital Expenditures made to or for the benefit of or for use in connection with the Hotel/Casino Facilities or any New Venture which are for the purpose of maintaining, repairing and/or replacing existing assets of the Borrower Consolidation.

“Mandatory Commitment Reduction(s)” shall mean a permanent reduction of the Aggregate Commitment which shall be made from time to time as may be required under Sections 5.12, 5.26, 6.11(c) and/or 8.02.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” shall mean: (i) any set of circumstances of events which, other than with respect to the Representations and Warranties set forth in Article IV of the Credit Agreement which shall be construed to be applicable to circumstances and events existing both as of the Restatement Date (or such earlier date as may be referenced in each particular provision) and subsequent to the Restatement Date, are not in existence as of the Restatement Date, which are material and adverse to (a) the Collateral or (b) the condition (financial or otherwise) or business operations of the Borrower Consolidation taken as a whole, or (c) the ability of any of the Lenders to enforce any of their material rights or remedies under any of the Loan Documents, or (ii) any events or changes, which, other than with respect to the

Representations and Warranties set forth in Article IV of the Credit Agreement which shall be construed to be applicable to events and changes existing both as of the Restatement Date (or such earlier date as may be referenced in each particular provision) and subsequent to the Restatement Date, are not in existence as of the Restatement Date and which have or result in a material adverse effect upon (a) the value of the Hotel/Casino Facilities taken as a whole or the priority of the security interests granted to Agent Bank, (b) the validity of any of the Loan Documents, or (c) the use, occupancy or operation of the Hotel/Casino Facilities taken as a whole.

“Maturity Date” shall mean April 1, 2008.

“Maximum Availability” shall mean the Maximum Permitted Balance less the Aggregate Outstandings.

“Maximum Maintenance Cap Ex Limit” shall have the meaning ascribed to such term in Section 6.06(a) of the Credit Agreement.

“Maximum Permitted Balance” shall mean the maximum amount of principal which may be outstanding on the Credit Facility from time to time, which shall be the amount of the Aggregate Commitment as may be reduced from time to time by: (i) Voluntary Permanent Reductions and (ii) Mandatory Commitment Reductions.

“Minimum Maintenance Cap Ex Requirement” shall have the meaning ascribed to such term in Section 6.06(a) of the Credit Agreement.

“Net Income” shall mean with respect to the Borrower Consolidation for any fiscal period, the net income of the Borrower Consolidation (determined without regard to any Insider Non-Cash Loans, until such Insider Non-Cash Loans have been repaid) during such fiscal period determined in accordance with GAAP.

“Net Proceeds” shall mean the aggregate cash proceeds received by the Borrower Consolidation in respect of (a) Capital Proceeds net of the direct costs relating to such sale, transfer, conveyance or disposition of FF&E or other items of Collateral, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such sale, transfer, conveyance or disposition of FF&E or other items of Collateral and all Indebtedness assumed by the purchaser in connection with such sale, transfer, conveyance or disposition of FF&E or other items of Collateral and all taxes paid or payable as a result of such sale, transfer, conveyance or disposition, and (b) any Equity Offering issued by MTRI, in each case less all costs, fees and expenses (including without limitation underwriting, placement, financial advisory and similar fees and expenses) incurred in connection with the issuance of such Equity Offering, but shall not include the proceeds of Insider Cash

Loan and Insider Non-Cash Loans, until such Insider Non-Cash Loans have been repaid.

“Nevada Gaming Authorities” shall mean, without limitation, the Nevada Gaming Commission and the State Gaming Control Board and any other applicable governmental or administrative state or local agency involved in the regulation of gaming and gaming activities conducted by the Borrower Consolidation in the State of Nevada.

“New Acquisition Certifications” shall mean the requirements and certifications to be made by Borrowers concurrently with the Acquisition of any real property to be added as Collateral under the Bank Facilities, consisting of each of the following (a) evidence that such additional real property and improvements located thereon, if any, are protected by insurance coverages as required for Collateral under Section 5.09, (b) certification that such additional real property is not within an area designated as a one hundred (100) year flood zone (or, in the alternative, that Borrowers have obtained sufficient flood insurance coverage to satisfy all applicable legal requirements relating to encumbrance of property situated within such a flood zone by Agent Bank), and (c) a Phase I Environmental Site Assessment prepared in conformance with the scope and limitations of ASTM Standard Designation E 1527-93, approved by Agent Bank, with a remediation plan, if required, that has been approved by the applicable Governmental Authorities and Agent Bank, or in the absence of such requirement as approved by Agent Bank.

“New Venture” means collective reference to: (a) the SDI Facility upon consummation of the Merger, (b) the acquisition of land for the PIDI Facility, and (c) each other casino, hotel, casino/hotel, resort, casino/resort, riverboat casino, dock casino, dog or horse racing business, entertainment center or similar facility (or any site or proposed site for any of the foregoing or entity that provides management or other services or goods to any of the foregoing) owned in whole by any member of the Borrower Consolidation (including each Restricted Subsidiary created in accordance with Section 5.27).

“New Venture Investment” shall mean any Investment made by the Borrower Consolidation in or to any New Venture, but shall not include the Expansion Capital Expenditures to the extent permitted under Section 6.06(b).

“New Venture Investments” shall mean collective reference to each and every New Venture Investment.

“Noncompliant Additional Property” shall mean a collective reference to the Horseshoe Real Property, the SDI Real Property and the IP Real Property.

“Non-Consenting Lender” shall have the meaning ascribed to such term in Section 10.01.

“Non Pro Rata Borrowing” means a Borrowing with respect to which fewer than all Lenders have funded their respective Pro Rata Shares of such Borrowing and the failure of the non-funding Lender or Lenders to fund its or their respective Pro Rata Shares of such Borrowing constitutes a breach of this Credit Agreement.

“North Metro” shall mean North Metro Harness Initiative, LLC, a Minnesota limited liability company.

“Notes” shall mean collective reference to the Revolving Credit Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03.

“Notice of Swingline Advance” shall have the meaning set forth in Section 2.08(b).

“Obligations” means, from time to time, all Indebtedness of Borrowers owing to Agent Bank, any Lender or any Person entitled to indemnification pursuant to Section 5.14, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Credit Agreement, any other Loan Document or any Interest Rate Hedge, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable fees and disbursements of expert witnesses and other consultants, and any other sum now or hereinafter chargeable to Borrowers under or in connection with Credit Agreement or any other Loan Document.  Notwithstanding the foregoing definition of “Obligations”, Borrowers’ obligations under any environmental indemnity agreement constituting a Loan Document, or any environmental representation, warranty, covenant, indemnity or similar provision in this Credit Agreement or any other Loan Document, shall be secured by the Collateral only to the extent, if any, specifically provided in the Security Documentation.

“PGCB” shall mean the Pennsylvania Gaming Control Board.

“PGCB Regulations” shall mean the rules and regulations of the Pennsylvania Gaming Control Board.

“PIDI” shall have the meaning ascribed to such term in the Preamble of this Credit Agreement.

“PIDI Construction Project” shall mean the project, as may be proposed by Borrowers, for the construction and development of the PIDI Facility in accordance with plans and specifications and budget analysis to be provided to Agent Bank and Lenders’ Consultant in accordance with Section 5.29.

“PIDI FF&E” shall mean the furniture, fixtures and equipment and all gaming equipment and devices which are to be installed and used, owned or leased by PIDI in connection with the operation of the PIDI Facility.

“PIDI Facility” shall mean the real property, improvements and appurtenances proposed to be constructed by PIDI in Erie, Pennsylvania, including, without limitation, a new thoroughbred horse race track to be known as “Presque Isle Downs”, and further including, without limitation, if PIDI is granted the appropriate license, casino and gaming facilities and related appurtenances.

“PIDI License Letter of Credit” shall have the meaning ascribed to such term in Recital Paragraph C.

“PIDI Real Property” shall mean the real property which is particularly described on Exhibit N, affixed hereto.

“Pension Plan” means any “employee pension benefit plan” (other than a “multi-employer plan” as defined in Title IV of ERISA which is maintained by any Person which is not a member of the Borrower Consolidation) that is subject to Title IV of ERISA and which is maintained for employees of Borrowers or any of its ERISA Affiliates.

“Permitted Encumbrances” shall mean collective reference to the MPI Permitted Encumbrances, SGLVI Permitted Encumbrances, the MTRI Permitted Encumbrances, SDI Permitted Encumbrances, PIDI Permitted Encumbrances, Additional Property Permitted Encumbrances and the Restricted Subsidiary Permitted Encumbrances.

“Person” means an individual, firm, corporation, limited liability company, trust, association, partnership, joint venture, tribunal or other entity.

“Policies of Insurance” shall mean the insurance to be obtained and maintained by Borrowers throughout the term of this Credit Agreement as provided by Section 5.09 herein.

“Post Foreclosure Plan” shall have the meaning set forth in Section 9.11(e).

“Pricing Certificate” shall have the meaning set forth in Section 5.08(b).

“Prime Rate” means at any time, and from time to time, the rate of interest most recently announced within WFB at its principal office in San Francisco, California, as its “Prime Rate”, with the understanding that WFB’s “Prime Rate” is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans and extensions of credit making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as WFB may designate.  Each change in the Prime Rate shall be effective on the day the change is announced within WFB.

“Principal Prepayments” shall have the meaning set forth in Section 2.07(a) of this Credit Agreement.

“Pro Rata Share” shall mean, with respect to any Lender, a percentage equal to such Lender’s Syndication Interest in the Credit Facility as set forth on the Schedule of Lenders’ Proportions in Credit Facility.

“Protective Advance” means all sums expended as determined by Agent Bank to be necessary to: (a) protect the priority, validity and enforceability of the Security Documentation on, and security interests in, any Collateral and the instruments evidencing or securing the Obligations, or (b) prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value), or (c) protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in accordance with Section 10.20 or post-foreclosure ownership, maintenance, operation or marketing of any Collateral.

“Purchasing Lender” shall have the meaning ascribed to such term in Section 10.01.

“Qualified Appraisal” shall mean reference to an appraisal or appraisals of the Hotel/Casino Facilities and Collateral, or any portion thereof, acceptable to Agent Bank, prepared at Borrowers’ expense in compliance with FIRREA by an appraiser acceptable to Agent Bank, with sufficient copies delivered to Agent Bank for distribution to each of the Lenders.

“RAI” shall mean Racing Acquisition, Inc., an Ohio corporation that was merged into SDI.

“Rate Adjustment Date” shall mean the earlier to occur of (i) March 1, 2006, or (ii) the date upon which the PIDI License Letter of Credit is terminated.

“Regulatory Redemption” shall have the meaning ascribed to the term “Required Regulatory Redemption” in Section 3.9 of the Senior Unsecured Indenture.

“Related Entities” shall mean collective reference to all stockholders, employees, Affiliates and Subsidiaries of the Borrowers, or any of them, other than another Borrower.

“Remediation Schedule” shall mean a schedule, acceptable to Agent Bank, setting forth the remediation activities to be taken with respect to a particular Noncompliant Additional Property, and the time periods within which such activities are to be completed.

“Replacement Note(s)” shall have the meaning set forth in Section 2.06(i) of the Credit Agreement.

“Reportable Event” shall mean any of the events described in Section 4043(b) of ERISA, other than an event for which the thirty (30) day notice requirement is waived by regulations.

“Requisite Lenders” means, as of any date of determination prior to the occurrence of an Event of Default, Lenders holding Syndication Interests equal to or in excess of sixty-six and two-thirds percent (66-2/3%) of the Credit Facility; and at all times during which an Event of Default has occurred and remains continuing, Lenders holding a percentage equal to or in excess of sixty-six and two-thirds percent (66-2/3%) of the Funded Outstandings; provided that, (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (ii) notwithstanding the foregoing, at all times when two or more Lenders are party to this Credit Agreement, the term Requisite Lenders shall in no event mean less than two (2) Lenders.

“Restatement Date” shall mean the date upon which: (i) each requirement set forth in Article IIIA of this Credit Agreement has been satisfied or waived and (ii) the

Security Documentation have each been filed and/or recorded in accordance with and in the manner required by the Restatement Closing Instructions.

“Restatement Closing Disbursements” shall have the meaning set forth by Section 2.02(a).

“Restatement Closing Instructions” shall mean instructions from Agent Bank to the Title Insurance Companies setting forth the terms and conditions under which the title is to be issued.

“Restatement Title Coverage” shall mean either: (i) such endorsements to the Existing Title Insurance Coverage; or (ii) such polices of title insurance; in each case as may be required by Agent Bank to insure the lien and priority of the MPI Deed of Trust, the SDI Mortgage and the SGLVI Deed of Trust as of the Restatement Date, with title insurance coverage in the amount of Eighty-Five Million Dollars ($85,000,000.00).

“Restricted Subsidiary” shall mean a wholly owned Subsidiary of MTRI (other than MPI, SGLVI, PIDI, SDI and SGFI) which: (a) has not incurred any Indebtedness other than in connection with a Subsidiary Guaranty, guaranties issued in connection with the Senior Unsecured Notes, and accrued expenses, tax liability, deferred taxes and trade accounts payable less than ninety (90) days past due and other accrued or deferred liabilities incurred in the ordinary course of business, (b) is not subject to any Liens except Restricted Subsidiary Permitted Encumbrances and in connection with a Restricted Subsidiary Stock Pledge, (c) has executed and delivered to Agent Bank a Subsidiary Guaranty and has executed and delivered to Agent Bank such security instruments, mortgages, ship mortgages and other documents as Agent Bank may reasonably require for the purpose of adding its assets, real and personal, as additional Collateral securing repayment of the Bank Facilities and the Subsidiary Guaranty, (d) all of the stock or other evidence of ownership thereof has been pledged in favor of Agent Bank by a Restricted Subsidiary Security Agreement, and (e) has been designated by MTRI to be a Restricted Subsidiary by written notice thereof to Agent Bank, subject to MTRI’s right to redesignate such New Venture Subsidiary as an Unrestricted Subsidiary by written notice thereof to Agent Bank so long as: (i) no Default or Event of Default has occurred and remains continuing, and (ii) giving effect to such redesignation as of the end of the most recently ended Fiscal Quarter on a pro forma basis, no Default or Event of Default would exist under the Financial Covenants.

“Restricted Subsidiary Permitted Encumbrances” shall mean, at any particular time with respect to a Restricted Subsidiary, (i) Liens for taxes, assessments or governmental charges not then due, payable and delinquent, (ii) statutory Liens for labor or materials or liens for taxes, assessments or governmental charges not then required to be paid pursuant to Section 5.10, (iii) Liens in favor of Agent Bank or any

Lender created or contemplated by the Security Documentation, (iv) Liens consented to in writing by Agent Bank upon the approval of Requisite Lenders, (v) Liens of legally valid capital leases and purchase money security interests for acquired FF&E up to the maximum amount permitted under Section 6.09(c), and only to the extent of the lesser of the purchase money loan or the fair market value of the acquired FF&E at the time of the acquisition thereof, (vi) Liens of legally valid leases for FF&E, (vii) easements, licenses or rights-of-way, now existing or hereafter granted to any Governmental Authority or public utility providing services to the Restricted Subsidiary or Restricted Subsidiary Venture, (viii) judgment and attachment Liens which do not constitute an Event of Default, (ix) statutory or other Liens of landlords and Liens of carriers, warehousemen, mechanics, customs and revenue authorities and materialmen and other similar Liens imposed by law incurred in the ordinary course of business which could not reasonably be expected to cause a Material Adverse Change and which are discharged in accordance with Section 5.04, (x) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations; (xi) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of such Restricted Subsidiary; (xii) the replacement or renewal of any Lien otherwise permitted hereunder; (xiii) minor defects, encroachments or irregularities in title not interfering in any material respect with the ordinary conduct of the business of such Restricted Subsidiary; and (xiv) Liens in existence at the time of acquisition or designation of any Restricted Subsidiary, so long as such Lien is not created or perfected in contemplation of such acquisition or designation.

“Restricted Subsidiary Stock Pledge” shall mean the Security Agreement and Pledge Agreement in substantially the form of the Stock Pledges, and in any case to the reasonable satisfaction of Agent Bank, to be executed by MTRI in favor of Agent Bank on behalf of the Banks for the purpose of pledging and granting a security interest in the capital stock and other interests which it may have in any Restricted Subsidiary, as it may be amended, modified, supplemented, extended, renewed or restated from time to time.

“Restricted Subsidiary Venture” shall mean a New Venture wholly owned by a Restricted Subsidiary.

“Revolving Credit Note” shall mean the Revolving Credit Note, a copy of which is marked “Exhibit A”, affixed hereto and by this reference incorporated herein and made a part hereof, to be executed by Borrowers on the Restatement Date, payable to the order of Agent Bank on behalf of the Lenders, evidencing the Credit

Facility, as may be amended, modified, extended, renewed or restated from time to time.

“Revolving Credit Period” shall mean the period commencing on the Restatement Date and terminating on the Maturity Date.

“SDI” shall mean Scioto Downs, Inc., an Ohio corporation.

“SDI Assignment of Entitlements, Contracts, Rents and Revenues” shall mean the assignment executed by SDI as of August 5, 2003, whereby SDI presently assigned to Agent Bank in consideration of the Bank Facilities (reserving a revocable license to retain use and enjoy): (a) all of its right, title and interest under all SDI Spaceleases and SDI Equipment Leases and Contracts relating to the SDI Facility, (b) all of its right, title and interest in and to all permits, licenses and contracts relating to the SDI Facility, except Gaming Permits and except those permits, licenses and contracts which are unassignable, and (c) all rents, issues, profits, revenues and income from the SDI Real Property, from the operation of the SDI Facility and from any other business activity conducted on the SDI Real Property, as such assignment may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“SDI Collateral” shall mean collective reference to: (i) all of the SDI Real Property, SDI FF&E, and the contract rights, leases, intangibles and other interests of SDI, which are subject to the liens and security interests of the SDI Security Documents; (ii) all rights of SDI presently assigned pursuant to the terms of the SDI Security Documents; and (iii) any and all other property and/or intangible rights, interest or benefits inuring to or in favor of SDI, which are in any manner assigned, pledged, encumbered or otherwise hypothecated in favor of Agent Bank on behalf of Lenders to secure payment of the Bank Facilities.

“SDI Construction Project” shall mean the expansion project, as may be proposed by Borrowers, for the construction and development of additional improvements at the SDI Facility in accordance with plans and specifications and budget analysis to be provided to Agent Bank and Lenders’ Consultant in accordance with Section 5.29.

“SDI FF&E” shall mean the furniture, fixtures and equipment and all gaming equipment and devices which have been installed or are to be installed and used, owned or leased by SDI in connection with the operation of the SDI Facility.

“SDI Facility” shall mean the real property, improvements and appurtenances located in Columbus, Ohio, owned by SDI, on which SDI owns and operates a harness horse racing facility with pari mutual wagering known as “Scioto Downs”.

“SDI Financing Statements” shall mean the Uniform Commercial Code financing statements filed in the Office of the Secretary of State of the State of Ohio on September 2, 2003 and in the Office of the County Recorder of Franklin County, Ohio on August 8, 2003, in order to perfect the security interest granted to Agent Bank under the SDI Mortgage and under other Security Documentation, all in accordance with requirements of the Ohio Uniform Commercial Code, as such financing statements may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“SDI Permitted Encumbrances” shall mean, at any particular time, (i) liens for taxes, assessments or governmental charges not then due and payable or not then delinquent, (ii) statutory liens for labor and/or materials and liens for taxes, assessments or governmental charges the validity of which, in either instance, are being contested in good faith by Borrowers by appropriate proceedings, and as provided in Sections 5.03 and 5.10 hereof, respectively, provided that, Borrowers shall have maintained adequate reserves in accordance with GAAP for payment of same, (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) leases or subleases granted to others (including, without limitation, any Subsidiary) not interfering in any material respect with the ordinary conduct of the business of the SDI Facility; (v) liens created or contemplated by the SDI Security Documents, (vi) the liens, encumbrances and restrictions on the SDI Real Property, SDI FF&E and existing improvements which are shown as exceptions on Schedule B of the SDI Title Insurance Policy, (vii) liens consented to in writing by Agent Bank upon the approval of Requisite Lenders, (viii) liens of legally valid capital leases and purchase money security interests for SDI FF&E to the extent permitted by Section 6.09(c), and (ix) each and every easement, license, restriction or right-of-way that (A) is hereafter granted to any Governmental Authority or public utility providing services to the SDI Real Property and (B) does not interfere in any material respect with the SDI Facility; and (x) judgment liens, writs, warrants, levies, distraints, attachments and other similar process which do not constitute an Event of Default.

“SDI Real Property” shall mean the real property owned by SDI which is more particularly described on that certain exhibit marked “Exhibit M”, affixed hereto and by this reference incorporated herein and made a part hereof.

“SDI Security Documents” shall mean collective reference to the SDI Mortgage, SDI Assignment of Entitlements, Contracts, Rents and Revenues, the SDI Financing Statements and all other documents, instruments or agreements which are executed or delivered by or on behalf of SDI, and accepted by Agent Bank, on behalf of the Lenders, as security for payment of the Bank Facilities.

“SDI Title Insurance Policy” shall mean the ALTA Extended Coverage Lenders Policy of Title Insurance issued by the Commonwealth Land Title Insurance Company, as of August 1, 2003, in the aggregate amount of Seven Million Dollars ($7,000,000.00) in favor of Agent Bank, insuring the SDI Mortgage as a first priority Lien encumbering the SDI Real Property; subject only to the exceptions shown on Schedule B, Part One thereof and the endorsements thereto.

“SEC” shall mean Securities and Exchange Commission.

“SGFI” shall have the meaning ascribed to such term in the Preamble of this Credit Agreement.

“SGLVI” shall have the meaning ascribed to such term in the Preamble of this Credit Agreement.

“SGLVI Assignment of Entitlements, Contracts, Rents and Revenues” shall mean the assignment to be executed by SGLVI on or before the Closing Date, whereby SGLVI presently assigns to Agent Bank in consideration of the Bank Facilities (reserving a revocable license to retain use and enjoy): (a) all of its right, title and interest under all SGLVI Spaceleases and SGLVI Equipment Leases and Contracts relating to the SGLVI Hotel/Casino Facility, (b) all of its right, title and interest in and to all permits, licenses and contracts relating to the SGLVI Hotel/Casino Facility, except Gaming Permits and except those permits, licenses and contracts which are unassignable, and (c) all rents, issues, profits, revenues and income from the SGLVI Real Property, from the operation of the SGLVI Hotel/Casino Facility and from any other business activity conducted on the SGLVI Real Property, as such assignment may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“SGLVI Closing Instructions” shall mean the Closing letter given to the SGLVI Title Insurance Company, by Agent Bank, as of the Closing Date setting forth the requirements for issuance of the SGLVI Title Insurance Policy and other conditions for recording the SGLVI Deed of Trust and the other SGLVI Security Documents; all to the reasonable satisfaction of Agent Bank, Lenders and the Borrowers.

“SGLVI Collateral” shall mean collective reference to: (i) all of the SGLVI Real Property, SGLVI FF&E, and the contract rights, leases, intangibles and other interests of SGLVI, which are subject to the liens and security interests of the SGLVI Security Documents; (ii) all rights of SGLVI presently assigned pursuant to the terms of the SGLVI Security Documents; and (iii) any and all other property and/or intangible rights, interest or benefits inuring to or in favor of SGLVI, which are in any manner assigned, pledged, encumbered or otherwise hypothecated in favor of Agent Bank on behalf of Lenders to secure payment of the Bank Facilities.

“SGLVI Deed of Trust” shall mean the Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents executed by SGLVI as of the Closing Date in favor of Agent Bank, encumbering the SGLVI Real Property, SGLVI FF&E, SGLVI Hotel/Casino Facility and other Collateral described therein, all for the purpose of securing the Bank Facilities and Borrowers’ payment and performance under each of the Loan Documents (other than the Environmental Certificate) as such deed of trust may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“SGLVI Equipment Leases and Contracts” shall mean the executed leases and purchase contracts pertaining to the SGLVI FF&E wherein SGLVI is the lessee or vendee, as the case may be, as set forth on that certain schedule marked “Schedule 4.16(B)”, affixed to the Existing Credit Agreement and by this reference incorporated herein and made a part hereof.

“SGLVI FF&E” shall mean the furniture, fixtures and equipment and all gaming equipment and devices which have been installed or are to be installed and used, owned or leased by SGLVI in connection with the operation of the SGLVI Hotel/Casino Facility.

“SGLVI Financing Statements” shall mean the Uniform Commercial Code financing statements to be filed in the Office of the Secretary of State of the State of Nevada and in the Office of the County Recorder of Clark County, Nevada, in order to perfect the security interest granted to Agent Bank under the SGLVI Deed of Trust and under other Security Documentation, all in accordance with requirements of the Nevada Uniform Commercial Code, as such financing statements may be amended, modified, extended, renewed, restated, substituted or replaced from time to time.

“SGLVI Hotel/Casino Facility” shall mean the improvements and the hotel and casino business and related activities conducted on the SGLVI Real Property under the trade name of Ramada Inn and Speedway Casino.

“SGLVI Permitted Encumbrances” shall mean, at any particular time, (i) liens for taxes, assessments or governmental charges not then due and payable or not then delinquent, (ii) statutory liens for labor and/or materials and liens for taxes, assessments or governmental charges the validity of which, in either instance, are being contested in good faith by Borrowers by appropriate proceedings, and as provided in Sections 5.03 and 5.10 hereof, respectively, provided that, Borrowers shall have maintained adequate reserves in accordance with GAAP for payment of same, (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) leases or subleases granted to others (including, without limitation, any Subsidiary) not interfering in any material respect with the ordinary conduct of the business of the SGLVI Hotel/Casino Facility; (v) liens created or contemplated by the SGLVI Security Documents, (vi) the liens, encumbrances and restrictions on the SGLVI Real Property, SGLVI FF&E and existing improvements which are shown as exceptions on Schedule B of the SGLVI Title Insurance Policy, (vii) liens consented to in writing by Agent Bank upon the approval of Requisite Lenders, (viii) liens of legally valid capital leases and purchase money security interests for SGLVI FF&E to the extent permitted by Section 6.09(c), and (ix) each and every easement, license, restriction or right-of-way that (A) is hereafter granted to any Governmental Authority or public utility providing services to the SGLVI Real Property and (B) does not interfere in any material respect with the SGLVI Hotel/Casino Facility; and (x) judgment liens, writs, warrants, levies, distraints, attachments and other similar process which do not constitute an Event of Default.

“SGLVI Real Property” shall mean the real property owned by SGLVI which is more particularly described on that certain exhibit marked “Exhibit L”, affixed hereto and by this reference incorporated herein and made a part hereof.

“SGLVI Security Documents” shall mean collective reference to the SGLVI Deed of Trust, SGLVI Assignment of Entitlements, Contracts, Rents and Revenues, the SGLVI Financing Statements and all other documents, instruments or agreements which are executed or delivered by or on behalf of SGLVI, and accepted by Agent Bank, on behalf of the Lenders, as security for payment of the Bank Facilities.

“SGLVI Spaceleases” shall mean the executed leases and concession agreements pertaining to the SGLVI Hotel/Casino Facility, or any portion thereof, wherein SGLVI is the lessor, as set forth on that certain schedule marked “Schedule 4.15(B)”, affixed to the Existing Credit Agreement and by this reference incorporated herein and made a part hereof.

“SGLVI Title Insurance Company” shall mean Nevada Title Company, with offices located at 2500 North Buffalo Drive, Suite 150, Las Vegas, Nevada, as the

issuing agent for Commonwealth Land Title Insurance Company, together with such reinsurers with direct access as are requested by Agent Bank or other title insurance company or companies as may be reasonably acceptable to Agent Bank.

“SGLVI Title Insurance Policy” shall mean the ALTA Extended Coverage Lenders Policy of Title Insurance issued by the SGLVI Title Insurance Company, as of the Closing Date, in the aggregate amount of Six Million Dollars ($6,000,000.00) in favor of Agent Bank, insuring the SGLVI Deed of Trust as a first priority Lien encumbering the SGLVI Real Property; subject only to the exceptions shown on Schedule B, Part One thereof, together with such endorsements thereto as are required by Agent Bank (including, without limitation, a tie-in endorsement with respect to the MPI Title Insurance Policy), all in accordance with the SGLVI Closing Instructions.

“Schedule of Restricted and Unrestricted Subsidiaries” shall mean the Schedule of Restricted and Unrestricted Subsidiaries, a copy of which is set forth as Schedule 4.24, affixed hereto and by this reference incorporated herein and made a part hereof, setting forth the information described in Section 4.24 with respect to each Restricted and Unrestricted Subsidiary which exists as of the Restatement Date.

“Schedule of Lenders’ Proportions in Credit Facility” shall mean the Schedule of Lenders’ Proportions in Credit Facility, a copy of which is marked “Schedule 2.01(a)”, affixed hereto and by this reference incorporated herein and made a part hereof, setting forth the respective Syndication Interest and maximum amount to be funded under the Credit Facility by each Lender, as the same may be amended, modified or restated from time to time in connection with an Assignment and Assumption Agreement.

“Scioto Merger” shall mean the merger of SDI and RAI with SDI remaining as the surviving corporation as a wholly owned Subsidiary of MTRI, pursuant to the terms of the Scioto Merger Agreement.

“Scioto Merger Agreement” shall mean the Agreement and Plan of Merger dated December 23, 2002, as amended by Amendment No. 1 to Agreement and Plan of Merger dated February 24, 2003, executed among MTRI, as parent, RAI, as the merger subsidiary, and SDI, as the company, setting forth the terms and conditions for the Scioto Merger.

“Scioto Merger Effective Date” shall mean the date upon which the Scioto Merger was consummated.

“Schedule of Significant Litigation” shall mean the Schedule of Significant Litigation, a copy of which is set forth as Schedule 3.18, affixed hereto and by this reference incorporated herein and made a part hereof, setting forth the information described in Section 3.18 with respect to each Significant Litigation.

“Secured Interest Rate Hedge(s)” shall mean any Interest Rate Hedge entered into between any Borrower and any Lender, or Affiliate of any Lender, which is secured by the Security Documentation.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Document Amendments” shall mean collective reference to the amendment documents to be delivered on or before the Restatement Date under Section 3.03.

“Security Documentation” shall mean a collective reference to the MPI Security Documents, SGLVI Security Documents, the MTRI Security Documents, the Trademark Security Agreement and all other instruments and agreements to be executed by or on behalf of Borrowers or other applicable Persons, in favor of Agent Bank on behalf of the Lenders securing repayment of the Credit Facility.

“Senior Unsecured Indenture” shall mean that certain Indenture dated as of March 25, 2003, executed by and among MTRI, as issuer, MPI, SGLVI and PIDI, as guarantors, each other Subsidiary of MTRI that is or becomes a guarantor thereunder, and the Indenture Trustee, as trustee, pursuant to which MTRI issued the Senior Unsecured Notes.

“Senior Unsecured Notes” shall mean at any time the issued and outstanding 9 3/4% Senior Unsecured Notes due April 1, 2010, in the aggregate principal amount of One Hundred Thirty Million Dollars ($130,000,000.00).

“Senior Unsecured Notes Effective Date” shall mean the date upon which the Senior Unsecured Notes were issued by MTRI and MTRI received the proceeds thereof, net of any discounts and any other amounts due to the initial purchasers or third parties in connection with offering and issuance of the Senior Unsecured Notes.

“Share Repurchases” shall mean the purchase of shares of any class of stock, option, right or other equity interest, whether voting or non-voting of MTRI by any member of the Borrower Consolidation, or any of them.

“Significant Litigation” shall mean each action, suit, proceeding, litigation and controversy involving Borrowers, or any of them, involving claims in excess of One Million Dollars ($1,000,000.00) or which if determined adverse to the interests of Borrowers, or any of them, could result in a Material Adverse Change.

“Spaceleases” shall mean collective reference to the MPI Spaceleases and SGLVI Spaceleases.

“Standby Letter(s) of Credit” shall mean a letter or letters of credit issued by L/C Issuer pursuant to Section 2.14 of the Credit Agreement for the purpose of securing payment or performance of a financial obligation of Borrowers, other than in connection with the payment for goods, equipment or materials.

“Stated Amount” shall mean the maximum amount which L/C Issuer may be required to disburse to the beneficiary(ies) of a Letter(s) of Credit under the terms thereof.

“Stated Expiry Date(s)” shall mean the date set forth on the face of a Letter(s) of Credit as the date when all obligations of L/C Issuer to advance funds thereunder will terminate, as the same may be extended from time to time.

“Stock Pledges” shall mean collective reference to: (i) the Security Agreement and Pledge of Stock (Nevada) dated as of February 10, 2000, executed between MTRI, as debtor, and Agent Bank, as secured party, together with Speakeasy Gaming of Las Vegas, Inc. Certificate No. 2 dated January 24, 2000, for 100 shares, issued in favor of MTRI and the Irrevocable Stock Power executed in connection therewith, (ii) the Security Agreement and Pledge of Stock dated concurrently herewith, executed between MTRI, as debtor, and Agent Bank, as secured party, together with Mountaineer Park, Inc. Certificate No. 16 dated October 16, 1992 for 110 shares, issued in favor of MTRI (formerly Excalibur Holding Corporation) and the Irrevocable Stock Power executed in connection therewith, and (iii) each of Security Agreement and Pledge of Stock and related stock powers executed in favor of Agent Bank, including each Restricted Subsidiary Stock Pledge and the Stock Pledges to be executed on or before the Restatement Date for the issued and outstanding shares of PIDI, SDI and SGFI; in each case executed and delivered to Agent Bank on behalf of the Lenders as security for the Bank Facilities and all other sums which may be owing by Borrowers to the Banks from time to time under the Credit Agreement, as the same may be amended, modified or restated from time to time (including, without limitation, the amendment and restatement of the Existing Credit Agreement evidenced by this Credit Agreement and the Revolving Credit Note executed concurrently herewith), as the same may be amended, modified or restated from time to time.

“Subsidiary” shall mean, on the date in question, any Person of which an aggregate of 50% or more of the stock of any class or classes (or equivalent interests) is owned of record or beneficially, directly or indirectly, by another Person and/or any of its Subsidiaries, if the holders of the stock of such class or classes (or equivalent interests) (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency.

“Subsidiary Guaranty” shall mean the General Continuing Subsidiary Guaranty to be executed by each Subsidiary in favor of the Agent Bank on behalf of Banks in the form of the General Continuing Subsidiary Guaranty marked “Exhibit J”, affixed hereto and by this reference incorporated herein and made a part hereof, under the terms of which each Subsidiary irrevocably and unconditionally guaranties to Agent Bank on behalf of the Banks the full and prompt payment and performance of all Obligations.

“Swingline Advance” shall mean each advance made by Swingline Lender to Borrowers under the Swingline Facility.

“Swingline Facility” shall mean the agreement of Swingline Lender to make Swingline Advances to Borrowers subject to the terms and conditions and up to the maximum amounts and for the duration as set forth in Section 2.08 of this Credit Agreement.

“Swingline Lender” shall have the meaning set forth in the Preamble of this Credit Agreement.

“Swingline Note” shall mean the Swingline Note, a copy of which is marked “Exhibit P”, affixed hereto and by this reference incorporated herein and made a part hereof, to be executed by Borrowers on the Restatement Date, payable to the order of Swingline Lender evidencing the Swingline Facility, as the same may be amended or restated from time to time.

“Swingline Outstandings” shall mean the aggregate amount of all outstanding and unpaid Swingline Advances as of each date of determination.

“Syndication Costs” shall mean collective reference to all costs and expenses incurred by Agent Bank in connection with the sale, transfer and/or assignment of a Syndication Interest to any other Lender.

“Syndication Interest” shall mean the proportionate interest of each Lender in the Credit Facility as set forth on the Schedule of Lenders’ Proportions in Credit Facility, as the same may be amended or restated from time to time.

“TRGI” shall mean Three Rivers Gaming, Inc. (formerly known as Keystone State Gaming), which shall be deemed to be an Unrestricted Subsidiary until otherwise designated by MTRI in accordance with Section 5.27.

“Tangible Net Worth” shall mean Assets, excluding Intangibles, less Liabilities, in each instance calculated without regard to Insider Non-Cash Loans and Insider Cash Loans.

“Tecnica” shall mean Tecnica Development Corp.

“Tecnica Stock Pledge” shall mean the pledge of all outstanding stock of Tecnica in favor of MTR as additional security for repayment of the Green Shingle Loan.

“Title Insurance Company” shall mean a collective reference to: (i) the issuers of the Existing Title Coverage; or (ii) First American Title Insurance Company as the issuer of the Restatement Title Coverage, if the Restatement Title Coverage consists of substitute polices.

“Title Insurance Policies” shall mean the Existing Title Insurance Coverage as supplemented or superceded by the Restatement Title Insurance Coverage.

“Trademark Security Agreement” shall mean the security agreement to be executed by each of the Borrowers as of the Restatement Date for the purpose of granting a security interest in favor of Agent Bank in all trademarks, tradenames, copyrights and servicemarks used in connection with the Hotel/Casino Facilities, including, without limitation each registration and application set forth on Schedule 4.22 or otherwise described on Schedule A to the Trademark Security Agreement, as such Trademark Security Agreement may be amended, modified, supplemented, replaced, renewed or restated from time to time.

“Unrestricted Subsidiary shall mean each Subsidiary of MTRI which is not a Restricted Subsidiary or a Borrower.

“Unsuitable Lender” shall have the meaning set forth in Section 10.10(d).

“Voluntary Permanent Reduction” shall have the meaning set forth in Section 2.01(c).

“WFB” shall mean Wells Fargo Bank, National Association.

“West Virginia Gaming Authorities” shall mean the West Virginia State Racing Commission and West Virginia State Lottery Commission and any other applicable governmental or administrative state or local agency involved in the regulation of gaming and gaming activities conducted by the Borrower Consolidation in the State of West Virginia.

“Woodview Citizens Bank Documents” shall mean a collective reference to: (i) that certain Deed of Trust encumbering the Woodview Real Property which is executed by Robert H. Hillis, as borrower, for the benefit of The Citizens Banking Company, as lender, and which is recorded in the Official Records of Hancock County, West Virginia on February 4, 1994 in Book 313 at Page 609 as Document No. 007556; (ii) the promissory note secured by said Deed of Trust which is executed by the Woodview Partnership under date of January 31, 1994 and is payable to the order of The Citizens Banking Company in the original principal amount of Two Hundred Six Thousand Dollars ($206,000.00); and (iii) that certain Commercial Loan Modification Agreement which is executed under date of January 21, 1999 by the Woodview Partnership, MPI, Robert B. Hillis, Randall J. Hillis and The Citizens Banking Company.

“Woodview Citizens Bank Estoppel” shall mean the Estoppel Certificate (The Citizens Banking Company) executed by The Citizens Banking Company, as of the Closing Date, wherein it certified and represented to Agent Bank that: (a) the Woodview Citizens Bank Documents represent the entire agreement between The Citizens Banking Company and the borrowers under the Woodview Citizens Bank Documents, (b)  the Woodview Citizens Bank Documents have not been modified, supplemented or amended except as described therein, (c) to the best knowledge of The Citizens Banking Company, there are no existing or continuing defaults under the Woodview Citizens Bank Documents, and (d) other provisions are set forth regarding notice to Agent Bank in the event of default under the Woodview Citizens Bank Documents and the rights of Banks to cure any such default.

“Woodview Partnership” shall mean Woodview Golf Course, a West Virginia general partnership.

“Woodview Real Property” shall mean that portion of the MPI Real Property which is described as Parcel 2 on Exhibit K affixed hereto and by this reference incorporated herein and made a part hereof.

Section 1.02.                Interpretation and Construction.  In this Credit Agreement, unless the context otherwise requires:

(a)           Articles and Sections mentioned by number only are the respective Articles and Sections of this Credit Agreement as so numbered;

(b)           Words importing a particular gender mean and include every other gender, and words importing the singular number mean and include the plural number and vice versa;

(c)           All times specified herein, unless otherwise specifically referred, shall be the time in San Francisco, California;

(d)           Any headings preceding the texts of the several Articles and Sections of this Credit Agreement, and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Credit Agreement, nor shall they affect its meaning, construction or effect;

(e)           If any clause, definition, provision or Section of this Credit Agreement shall be determined to be apparently contrary to or conflicting with any other clause, definition, provision or Section of this Credit Agreement then the clause, definition, provision or Section containing the more specific provisions shall control and govern with respect to such apparent conflict.  The parties hereto do agree that each has contributed to the drafting of this Credit Agreement and all Loan Documents and that the provisions herein contained shall not be construed against either Borrowers or Lenders as having been the person or persons responsible for the preparation thereof;

(f)            The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms as used in the Credit Agreement refer to this Credit Agreement; the term “heretofore” means before the date of execution of this Credit Agreement; and the term “hereafter” means after the date of the execution of this Credit Agreement;

(g)           All accounting terms used herein which are not otherwise specifically defined shall be used in accordance with GAAP;

(h)           If any clause, provision or Section of this Credit Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions hereof;

(i)            Each reference to this Credit Agreement or any other Loan Document or any of them, as used in this Credit Agreement or in any other Loan Document, shall be deemed a reference to this Credit Agreement or such Loan Document, as applicable, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time; and

(j)            Every affirmative duty, covenant and obligation of Borrowers hereunder shall be equally applicable to each of the Borrowers individually and where the context would result in the best interests or rights of Banks shall be construed to mean “Borrowers or any of them” or “Borrowers and each of them”, as applicable.

Section 1.03.          Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in the Revolving Credit Note and in each Loan Document and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.

Section 1.04.          Cross-References.  Unless otherwise specified, references in this Credit Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Credit Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.05.          Exhibits and Schedules.  All Exhibits and Schedules to this Credit Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

ARTICLE II

AMOUNT, TERMS AND SECURITY OF THE CREDIT FACILITY

Section 2.01.          The Credit Facility.

a.             Subject to the conditions and upon the terms hereinafter set forth and in accordance with the terms and provisions of the Revolving Credit Note, on and after the Restatement Date Lenders severally agree in the proportions set forth on the Schedule of Lenders’ Proportions in Credit Facility to lend and advance Borrowings to Borrowers, up to the Maximum Availability such amounts as Borrowers may request during the Revolving Credit Period by Notice of Borrowing duly executed by an Authorized Officer and delivered to Agent Bank from time to time for Borrowings under the Credit Facility as provided in Section 2.03.

b.             Subject to the uses and purposes set forth in Section 2.02, on and after the Restatement Date Borrowers may borrow, repay and reborrow the Available Borrowings up to the Maximum Permitted Balance from time to time.  Provided, however, amounts of Funded Outstandings bearing interest with reference to a LIBO Rate shall be subject to Breakage Charges incident to prepayment.  The Credit Facility shall be for a term commencing on the Restatement Date and terminating on the Maturity Date, on which date the entire outstanding balance of the Credit Facility shall be fully paid and Credit Facility Termination shall occur.  In no event shall any Lender be liable to fund any amounts under the Credit Facility in excess of its respective Syndication Interest in any Borrowing.

c.             Borrowers may voluntarily permanently reduce the Maximum Permitted Balance from time to time (a “Voluntary Permanent Reduction”) on the following conditions:

(i)            that each such Voluntary Permanent Reduction be in the minimum amount of One Million Dollars ($1,000,000.00) and made in writing by an Authorized Officer, effective on the fifth (5th) Banking Business Day following receipt by Agent Bank;

(ii)           that each such Voluntary Permanent Reduction shall be irrevocable and a permanent reduction to the Maximum Permitted Balance; and

(iii)          in the event any Voluntary Permanent Reduction reduces the Maximum Permitted Balance to less than the sum of the Funded Outstandings, the Borrowers shall immediately cause the Funded Outstandings to be reduced by such amount as may be necessary to cause the Funded Outstandings to be equal to or less than the Maximum Permitted Balance.

Section 2.02.          Use of Proceeds of the Credit Facility.  Available Borrowings shall be used for the purposes of:

a.             On the Restatement Date (collectively the “Restatement Closing Disbursements”):

(i)            continuing the outstanding principal balance under the Existing Credit Facility as Funded Outstandings under the Credit Facility; and

(ii)           paying in full the fees due Agent Bank as set forth in the Fee Side Letter, the costs, fees and expenses of Title Insurance Companies incurred in connection with the issuance of the Title Endorsements, the costs, fees and expenses of the attorneys for Borrowers and the costs, fees and expenses of Henderson & Morgan, LLC, attorneys for Agent Bank, and associate counsel and insurance consultants retained by them incurred to the Restatement Date.

b.             During the Revolving Credit Period:

(i)            funding working capital needs of the Borrower Consolidation relating to the Hotel/Casino Facilities;

(ii)           funding ongoing Capital Expenditure requirements of the Borrower Consolidation relating to the Hotel/Casino Facilities; and

(iii)          funding for other general corporate purposes.

Section 2.03.          Notice of Borrowings.

a.             An Authorized Officer may give Agent Bank, no later than 9:00 a.m. on any Banking Business Day at Agent Bank’s office specified in Section 2.07, three (3) full Banking Business Days prior written notice in the form of the Notice of Borrowing (“Notice of Borrowing”), a copy of which is marked “Exhibit B”, affixed hereto and by this reference incorporated herein and made a part hereof, for each proposed Borrowing to be made with reference to a LIBO Rate and at least one (1) full Banking Business Day prior notice for all other Borrowings, specifying the date and amount of each proposed Borrowing.  Agent Bank shall give prompt notice of each Notice of Borrowing to Lenders of the amount to be funded and specifying the Funding Date in accordance with Section 9.03(a).  Not later than 11:00 a.m. on the Funding Date specified, each Lender shall disburse to Agent Bank its Pro Rata Share of the amount to be advanced by each such Lender in lawful money of the United States of America and in immediately available funds.  Agent Bank shall make the proceeds of such fundings received by it on or before 11:00 a.m. from the Lenders available to Borrowers by depositing, prior to 1:00 p.m. on the day so received (but not prior to the Funding Date) in the Designated Deposit Account maintained with Agent Bank, the amounts received from the Lenders.  No Borrowing may exceed the Available Borrowings.  Each Borrowing to be made with reference to the Base Rate shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000.00) and in increments of One Hundred Thousand Dollars ($100,000.00).  Borrowers shall be entitled to no more than three (3) Borrowings during each calendar month, exclusive of Borrowings made for the sole purpose of funding repayment of a Swingline Advance.

b.             The failure of any Lender to fund its Pro Rata Share of any Borrowing on any Funding Date shall neither relieve any other Lender of any obligation hereunder to fund its Pro Rata Share of such Borrowing on such Funding Date nor relieve such Lender which has failed to fund its Pro Rata Share of its obligations to Borrowers hereunder.  No Lender shall be responsible for the failure of any other Lender to fund its Pro Rata Share of such Borrowing on any Funding Date nor shall any Lender be responsible for the failure of any other Lender to perform its respective obligations hereunder.  The provisions set forth in Section 10.10(d) shall be applicable to a Defaulting Lender to the same extent as if such Defaulting Lender was found to be an Unsuitable Lender.

Section 2.04.          Conditions of Borrowings.  Borrowings, other than Borrowings made at the request of Agent Bank for the purpose of funding repayment of Swingline Outstandings and/or L/C Reimbursement Obligations as hereinafter provided, will only be made so long as Borrowers are in full compliance with each of the requirements and conditions precedent set forth in Article III B of this Credit Agreement; provided, however, upon the consent of Requisite Lenders, Lenders shall advance Borrowings notwithstanding the existence of less than full compliance with the requirements of Article III B and Borrowings so made shall be deemed to have been made pursuant to this Credit Agreement.

Section 2.05.          The Revolving Credit Note and Interest Rate Options.

a.             The Credit Facility shall be further evidenced by the Revolving Credit Note payable to the order of Agent Bank on behalf of the Lenders.  Agent Bank shall record manually or electronically the date and amount of each Borrowing advanced by the Lenders together with the applicable Interest Period in the case of portions of the unpaid principal under the Credit Facility bearing interest with reference to a LIBO Rate, and the amount of each repayment of principal made thereunder by Borrowers and the entry of such records shall be conclusive absent manifest or demonstrable error; provided, however, the failure to make such a record or notation with respect to any Borrowing or repayment thereof, or an error in making such a record or notation, shall not limit or otherwise affect the obligations of Borrowers hereunder or under the Revolving Credit Note.

b.             Interest shall accrue on the entire outstanding principal balance of the Credit Facility at a rate per annum equal to the Base Rate plus the Applicable Margin, unless Borrowers request a LIBOR Loan pursuant to Section 2.03 or elect pursuant to Section 2.05(c) hereinbelow to have interest accrue on a portion or portions of the outstanding principal balance of the Credit Facility at a LIBO Rate (“Interest Rate Option”), in which case interest on such portion or portions shall accrue at a rate per annum equal to such LIBO Rate plus the Applicable Margin in effect as of the second Banking Business Day prior to the first day of the applicable Interest Period, as long as: (i) each such LIBOR Loan is in a minimum amount of Five Million Dollars ($5,000,000.00) plus minimum increments of One Million Dollars ($1,000,000.00), or such lesser amount as equals the Maximum Permitted Balance, and (ii) no more than five (5) LIBOR Loans may be outstanding at any one time.  Interest accrued on each Base Rate Loan shall be due and payable on the first day of the month following the Closing Date, on the first day of each successive month thereafter, and on the Maturity Date.  For each LIBOR Loan, accrued interest shall be due and payable at the end of each Interest Period applicable thereto, but in any event no less frequently than at the end of each three (3) month period during the term of such LIBOR Loan.  Agent Bank shall notify Borrower in writing five (5) Banking Business Days prior to each payment of interest due herewith, detailing the amount owed and the calculation thereof.  Except as qualified above, the outstanding principal balance hereunder may be a Base Rate Loan or one or more LIBOR Loans, or any combination thereof, as Borrowers shall specify.

c.             So long as no Default or Event of Default shall have occurred and remains continuing, Borrowers may Convert from one Interest Rate Option to another Interest Rate Option or continue an Interest Rate Option for another Interest Period by giving irrevocable notice to Agent Bank of such Conversion by 11:00 a.m., on a day which is at least three (3) Banking Business Days prior to the proposed date of such Conversion to or Continuation of each LIBOR Loan or one (1) Banking Business Day prior to the proposed date of such Conversion to each Base Rate Loan.  Each such notice shall be made by an Authorized Officer by telephone and thereafter immediately confirmed in writing by delivery to Agent Bank of a Continuation/Conversion Notice specifying the date of such Conversion or Continuation, the amounts to be so Converted or Continued and the Interest Period if the Conversion or Continuation is being made with reference to a LIBOR Loan.  Upon receipt of such Continuation/Conversion Notice, Agent Bank shall promptly set the applicable interest rate (which in the case of a LIBOR Loan shall be the LIBO Rate plus the Applicable Margin as of the second Banking Business Day prior to the first day of the applicable Interest Period) and the applicable Interest Period if the Conversion or Continuation is being made with reference to a LIBOR Loan and shall confirm the same in writing to Borrowers and Lenders.  Each Conversion or Continuation shall be on a Banking Business Day.  No LIBOR Loan shall be converted to a Base Rate Loan or renewed on any day other than the last day of the current Interest Period relating to such amounts outstanding unless Borrowers pay any applicable Breakage Charges.  All Borrowings advanced at the request of Agent Bank under Section 2.08 of the Credit Agreement shall bear interest with reference to the Base Rate plus the Applicable Margin, subject to Borrowers’ right to Convert such Borrowing to a LIBOR Loan or LIBOR Loans as provided herein.  If Borrowers fail to give a Continuation/Conversion Notice for the continuation of a LIBOR Loan as a LIBOR Loan for a new Interest Period in accordance with this Section 2.05(c), such LIBOR Loan shall automatically become a Base Rate Loan at the end of its then current Interest Period.

d.             Each interest period (each individually an “Interest Period” and collectively the “Interest Periods”) for a LIBOR Loan shall commence on the date such LIBOR Loan is made or the date of Conversion or Continuation of any amount or amounts of the outstanding Borrowings hereunder to a LIBOR Loan, as the case may be, and shall end on the date which is one (1), two (2), three (3) or six (6) months thereafter, as elected by Borrowers.  However, no Interest Period may extend beyond the Maturity Date.  Each Interest Period for a LIBOR Loan shall commence and end on a Banking Business Day.  If any Interest Period commences on a date for which there is no corresponding date in the month in which it is scheduled to end, such Interest Period shall end on the last Banking Business Day of such month.  If any Interest Period would otherwise expire on a day which is not a Banking Business Day, the Interest Period shall be extended to expire on the next succeeding Banking Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Banking Business Day.

e.             The applicable LIBO Rate and Base Rate shall be determined by the Agent Bank, and notice thereof shall be given promptly to Borrowers and Lenders.  Each determination of the applicable Base Rate and LIBO Rate shall be conclusive and binding upon the Borrowers, in the absence of manifest or demonstrable error.  The Agent Bank shall, upon written request of Borrowers or any Lender, deliver to Borrowers or such Lender, as the case may be, a statement showing the computations used by the Agent Bank in determining any rate hereunder.

f.              Computation of fees and interest on all Base Rate Loans and LIBOR Loans shall be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.  The applicable Base Rate shall be effective the same day as a change in the Base Rate is announced by WFB as being effective.

g.             If with respect to any Interest Period, (a) the Agent Bank reasonably determines (which determination shall be binding and conclusive on Borrowers) that by reason of circumstances affecting the inter-bank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate, or (b) Requisite Lenders advise Agent Bank that the LIBO Rate as determined by Agent Bank will not adequately and fairly reflect the cost to such Lenders of maintaining or funding, for such Interest Period, a LIBOR Loan under the Credit Facility, then so long as such circumstances shall continue:  (i) Agent Bank shall promptly notify Borrowers thereof, (ii) the Lenders shall not be under any obligation to make a LIBOR Loan or Convert a Base Rate Loan into a LIBOR Loan for which such circumstances exist, and (iii) on the last day of the then current Interest Period, the LIBOR Loan for which such circumstances exist shall, unless then repaid in full, automatically Convert to a Base Rate Loan.

h.             Notwithstanding any other provisions of the Credit Agreement, if, after the Restatement Date, any law, rule, regulation, treaty, interpretation or directive (whether having the force of law or not) or any change therein shall make it unlawful for any Lender to make or maintain LIBOR Loans, then (i) the commitment and agreement to maintain LIBOR Loans as to such Lender shall immediately be suspended, and (ii) unless required to be terminated earlier, LIBOR Loans as to such

Lender, if any, shall be Converted on the last day of the then current Interest Period applicable thereto to Base Rate Loans.  If it shall become lawful for such Lender to again maintain LIBOR Loans, then Borrowers may once again as to such Lender request Conversions to the LIBO Rate.  During any period of such suspension, such Lender shall make Base Rate Loans.

i.              The Borrowers agree that upon written notice by: (y) Agent Bank or (z) any Lender to the Borrowers (with a copy of such notice concurrently delivered to Agent Bank) to the effect that a promissory note or other evidence of indebtedness is required for such Lender by a Governmental Authority, banking regulatory agency or regulatory audit in order for such Lender to evidence (whether for the purposes of pledge, enforcement or otherwise) the Borrowings owing to, or to be made by, such Lender:

(i)            The Borrowers shall promptly execute and deliver to each Lender a promissory note payable to the order of each such Lender (each individually a “Replacement Note” and collectively the “Replacement Notes”) in the form of the Revolving Credit Note in the amount of each Lender’s respective Syndication Interest in the Credit Facility;

(ii)           The Replacement Notes shall, in the aggregate, fully replace the Revolving Credit Note and each reference to the Revolving Credit Note in this Credit Agreement and each of the Loan Documents shall be deemed to be a collective reference to the Replacement Notes;

(iii)          Borrowings, Interest Rate Options, Construction/Conversion Notices and all other provisions for the disbursement of funds, setting of interest rates and collection of repayments of interest and principal shall continue to be made by Agent Bank as the administrative and collateral agent for the Lenders in the same manner and to the same extent as provided in the Revolving Credit Note and this Credit Agreement as fully applicable to each of the Replacement Notes;

(iv)          the Agent Bank, upon the consent of Requisite Lenders, shall cause the Title Insurance Company to issue, at the expense of Lenders, such endorsements to the Title Insurance Policies as may be reasonably necessary to assure the aggregate obligation evidenced by the Replacement Notes is secured by the Deed of Trust with the same coverage and priority as the obligation evidenced by the Revolving Credit Note; and

(v)           Concurrently with the delivery of the Replacement Notes, Agent Bank shall return the original Revolving Credit Note to Borrower marked as superseded and replaced by the Replacement Notes.

Section 2.06.          Security for the Credit Facility.  The Security Documentation shall secure the due and punctual payment and performance of the terms and provisions of this Credit Agreement, the Revolving Credit Note and all of the other Loan Documents.  In furtherance of such security, the Security Document Amendments shall be executed and delivered to Agent Bank, as of the Restatement Date, by the respective parties to each of the Security Document Amendments and recorded and/or filed as required by the Restatement Closing Instructions.

Section 2.07.          Place and Manner of Payment.

a.             All amounts payable by Borrowers to the Lenders shall be made to Agent Bank on behalf of Lenders pursuant to the terms of the Credit Agreement and the Notes and shall be made on a Banking Business Day in lawful money of the United States of America and in immediately available funds.  Other than in connection with principal payments which may be required to decrease the Funded Outstandings to an amount equal to or less than the Maximum Permitted Balance, Borrowers shall not make repayments (“Principal Prepayments”) of the outstanding balance of principal owing under the Revolving Credit Note more frequently than three (3) such Principal Prepayments during each calendar month.  Each such Principal Prepayment of a Base Rate Loan shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000.00) (or, if less, the outstanding principal amount of Base Rate Loans) and in increments of One Hundred Thousand Dollars ($100,000.00) in excess thereof.  Each such Principal Prepayment of a LIBOR Loan shall be in a minimum amount of Five Million Dollars ($5,000,000.00) and in increments of One Million Dollars ($1,000,000.00) in excess thereof; provided, that in no event shall any outstanding LIBOR Loan have a principal balance of less then Five Million Dollars ($5,000,000.00).  Borrowers shall give written notice to Agent Bank of each Principal Payment by 11:00 a.m. on a day which is at least three (3) Banking Business Days prior to each Principal Prepayment of all or any portion of a LIBOR Loan or one (1) Banking Business Day prior to each Principal Prepayment of all or any portion of a Base Rate Loan.

b.             All such amounts payable by Borrowers shall be made to Agent Bank at its office located at Wells Fargo Bank, Syndications Division, 201 Third Street, Eighth Floor, San Francisco, California 94103, or at such other address as may be directed in writing by Agent Bank from time to time.  If such payment is received by Agent Bank prior to 11:00 a.m., Agent Bank shall credit Borrowers with such payment on the day so received and shall promptly disburse to the appropriate Lenders on the same day the Pro Rata Share of payments relating to the Credit Facility, in immediately available funds.  If such payment is received by Agent Bank after 11:00 a.m., Agent Bank shall credit Borrowers with such payment as of the next Banking Business Day and disburse to the appropriate Lenders on the next Banking Business Day such Pro Rata Share of such payment relating to the Credit Facility in immediately available funds.  Any payment on the Credit Facility made by Borrowers to Agent Bank pursuant to the terms of this Credit Agreement or the Revolving Credit Note for the account of Lenders shall constitute payment to the appropriate Lenders.  If the Revolving Credit Note or any payment required to be made thereon or hereunder, is or becomes due and payable on a day other than a Banking Business Day, the due date thereof shall be extended to the next succeeding Banking Business Day and interest thereon shall be payable at the then applicable rate during such extension.

c.             Subject to Section 2.07(a), the outstanding principal owing under the Credit Facility and the Revolving Credit Note may be prepaid at any time in whole or in part without penalty; provided, however, that any portion or portions of the unpaid principal balance which is accruing interest at a LIBO Rate may only be prepaid or repaid on the last day of the applicable Interest Period unless Borrowers give three (3) days prior written notice to Agent Bank and additionally pay concurrently with such prepayment or repayment such additional amount or amounts as will compensate Lenders for any losses, costs or expenses which they may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such LIBOR Loan (“Breakage Charges”).  A certificate of a Lender as to amounts payable hereunder shall be conclusive and binding on Borrowers for all purposes, absent manifest or demonstrable error.  Any calculation hereunder shall be made on the assumption that each Lender has funded or will fund each LIBOR Loan in the London interbank market; provided that no Lender shall have any obligation to actually fund any LIBOR Loan in such manner.

d.             Unless the Agent Bank receives notice from an Authorized Officer prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Agent Bank may assume that the Borrowers have made such payment in full to the Agent Bank on such date in immediately available funds and the Agent Bank may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrowers have not made such payment in full to the Agent Bank, each Lender shall repay to the Agent Bank on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

e.             If, other than as expressly provided elsewhere herein, any Lender shall obtain any payment with respect to the Credit Facility (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Syndication Interest, such Lender shall immediately (a) notify the Agent Bank of such fact, and (b) purchase from the other Lenders such participations in the Credit Facility as shall be necessary to cause such purchasing Lender to share the excess payment with each of them in proportion to their respective Syndication Interests; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Agent Bank will keep records (which shall be conclusive and binding in the absence of manifest or demonstrable error) of each participation purchased under this section and will in each case notify the Lenders following any such purchases or repayments.

Section 2.08.          The Swingline Facility.

a.             Subject to the conditions and upon the terms hereinafter set forth and in accordance with the terms and provisions of the Swingline Note, Exhibit P affixed hereto, on and after the Restatement Date, Swingline Lender agrees to lend and advance Swingline Advances to Borrowers in the amounts and at the times provided below.  Notwithstanding anything herein contained to the contrary, however, Borrower shall not be entitled to any Swingline Advances on and after the date which is ten (10) calendar days prior to the Maturity Date.

b.             With respect to each proposed Swingline Advance, an Authorized Officer shall give Swingline Lender written notice in the form of the Notice of Swingline Advance (“Notice of Swingline Advance”), a copy of which is marked “Exhibit Q”, affixed hereto and by this reference incorporated herein and made a part hereof, to be received by Swingline Lender no later than 12:00 noon on the date for each proposed Swingline Advance specifying the requested amount to be funded or oral notice to be received by Swingline Lender no later than 12:00 noon on such date, to be followed by a duly completed and executed Notice of Swingline Advance no later than 1:00 p.m. on the same date.  Swingline Lender shall, on the date for each proposed Swingline Advance, deposit into the Designated Deposit Account in lawful money of the United States of America in immediately available funds such amounts as

Borrowers may request; provided, that: (i) after giving effect to such Swingline Advance, the Swingline Outstandings shall not exceed Ten Million Dollars ($10,000,000.00), (ii) the amount requested does not exceed the Available Borrowings, (iii) no Default or Event of Default has occurred and is continuing, and (iv) the conditions precedent set forth in Sections 3.23 and 3.24 shall have been satisfied.  Within the foregoing limitations, Borrowers may borrow, repay and reborrow under the Swingline Facility.  Each Swingline Advance shall be in an integral multiple of One Hundred Thousand Dollars ($100,000.00).  Promptly after receipt of each request for a Swingline Advance, Swingline Lender shall obtain telephonic verification from Agent Bank that, giving effect to such request, the amount of such request does not exceed the then Available Borrowings (such verification to be promptly confirmed in writing).  Unless notified to the contrary by the Swingline Lender, each repayment of a Swingline Advance shall be in an amount which is an integral multiple of One Hundred Thousand Dollars ($100,000.00), together with the accrued interest thereon.  The Swingline Lender shall promptly notify the Agent Bank of the Swingline Outstandings each time there is a change therein.

c.             Each Swingline Advance shall bear interest at the Base Rate plus the Applicable Margin and shall be payable at the times and in the manner set forth below and, in any event, on or before ten (10) days prior to the Maturity Date.  Unless otherwise paid, interest accrued on the unpaid balance of Swingline Outstandings for the period commencing on the first calendar day and ending on the last calendar day of each and every month shall be paid monthly in arrears on or before the fifth (5th) day following receipt by Borrowers of an invoice from Swingline Lender setting forth the amount of such accrued interest.  In the event any Swingline Advance is outstanding for ten (10) consecutive Banking Business Days or as of the tenth (10th) day prior to the Maturity Date, then on the next Banking Business Day (unless Borrowers have made other arrangements acceptable to the Swingline Lender to pay the Swingline Outstanding in full or to continue such Swingline Outstanding), Borrowers shall request a Borrowing under the Credit Facility in an amount sufficient to pay the applicable Swingline Advance in full, together with all interest accrued thereon.  Upon receipt of the amount of the Borrowing from the Lenders, the Agent Bank shall provide such amount to the Swingline Lender for repayment of the applicable Swingline Advance and the balance of the Borrowing, if any, shall be deposited in immediately available funds to the Designated Deposit Account.  In the event Borrowers fail to request a Borrowing within the period specified above, Agent Bank shall, without notice to the Borrowers and without regard to any other conditions precedent for the making of Borrowings under the Credit Facility, including, without limitation the remedies set forth in Section 7.02, promptly (but subject to the notice periods for Borrowings set forth in Section 2.03) cause a Borrowing to be made and funded by the Lenders under the Credit Facility in the amount necessary to pay the applicable Swingline Advance in full, together with all interest accrued thereon, to the extent of Available Borrowings, and the Borrowers shall be deemed to have requested such Borrowing and consented to its being made as provided for herein.

d.             Each Lender’s obligation to advance Borrowings in the proportionate amount of its Syndication Interest in the Credit Facility of any unreimbursed Swingline Outstandings pursuant hereto is several, and not joint or joint and several.  The failure of any Lender to perform its obligation to advance a Borrowing in a proportionate amount of such Lender’s Syndication Interest of any unreimbursed Swingline Outstandings shall neither relieve any other Lender of its obligation hereunder to advance such Borrowing in the amount of such other Lender’s proportionate Syndication Interest of such amount, nor relieve the Lender which has failed to fund of its obligations to Borrowers hereunder.  The Borrowers agree to accept the Borrowings for payment of Swingline Outstandings as provided hereinabove, whether or not such Borrowings could have been made pursuant to the terms of Article III B or any other section of this Credit Agreement.

Section 2.09.          Fees.

a.             On the Restatement Date and on each other applicable date, Borrowers shall pay the fees as required in the Fee Side Letter, each of such fees to be retained by Agent Bank or distributed to Lenders as agreed between Agent Bank and each Lender.

b.             Borrowers shall pay a quarterly nonusage fee (the “Commitment Fee”) to the Agent Bank for the account of Lenders based on the Leverage Ratio, calculated as of each Fiscal Quarter end following the Restatement Date with reference to the Borrower Consolidation, to determine the applicable Commitment Percentage determined as set forth in Table Two of the definition of Applicable Margin.  As of the Restatement Date, the Commitment Percentage shall be set in accordance with the Pricing Certificate delivered by Borrowers to Agent Bank under the Existing Credit Agreement for the Fiscal Quarter ended September 30, 2005.

The Commitment Fee shall commence to accrue on the Restatement Date and shall be calculated as the product of (i) the applicable Commitment Percentage multiplied by (ii) the daily average of the Maximum Permitted Balance less the daily average of the Funded Outstandings computed on the basis of a three hundred sixty (360) day year based on the number of actual days elapsed.  Each Commitment Fee shall be payable in arrears on a quarterly basis on or before the fifth (5th) day following receipt by Borrowers of an invoice from Agent Bank setting forth the amount of such Commitment Fee for each applicable Fiscal Quarter, and upon Bank Facility Termination.  Each Commitment Fee shall be promptly distributed by Agent Bank to Lenders in proportion to their respective Syndication Interests in the Credit Facility, as in effect from time to time during each applicable Fiscal Quarter.

c.             Concurrently with the issuance of each Letter of Credit, Borrowers shall pay an issuance fee to the L/C Issuer (“L/C Fee”) in an amount equal to the Stated Amount of each such Letter of Credit multiplied by the LIBO Rate Margin, as set forth in Table One of the definition of Applicable Margin, applicable as of such date of issuance, calculated on a per annum basis for the number of days elapsing from the issuance date to the Stated Expiry Date of each such Letter of Credit, but in no event shall the L/C Fee be less than Five Hundred Dollars ($500.00) for each Letter of Credit.  Notwithstanding the foregoing, however, the L/C Fee to be paid with respect to the PIDI License Letter of Credit may be paid quarterly in advance in the following manner:

one-quarter (1/4) of the applicable LIBO Rate Margin times (x) the Stated amount of the PIDI License Letter of Credit shall be paid on or before the issuance date and one-quarter (1/4) of the applicable LIBO Rate Margin times (x) the Stated Amount of the PIDI License Letter of Credit shall be paid on each three (3) month anniversary of the issuance date until either the PIDI License Letter of Credit is terminated or the Stated Expiry Date has occurred.

From each L/C Fee the greater of Five Hundred Dollars ($500.00) or one quarter of one percent (.25%) of the Stated Amount of each such Letter of Credit, calculated on a per annum basis as provided hereinabove, shall be retained by L/C Issuer for its own account and the balance of each L/C Fee shall be promptly distributed by Agent Bank to Lenders in proportion to their respective Syndication Interests in the Credit Facility.  All L/C Fees paid by Borrowers are nonrefundable and shall be deemed fully earned upon issuance of the applicable Letter of Credit.

Section 2.10.          Late Charges and Default Rate.

a.             If any payment due under the Revolving Credit Note is not paid within three (3) Banking Business Days after receipt by Borrowers of written notice of such nonpayment from Agent Bank, Borrowers promise to pay a late charge in the amount of three percent (3%) of the amount of such delinquent payment and Agent Bank need not accept any late payment made unless it is accompanied by such three percent (3%) late payment charge.  Any late charge shall be paid to Lenders in proportion to their respective Syndication Interests.

b.             In the event of the existence of an Event of Default, commencing on the first (1st) Banking Business Day following the receipt by Borrowers of written notice of the occurrence of such Event of Default from Agent Bank, the total of the unpaid balance of the principal and the then accrued and unpaid interest owing under the Revolving Credit Note shall commence accruing interest at a rate equal to two percent (2.0%) over the interest rate otherwise applicable to the Revolving Credit Note (the “Default Rate”) until all Events of Default which may exist have been cured, at which time the interest rate shall revert to the rate of interest otherwise accruing pursuant to the terms of the Revolving Credit Note.

c.             In the event of the occurrence of an Event of Default, Borrowers agree to pay all reasonable costs of collection, including the reasonable attorneys’ fees incurred by Agent Bank, in addition to and at the time of the payment of such sum of money and/or the performance of such acts as may be required to cure such Event of Default.  In the event legal action is commenced for the collection of any sums owing hereunder or under the terms of the Revolving Credit Note, the Borrowers agree that any judgment issued as a consequence of such action against Borrowers shall bear interest at a rate equal to the Default Rate until fully paid.

Section 2.11.          Net Payments.  All payments under this Credit Agreement, the Revolving Credit Note and/or L/C Reimbursement Obligations shall be made without set-off, counterclaim, recoupment or defense of any kind and in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by the United States or any Governmental Authority, other than franchise taxes or any tax on or measured by the gross receipts or overall net income of any Lender pursuant to the income tax laws of the United States or any State, or the jurisdiction where each Lender’s principal office is located (collectively “Taxes”), shall not be less than the amounts otherwise specified to be paid under this Credit Agreement and the Revolving Credit Note.  A certificate as to any additional amounts payable to the Lenders under this Section 2.10 submitted to the Borrowers by the Lenders shall show in reasonable detail an accounting of the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest or demonstrable error.  Any amounts payable by the Borrowers under this Section 2.10 with respect to past payments shall be due within ten (10) days following receipt by the Borrowers of such certificate from the Lenders; any such amounts payable with respect to future payments shall be due within ten (10) days after demand with such future payments.  With respect to each deduction or withholding for or on account of any Taxes, the Borrowers shall promptly furnish to the Lenders such certificates, receipts and other documents as may be required (in the reasonable judgment of the Lenders) to establish any tax credit to which the Lenders may be entitled.

Section 2.12.          Increased Costs.  If after the date hereof the adoption of, or any change in, any applicable law, rule or regulation (including without limitation Regulation D of the Board of Governors of the Federal Reserve System and any successor thereto), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any future request or future directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

a.             Shall subject any Lender to any tax, duty or other charge with respect to the Credit Facility and/or the Revolving Credit Note or such Lender’s obligation to make any funding of the Credit Facility, or shall change the basis of taxation of payments to such Lender of the principal of, or interest on, the Credit Facility or any other amounts due under the Revolving Credit Note in respect of the Credit Facility or such Lender’s obligation to fund the Credit Facility (except for changes in the rate of tax on the overall net income of such Lender imposed by the United States or any Governmental Authority pursuant to the income tax laws of the United States or any State, or the jurisdiction where each Lender’s principal office is located); or

b.             With respect to the Credit Facility or the obligation of the Lenders to advance Borrowings under the Credit Facility shall impose, modify or deem applicable any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capitalization, capital adequacy or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

c.             Shall impose on any Lender any other condition affecting the Credit Facility, the Revolving Credit Note or such Lender’s obligation to advance Borrowings under the Credit Facility;

and the result of any of the foregoing, as set forth in subsections (a), (b) or (c) is to increase the cost to (or in the case of Regulation D or reserve requirements referred to above or a successor thereto, to impose a cost on) such Lender of making or maintaining the Credit Facility, or to reduce the amount of any sum or rate of return received or receivable by such Lender under the Revolving Credit Note, then within ten (10) days after demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis of such demand), the Borrowers shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost (or in the case of Regulation D or reserve requirements referred to above or a successor thereto, such costs which may be imposed upon such Lender) or such reduction of any sum or rate of return received or receivable under the Revolving Credit Note less the amount, if any, of the reduction of the Lenders’ tax liability to another taxing authority resulting from the payment of such taxes.  A certificate as to any additional amounts payable to any Lender under this Section 2.11 submitted to the Borrowers by such Lender shall show in reasonable detail an accounting of the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest or demonstrable error.

Section 2.13.          Mitigation; Exculpation.

a.             Each Lender agrees that it will promptly notify the Borrowers in writing upon its becoming aware that any payments are to become due to it under this Credit Agreement pursuant to Section 2.11 or 2.12.  Each Lender further agrees that it will use reasonable efforts not materially disadvantageous to it (in its reasonable determination) in order to avoid or minimize, as the case may be, the payment by the Borrowers of any additional amounts pursuant to Section 2.11 or 2.12.  Each Lender represents, to the best of its knowledge, that as of the Restatement Date no such amounts are payable to it.

b.             Borrowers shall not be liable to any Lender for any payments under Section 2.11 or 2.12 arising to the extent of such Lender’s gross negligence or wilful misconduct or breach of any laws (other than as a result of Borrowers’ breach), or for amounts which were incurred more than ninety (90) days prior to the date Borrowers are notified of the incurrence of such amount.

Section 2.14.          Issuance of Letters of Credit.

a.             Any Authorized Officer of Borrowers may from time to time request that a Standby Letter of Credit or Commercial Letter of Credit be issued by delivering to L/C Issuer (with a telecopy to the Agent Bank) on a Banking Business Day, at least five (5) Banking Business Days prior to the date of such proposed issuance, an L/C Agreement in L/C Issuer’s then standard form (consistent with the terms of the Credit Agreement), completed to the satisfaction of L/C Issuer and such other certificates as the L/C Issuer may reasonably request; provided, however, that no Letter of Credit shall be issued (a) if any Default or Event of Default has occurred and remains continuing, or (b) if after giving effect to the issuance thereof, the aggregate Stated Amount of outstanding Letters of Credit would exceed Fifty-Five Million Dollars ($55,000,000.00), or (c) the Stated Amount of the requested Letter of Credit exceeds the Maximum Availability.  Each Letter of Credit shall be issued by the L/C Issuer on the Banking Business Day specified in the Borrower’s application therefor.  Each request for a Letter of Credit and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication New 1994 Revision No. 500, or any successor publication then in effect.  Other than the PIDI License Letter of Credit, each Standby Letter of Credit will be issued for a term not greater than one (1) year and shall not include any provision for automatic renewal if such Standby Letter of Credit is for an amount inn excess of Two Million Dollars ($2,000,000.00).  The PIDI License Letter of Credit may be issued for a term not greater than two (2) years and shall not include any provision for automatic renewal.  Each Commercial Letter of Credit will be issued for a term not greater than one hundred eighty (180) calendar days.  In no event shall any Letter of Credit have a Stated Expiry Date later than thirty (30) days prior to the Maturity Date.  Promptly after receipt of each request for the issuance of a Letter of Credit and immediately prior to the issuance thereof, L/C Issuer shall obtain telephonic verification from Agent Bank that the amount of such request does not exceed the then Available Borrowings.  The L/C Issuer shall promptly notify the Agent Bank of the aggregate L/C Exposure of outstanding Letters of Credit each time there is a change therein.

b.             Upon presentation of a draft drawn under any Letter of Credit, L/C Issuer shall promptly notify the Agent Bank and Borrowers of the amount under such draft and the date upon which such draft is to be funded.  On or before two (2) Banking Business Days following such notice (unless Borrowers have made other arrangements acceptable to the L/C Issuer to pay the amount of such draft in full), Borrowers shall advance to L/C Issuer the amount of such draft from Borrowers’ available funds or shall request a Borrowing under the Credit Facility in an amount sufficient to pay the amount of such draft in full.  The Agent Bank, upon receipt of such funds from the Lenders, shall automatically provide such amount to the L/C Issuer for payment of the amount of such draft and the balance of the Borrowing shall be deposited in immediately available funds to the Designated Deposit Account.  In the event Borrowers fail to advance to L/C Issuer the amount of such draft from Borrowers’ available funds or to request a Borrowing within two (2) Banking Business Days from receipt of the notice as specified above, on the third (3rd) Banking Business Day following Agent Bank’s receipt of such notice, Agent Bank shall, without notice to or consent of the Borrowers and without regard to any other conditions precedent for the making of Borrowings under the Credit Facility, cause a Borrowing to be made and funded by the Lenders under the Credit Facility and Lenders agree to fund their respective Pro Rata Share of such Borrowing in the amount necessary to pay the amount of such draft in full.  Upon the occurrence of any Event of Default, L/C Issuer shall, without notice or further authorization or consent of Borrowers whatsoever, be authorized to immediately cause the Cash Collateral Account to be established and funded by Lenders with a Borrowing advanced to Agent Bank equal to the aggregate amount of the L/C Exposure then outstanding.  All amounts held by L/C Issuer in the Cash Collateral Account shall be held as security for the repayment of any L/C Reimbursement Obligation thereafter arising pursuant to the terms of the L/C Agreement(s) and the Cash Collateral Pledge Agreement.  Borrowings advanced by Lenders to pay drafts drawn upon or to secure repayment of the L/C Exposure under Letters of Credit pursuant to this subsection shall: (i) constitute Borrowings under the Credit Facility, (ii) initially be Base Rate Loans and (iii) be subject to all of the provisions of this Credit Agreement concerning Borrowings under the Credit Facility, except that such Borrowings shall be made upon demand of the Agent Bank as set forth above rather than upon Notice of Borrowing by Borrowers and shall be made, notwithstanding anything in this Credit Agreement to the contrary, without regard to any other conditions precedent to the making of Borrowings under the Credit Agreement and notwithstanding any Default or Event of Default thereunder.  All amounts paid by L/C Issuer on a draft drawn under any Letter of Credit which has not been funded or concurrently reimbursed by Borrowers or through a Borrowing as provided hereinabove, shall bear interest at the Base Rate plus the Applicable Margin per annum until repaid or reimbursed to L/C Issuer.

c.             Each Lender’s obligation to advance Borrowings in the proportionate amount of its Syndication Interest in the Credit Facility of any unreimbursed amounts outstanding under any Letter of Credit pursuant hereto is several, and not joint or joint and several.  The failure of any Lender to perform its obligation to advance a Borrowing in a proportionate amount of such Lender’s Syndication Interest of any unreimbursed amounts outstanding under a Letter of Credit will not relieve any other Lender of its obligation hereunder to advance such Borrowing in the amount of such other Lender’s proportionate Syndication Interest of such amount, nor relieve the Lender which has failed to fund of its obligation to fund hereunder.  The Borrowers agree to accept the Borrowings for payment of Letters of Credit as provided hereinabove, whether or not such Borrowings could have been made pursuant to the terms of Article III B or any other section of the Credit Agreement.

d.             Letters of Credit shall be used and issued for the benefit of Borrowers for the general corporate purposes of Borrowers relating to the Hotel/Casino Facilities or any New Venture.

ARTICLE III

CONDITIONS PRECEDENT TO THE RESTATEMENT DATE

A.            Restatement Closing Conditions.  The obligation of each of the Banks to fund any Restatement Closing Disbursement under the Credit Facility is subject to the following conditions precedent, each of which shall be satisfied on or before December 28, 2005 (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise).  The occurrence of the Restatement Date is subject to and contingent upon Agent Bank having received, in each case in form and substance reasonably satisfactory to Agent Bank, or in the case of an occurrence, action or event, the occurrence of, each of the following:

Section 3.01.          Credit Agreement.  Executed counterparts of this Credit Agreement in sufficient duplicate originals for Borrowers and each of the Banks.

Section 3.02.          The Notes.

a.             On or before the Restatement Date, the Revolving Credit Note duly executed by the Borrowers in favor of Agent Bank shall be delivered to Agent Bank.

b.             On or before the Restatement Date, the Swingline Note duly executed by the Borrowers in favor of Swingline Lender shall be delivered to Swingline Lender.

Section 3.03.          Security Documentation.  The Security Document Amendments duly executed by each of the applicable Borrowers or other parties thereto, consisting of the following:

a.             First Amendment to MPI Deed of Trust;

b.             First Amendment to SGLVI Deed of Trust;

c.             First Amendment to SDI Mortgage; and

d.             Trademark Security Agreement.

Section 3.04.          Other Loan Documents.  The following Loan Documents duly executed by each of the applicable Borrowers and any other applicable party thereto, consisting of the following shall be delivered or caused to be delivered to Agent Bank on or before the Restatement Date:

a.             Environmental Certificate.

Section 3.05.          Articles of Incorporation, Bylaws, Corporate Resolutions, Certificates of Good Standing and Closing Certificate.  On or before the Restatement Date, Agent Bank shall have received from each of the Borrowers: (i) a Certificate of Good Standing issued by the Secretary of State of the applicable state of incorporation and dated within thirty (30) Banking Business Days of the Restatement Date, (ii) a copy of the articles of incorporation and by-laws certified to be true and correct by a duly Authorized Officer of each respective Borrower, (iii) an original Certificate of Corporate Resolution and Certificate of Incumbency executed by the Secretary of each respective Borrower and attested to by its President, Vice President, or Treasurer authorizing Borrowers to enter into all documents and agreements to be executed by it pursuant to this Credit Agreement and further authorizing and empowering the officer or officers who will execute such documents and agreements with the authority and power to execute such documents and agreements on behalf of each respective Borrower, (iv) designation by corporate certificate (“Authorized Officer Certificate”), substantially in the form of the Authorized Officer Certificate marked “Exhibit F”, affixed hereto and by this reference incorporated herein and made a part hereof, of the officers of each respective Borrower who are authorized to give Notices of Borrowing, Continuation/ Conversion Notices, Pricing Certificates, Compliance Certificates and all other notices, requests, reports, consents, certifications and authorizations on behalf of each of the Borrowers and the Borrower Consolidation, each individually an “Authorized Officer”

and collectively the “Authorized Officers”, and (v) an original Closing certificate (“Closing Certificate”), substantially in the form of the Closing Certificate marked “Exhibit G”, affixed hereto and by this reference incorporated herein and made a part hereof, duly executed by an Authorized Officer of Borrowers.

Section 3.06.          Opinion of Counsel.  One or more opinions of counsel to the Borrowers, dated as of the Restatement Date and addressed to the Agent Bank on behalf of itself and each of the Banks, together with their respective successors and assigns, substantially in the form of the legal opinion marked “Exhibit I”, affixed hereto and by this reference incorporated herein and made a part hereof.

Section 3.07.          Restatement Title Coverage.  As of the Closing Date, the Restatement Title Coverage (or proforma commitment for the issuance thereof) consistent with the requirements of the Restatement Closing Instructions.

Section 3.08.          Survey.  If required by Title Insurance Company as a condition for the issuance of the MPI Title Endorsements, a current boundary and location survey for the MPI Real Property, subject to exceptions approved by Lenders prior to the Restatement Date, delivered to Agent Bank no less than ten (10) Banking Business Days prior to the Restatement Date, which, if so required, must (a) be certified to Agent Bank and the MPI Title Insurance Company, (b) show the MPI Real Property to be free of encroachments, overlaps, and other survey defects, (c) show the courses and distances of the lot lines for the MPI Real Property, (d) show that all existing improvements are located within said lot and building lines, and (e) show the location  of all above and below ground easements, improvements, appurtenances, utilities, rights-of-way, water rights and ingress and egress, by reference to book and page numbers and/or filed map reference.  On or before the Restatement Date, Borrowers shall comply with all other survey requirements of Title Insurance Companies for the issuance of the Title Insurance Policies without reference to any exception of title based on any survey requirement.

Section 3.09.          Payment of Taxes.  Evidence satisfactory to Agent Bank that all past and current real and personal property taxes and assessments which are presently due and payable applicable to the Collateral Properties have been paid in full.

Section 3.10.          Insurance.  Copies of declaration pages of each insurance policy, certified to be true and correct in all respects by an Authorized Officer of Borrowers, together with original binders evidencing Borrowers as the named insured, and original certificates of insurance, loss payee and mortgagee endorsements naming Agent Bank as mortgagee, loss payee and additional insured as required by the insurance provisions set forth in Section 5.09 of this Credit Agreement.

Section 3.11.          Payment of Fees.  Payment by Borrowers to Agent Bank of the fees to the extent then due and payable on the Restatement Date as provided in Section 2.09(a) hereinabove.

Section 3.12.          Reimbursement for Expenses and Fees.  Reimbursement by Borrowers for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the Credit Facility, excluding, however, all Syndication Costs, but including, but not limited to, escrow charges, title insurance premiums, environmental examinations, recording fees, appraisal fees, reasonable attorney’s fees of Henderson & Morgan, LLC and insurance consultant fees, and all other like fees and expenses remaining unpaid as of the Restatement Date to the extent then due and payable on the Restatement Date, provided that the amount then invoiced shall not thereafter preclude Borrowers’ obligation to pay such costs and expenses relating to the restatement of the Credit Facility following the Restatement Date or to reimburse Agent Bank for the payment thereof.

Section 3.13.          Intentionally omitted.

Section 3.14.          Phase I Environmental Site Assessments.

a.             A Phase I Environmental Site Assessment or Assessments of the Collateral Properties prepared in conformance with the scope and limitations of ASTM Standard Designation E1527-93 and approved by Agent Bank.  The Phase I Environmental Site Assessments delivered to Agent Bank in connection with the Existing Credit Facility shall be deemed to satisfy this requirement.  Any recommended action shall have been completed by Borrowers.

b.             Borrowers hereby confirm the representations contained in Sections 2.1 and 2.2 of the Environmental Certificate are true and correct in all respects, except with respect to the matters disclosed on the Schedule of Significant Litigation.

Section 3.15.          Evidence of Right to Occupancy of Collateral Properties.  A copy of the permanent certificate of occupancy issued by each applicable Governmental Authority, evidencing the right of the Borrower Consolidation to use and hold open for the use and occupancy of the public of the Hotel/Casino Facilities.

Section 3.16.          Gaming Permits.  Copies of those Gaming Permits issued by each applicable Gaming Authority evidencing the right of the Borrower Consolidation to conduct pari-mutuel wagering on live horseracing and simulcast horse and greyhound racing at the MPI Hotel/Casino Facilities and to conduct gaming activities and games of chance at each of the Hotel/Casino Facilities.

Section 3.17.          Financial Statements.  Audited financial statements of the Borrower Consolidation for the most recently ended Fiscal Year, to the extent the same have been prepared and are available.

Section 3.18.          Schedule of all Significant Litigation.  A Schedule of Significant Litigation (Schedule 3.18) involving any member of the Borrower Consolidation, in each instance setting forth the names of the other parties thereto, a brief description of such litigation, whether or not such litigation is covered by insurance and, if so, whether the defense thereof and liability therefor has been accepted by the applicable insurance company indicating whether such acceptance of such defenses with or without a reservation of rights, the commencement date of such litigation and the amount sought to be recovered by the adverse parties thereto or the amount which is otherwise in controversy.

Section 3.19.          No Injunction or Other Litigation.  No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall, and no litigation shall be pending or threatened which in the reasonable judgment of the Agent Bank would or would reasonably be expected to, enjoin, prohibit, limit or restrain the execution and delivery of this Credit Agreement or the making of any advance under the Credit Facility.

Section 3.20.          Additional Documents and Statements.  As of the Restatement Date such additional documents, affidavits, certificates and opinions as Requisite Lenders may reasonably require to insure compliance with this Credit Agreement.  The statements set forth in Section 3.23 shall be true and correct.

Section 3.21.          Woodview Citizen Bank Loan Documents and Green Shingle Loan Documents.

a.             A true and correct copy of the Woodview Citizens Bank Loan Documents and of all amendments and modifications thereto; and

b.             Each of the following with respect to the Green Shingle Loan:

(i)            the originals of each of the Green Shingle Note, Green Shingle Loan Agreement, Green Shingle Security Documents and the original stock certificates of Tecnica stock referenced in the Tecnica Stock Pledge (collectively, the “Green Shingle Loan Documents”);

(ii)           Such endorsements and assignments of the Green Shingle Loan Documents as are reasonably required by Agent

Bank and its attorneys to perfect a first position security interest in the Green Shingle Loan Documents as additional collateral for the Credit Facility.

Section 3.22.          Intentionally omitted.

B.            Conditions Precedent to all Borrowings.  The obligation of each Lender and Agent Bank to make any Borrowing requested to be made on any Funding Date, except Borrowings made upon the demand of Agent Bank for the purpose of funding repayment of Swingline Advances and/or L/C Reimbursement Obligations, is subject to the occurrence of each of the following conditions precedent as of such Funding Date:

Section 3.23.          Notice of Borrowing.  With respect to any Borrowing, the Agent Bank shall have received in accordance with Section 2.03 on or before such Funding Date an original and duly executed Notice of Borrowing or facsimile copy thereof, to be promptly followed by an original.

Section 3.24.          Certain Statements.  On the Restatement Date and as of the Funding Date the following statements shall be true and correct:

a.             The representations and warranties with respect to the Borrowers contained in Article IV hereof (other than representations and warranties which expressly speak only as of a different date which shall be true and correct as of such date) are true and correct on and as of the Funding Date and as of the Restatement Date in all material respects as though made on and as of that date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by this Credit Agreement or by any other Loan Document, or which is otherwise consented to by Requisite Lenders;

b.             The representations and certifications contained in the Environmental Certificate are true and correct in all material respects (other than representations and warranties which expressly speak only as of a different date which shall be true and correct as of such date);

c.             Since the date of the most recent financial statements referred to in Section 3.17 and 5.08(b), no Material Adverse Change shall have occurred; and

d.             No event has occurred or as a result of any Borrowings contemplated hereby would occur and is continuing, or would result from the making thereof, which constitutes a Default or Event of Default hereunder.

Section 3.25.          Gaming Permits.  The Borrower Consolidation shall have all Gaming Permits material to or required for the conduct of its gaming businesses and the conduct of games of chance at the MPI Hotel/Casino Facilities and the SGLVI Hotel/Casino Facility and such Gaming Permits shall not then be suspended, enjoined or prohibited (for any length of time) by any Gaming Authority or any other Governmental Authority.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Banks to enter into this Credit Agreement, Borrowers make the following representations and warranties:

Section 4.01.          Organization; Power and Authorization.  MTRI is a corporation duly organized and validly existing under the laws of the State of Delaware.  SGLVI and SGFI are each a corporation duly organized and validly existing under the laws of the State of Nevada.  MPI is a corporation duly organized and validly existing under the laws of the State of West Virginia.  PIDI is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  SDI is a corporation duly organized and validly existing under the laws of the State of Ohio.  Each Borrower (i) has all requisite corporate power, authority and legal right to execute and deliver each document, agreement or certificate to which it is a party or by which it is bound in connection with the Credit Facility, to consummate the transactions and perform its obligations hereunder and thereunder, and to own its properties and assets and to carry on and conduct its business as presently conducted or proposed to be conducted, and (ii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Credit Agreement and the other Loan Documents to which it is a party or by which it is bound and to consummate the transactions contemplated hereunder and thereunder.

Section 4.02.          No Conflict With, Violation of or Default Under Laws or Other Agreements.  Neither the execution and delivery of this Credit Agreement, the Revolving Credit Note or any other Loan Document, or any other agreement, certificate or instrument to which any Borrower is a party or by which it is bound in connection with the Credit Facility, nor the consummation of the transactions contemplated hereunder or thereunder, nor the compliance with or performance of the terms and conditions herein or therein, is prevented by, limited by, conflicts in any material respect with, or will result in a material breach or violation of, or a material default (with due notice or lapse of time or both) under, or the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of their respective property or assets by virtue of, the terms, conditions or provisions of (a) any indenture, evidence of indebtedness, loan or financing  agreement, or other agreement or instrument of whatever nature to which any

Borrower is bound, or (b) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which Borrowers are subject.

Section 4.03.          Litigation.  Except as disclosed on the Schedule of Significant Litigation delivered in connection with Section 3.18, to the best knowledge of Borrowers, after due inquiry and investigation, there is no action, suit, proceeding, inquiry, hearing or investigation pending or threatened, in any court of law or in equity, or before any Governmental Authority, which reasonably would be expected to (a) result in any Material Adverse Change in the operation of the Hotel/Casino Facilities or in its business, financial condition, properties or operations, (b) materially adversely affect the Borrowers’ ability to perform their respective obligations under the Credit Agreement and the other Loan Documents, or (c) materially adversely affect the validity or enforceability of this Credit Agreement and the other Loan Documents.  To the best knowledge of Borrowers, after due inquiry and investigation, no Borrower is in violation of or default with respect to any order, writ, injunction, decree or demand of any Governmental Authority.

Section 4.04.          Agreements Legal, Binding, Valid and Enforceable.  This Credit Agreement, the Revolving Credit Note, the Security Documentation and all other Loan Documents, when executed and delivered by Borrowers in connection with the Credit Facility will constitute legal, valid and binding obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 4.05.          Information and Financial Data Accurate; Financial Statements; No Adverse Event.  To the best of Borrowers’ knowledge, information and belief, all information and financial and other data previously furnished in writing by Borrowers in connection with the Credit Facility was true, correct and complete in all material respects as of the date furnished (unless subsequently corrected prior to the date hereof), and there has been no Material Adverse Change with respect thereto to the date of this Credit Agreement since the dates thereof.  No information has been omitted which would make the information previously furnished in such financial statements to Banks misleading or incorrect in any material respect to the date of this Credit Agreement.  Any and all financial statements heretofore furnished to Banks by Borrowers: (a) present fairly the financial position of Borrowers as of their respective dates and the results of operations and changes in financial position for the periods to which they apply, and (b) have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved.  Since the date of the financial statements referred to in this Section 4.05, there has been no Material Adverse Change in the financial condition, assets, liabilities, business or operations of Borrowers.

Section 4.06.          Governmental Approvals.  All timely consents, approvals, orders or authorizations of, or registrations, declarations, notices or filings with any Governmental Authority which are required in connection with the valid execution and delivery of this Credit Agreement and the other Loan Documents by Borrowers and the carry-out or performance of any of the transactions required or contemplated hereunder, or thereunder, by Borrowers, have been obtained or accomplished and are in full force and effect, or can be obtained or accomplished by Borrowers.  To the best of Borrowers’ knowledge, all timely consents, approvals, orders or authorizations of, or registrations, declarations, notices or filings with any Governmental Authority which are required by Borrowers in connection with the use and operation of the MPI Hotel/Casino Facilities and SGLVI Hotel/Casino Facility have been obtained or accomplished and are in full force and effect.

Section 4.07.          Payment of Taxes.  To the best of Borrowers’ knowledge, Borrowers have duly filed or caused to be filed all federal, state and local tax reports and returns which are required to be filed by them and have paid or made provisions for the payment of, all material taxes, assessments, fees and other governmental charges which have or may have become due pursuant to said returns or otherwise pursuant to any assessment received by Borrowers except such taxes, assessments, fees or other governmental charges, if any, as are being contested in good faith by Borrowers by appropriate proceedings and for which Borrowers have maintained adequate reserves for the payment thereof in accordance with GAAP.

Section 4.08.          Title to Properties.  To the best of Borrowers’ knowledge, Borrowers shall have good and marketable title to the Collateral Properties as of the Restatement Date and at all times during the term of the Credit Facility.  Each of the Borrowers has good and marketable title to:  (a) all of its properties and assets reflected in the most recent financial statements referred to in Section 4.05 hereof as owned by them (except those properties and assets disposed of since the date of said financial statements in the ordinary course of business or those properties and assets which are no longer used or useful in the conduct of its businesses), including, but not limited to, Borrowers’ interest in patents, trademarks, tradenames, servicemarks, and licenses relating to or pertaining to the Collateral Properties or the Hotel/Casino Facilities, and (b) all properties and assets acquired by them subsequent to the date of the most recent financial statements referred to in Section 4.05 hereof.  All such properties and assets are not subject to any liens, encumbrances or restrictions except Permitted Encumbrances.  All roads, easements and rights of way necessary for the full utilization of the Collateral Properties have been completed and/or obtained.

Section 4.09.          No Untrue Statements.  To the best of Borrowers’ knowledge, all statements, representations and warranties made by Borrowers in this Credit Agreement, any other Loan Document and any other agreement, document, certificate or instrument previously furnished or to be furnished by Borrowers to Banks pursuant to the provisions of this Credit Agreement, at the time they were made and on and as of the Restatement Date: (a) are and shall be true, correct and complete in all material respects, (b) do not and shall not contain any untrue statement of a material fact, and (c) do not and shall not omit to state a material fact, the absence of which makes the information contained herein or therein materially misleading or incomplete.  Borrowers understand that all such statements, representations and warranties shall be deemed to have been relied upon by Banks as a material inducement to establish the Credit Facility.

Section 4.10.          Brokerage Commissions.  No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Credit Agreement.  No brokerage or other fee, commission or compensation is to be paid by Banks with respect to the extensions of credit contemplated hereby and Borrowers agree to indemnify Banks against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney’s fees incurred by Banks in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

Section 4.11.          No Defaults.  No Borrower has received any notice, declaration or similar correspondence or communication, oral or written, evidencing, declaring or claiming a violation of any applicable law and/or regulations, the violation of which materially and adversely affects the business, financial condition or operations of the Hotel/Casino Facilities.  Borrowers are not in violation or default (nor is there any waiver in effect which, if not in effect, would result in a violation or default) in any material and adverse respect under any indenture, evidence of indebtedness, loan or financing agreement or other agreement or instrument of whatever nature to which they are a party or by which they are bound (except for any defaults previously brought to Lenders’ attention in writing, for which Borrowers have received a waiver from Requisite Lenders), a default under which would reasonably be expected to result in a Material Adverse Change.

Section 4.12.          Employee Retirement Income Security Act of 1974.  No Reportable Event has occurred and is continuing with respect to any Pension Plan under ERISA, that gives rise to liabilities that would constitute a Material Adverse Change.

Section 4.13.          Availability of Utility Services.  All utility services and facilities necessary for the Hotel/Casino Facilities and the Collateral Properties

including, without limitation, electrical, water, gas and sewage services and facilities are available at the boundaries of the Collateral Properties.

Section 4.14.          Policies of Insurance.  Each of the copies of the declaration pages, original binders and certificates of insurance evidencing the Policies of Insurance relating to the Hotel/Casino Facilities delivered to Agent Bank by Borrowers (i) is a true, correct and complete copy of the respective original thereof as in effect on the date hereof, and no amendments or modifications of any of said documents or instruments not included in such copies have been made, and (ii) has not been terminated and is in full force and effect.  Borrowers are not in default in the observance or performance of their respective obligations under said documents and instruments, and Borrowers have done all things required to be done as of the Restatement Date to keep unimpaired their respective rights thereunder.

Section 4.15.          Intentionally omitted.

Section 4.16.          Intentionally omitted.

Section 4.17.          Gaming Permits and Approvals.  All Gaming Permits required to be held by Borrowers are current and in good standing and Borrowers presently hold all Gaming Permits necessary for the continued operation of the Hotel/Casino Facilities.

Section 4.18.          Environmental Certificate.  The representations and certifications contained in the Environmental Certificate are true and correct in all material respects.

Section 4.19.          Investment Company Act.  Each Borrower is neither an “investment company” nor a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.20.          Public Utility Holding Company Act.  Each Borrower is neither a “holding company,” nor a “subsidiary company” of a “holding company,” nor an “affiliate” of a “holding company” nor of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.21.          Labor Relations.  There is no strike or work stoppage in existence, or to the best knowledge of Borrowers threatened, involving any Borrower or the Hotel/Casino Facilities that reasonably would be expected to result in a Material Adverse Change.

Section 4.22.          Trademarks, Patents, Licenses, Franchises, Formulas and Copyrights.  Except as disclosed in Schedule 4.22, affixed to the Existing Credit

Agreement and by this reference incorporated herein, each of the Borrowers owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or has a valid license or sublicense of rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its respective businesses, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Change on the business, operations, property, assets or condition (financial or otherwise) of Borrowers.  Each of the patents, trademarks, servicemarks, tradenames and copyrights owned by Borrowers under the common law or which is registered with any Governmental Authority is set forth on Schedule 4.22, attached to the Existing Credit Agreement.

Section 4.23.          Contingent Liabilities.  As of the Restatement Date, Borrowers have incurred no material Contingent Liabilities (any Contingent Liability in excess of One Million Dollars ($1,000,000.00) being deemed material) other than those described on Schedule 4.23.

Section 4.24.          Subsidiaries.  As of the Restatement Date, no member of the Borrower Consolidation has any Subsidiaries that are not members of the Borrower Consolidation, other than those Subsidiaries existing as of the Restatement Date which are described on the Schedule of Restricted and Unrestricted Subsidiaries attached hereto as Schedule 4.24.

Section 4.25.          Woodview Citizens Bank Documents and Green Shingle Loan Documents.

a.             The copies of the Woodview Citizens Bank Documents which have been delivered to Agent Bank in accordance with Section 3.21(a) are true and correct copies of the originals thereof.

b.             The Green Shingle Loan Documents which have been delivered to Agent Bank in accordance with Section 3.21(c) are originals.

c.             The Woodview Citizens Bank Documents and Green Shingle Loan Documents are all in full force and effect, and none of them have been amended or otherwise modified except as set forth by documents delivered to Agent Bank in accordance with Section 3.21.

Section 4.26.          Pledged Stock.  The stock certificates delivered to Agent Bank in connection with the Stock Pledges represent one hundred percent (100%) of all of the issued and outstanding stock of MPI, SGLVI, PIDI, SDI and SGFI.

Section 4.27.          Senior Unsecured Indenture.  The copy of the Senior Unsecured Indenture and all modifications and amendments thereto (if any) which have been delivered to Agent Bank are a true, correct and complete copy of the respective original thereof, as in effect on the Restatement Date, and no amendments or modifications have been made to such Senior Unsecured Indenture, except as set forth by documents delivered to Agent Bank or otherwise reasonably approved in writing by Requisite Lenders.  The Senior Unsecured Indenture, as amended, has not been terminated and is in full force and effect.  The Borrower Consolidation is not in default in the observance or performance of any of its material obligations under the Senior Unsecured Indenture and has done all things required to be done as of the Restatement Date to keep unimpaired its rights thereunder.  The increase of the Credit Facility to Eighty-Five Million Dollars ($85,000,000.00) and issuance of the PIDI License Letter of Credit is permitted under the terms of the Senior Unsecured Indenture.

ARTICLE V

GENERAL COVENANTS OF BORROWERS

To induce the Banks to enter into this Credit Agreement, Borrowers covenant to Banks as follows:

Section 5.01.          FF&E.  The Borrower Consolidation shall furnish, fixture and equip the Hotel/Casino Facilities with FF&E it reasonably deems appropriate for the operation of the Hotel/Casino Facilities.  All FF&E that is purchased and installed in the Hotel/Casino Facilities shall be purchased free and clear of any liens, encumbrances or claims, other than Permitted Encumbrances.

Section 5.02.          Permits; Licenses and Legal Requirements.  Borrowers shall comply in all material respects with and keep in full force and effect, as and when required, all Gaming Permits and all material permits, licenses and approvals obtained from any Governmental Authorities which are required for the operation and use of the MPI Hotel/Casino Facilities, SGLVI Hotel/Casino Facility and SDI Facility.  Borrowers shall comply in all material respects with all applicable material existing and future laws, rules, regulations, orders, ordinances and requirements of all Governmental Authorities, and with all recorded restrictions affecting the Collateral Properties.

Section 5.03.          Protection Against Lien Claims.  Borrowers shall promptly pay and discharge or cause to be paid and discharged all claims and liens for labor done and materials and services supplied and furnished in connection with the Hotel/Casino Facilities in accordance with this Section 5.03, except such claims and liens, if any, as are being contested in good faith by Borrowers by appropriate proceedings and for which Borrowers have maintained adequate reserves for the payment thereof in accordance with GAAP.  If any mechanic’s lien or materialman’s lien shall be recorded, filed or suffered to exist against the Collateral Properties or any of them or any interest therein by reason of work, labor, services or materials supplied, furnished or claimed to have been supplied and furnished in connection with the Hotel/Casino Facilities, upon Borrowers receipt of written notice from Agent Bank demanding the release and discharge of such lien, said lien or claim shall be paid, released and discharged of record within ninety (90) days following its receipt of such notice, or, in lieu of such payment Borrowers may (i) with respect to the SGLVI Hotel/Casino Facility cause said mechanic’s lien or materialman’s lien to be released of record pursuant to the provisions set forth in the Nevada Revised Statutes 108.2413, et. seq., within one hundred twenty (120) days of the date of such notice; and (ii) to the extent that any such mechanic’s lien or materialman’s lien shall be recorded, filed or suffered to exist in the State of West Virginia, Borrowers shall cause said mechanic’s lien to be released of record pursuant to a bonding or similar statutory procedure under the laws of the State of West Virginia, which statutory procedures shall be reasonably acceptable to Agent Bank and accomplished within one hundred twenty (120) days of the date of such notice.

Section 5.04.          Intentionally omitted.

Section 5.05.          No Change in Character of Business or Location of Chief Executive Office.  At all times throughout the term of the Credit Facility (a) the chief executive office of Borrowers shall be located at State Route 2, South, P.O. Box 356, Chester, West Virginia 26034; provided, however, Borrowers shall be entitled to move their chief executive office to another location upon no less than thirty (30) days prior written notice to Agent Bank, (b) the Hotel/Casino Facilities shall be operated by the Borrower Consolidation, and (c) Borrowers shall not effect a material change in the nature and character of the business at the Hotel/Casino Facilities as presently conducted and as presently contemplated and disclosed to Banks.

Section 5.06.          Preservation and Maintenance of Properties and Assets; Acquisition of Additional Property.

a.             At all times throughout the term of the Credit Facility, (i) the Borrower Consolidation shall operate, maintain and preserve all rights, privileges, franchises, licenses, Gaming Permits and other properties and assets necessary to conduct its businesses and the Hotel/Casino Facilities, in accordance with all applicable governmental laws, ordinances, approvals, rules and regulations and requirements, including, but not limited to, zoning, sanitary, pollution, building, environmental and safety laws and ordinances, rules and regulations promulgated thereunder, and (ii) Borrowers shall not consolidate with, remove, demolish, materially alter, discontinue the use of, sell, transfer, assign, hypothecate or otherwise dispose of to any Person, any part of its properties and assets necessary for the continuance of its business, as presently conducted and as presently contemplated, other than in the normal course of business, alterations or modifications as are reasonably expected to increase the value of the Collateral, or as otherwise permitted pursuant to this Credit Agreement.

b.             Furthermore, in the event any Borrower, or any Affiliate and/or Related Entity thereof, shall acquire any other real property or rights to the use of real property which is: (i) adjacent to any of the Collateral Properties and used in a material manner in connection with the use and/or operation at the Collateral Properties, the Hotel/Casino Facilities, or any of them, or (ii) if not so adjacent, necessary and required for the use and operation of such Collateral Property, Hotel/Casino Facilities, or any of them, Borrowers shall concurrently with the acquisition of such real property or the rights to the use of such real property, execute or cause the execution of such documents as may be necessary to add such real property or rights to the use of real property as Collateral under the Bank Facilities, together with each of the New Acquisition Certifications.

Section 5.07.          Repair of Properties and Assets.  At all times throughout the term of the Credit Facility, Borrowers shall, at their own cost and expense, (a) maintain, preserve and keep in a manner consistent with hotel and gaming casino operating practices, as the case may be, applicable to hotel/casino operations operating in the jurisdictions in which such properties are located, its assets and properties, including, but not limited to, the Collateral Properties and all FF&E owned or leased by Borrowers in good and substantial repair, working order and condition, ordinary wear and tear excepted, (b) from time to time, make or cause to be made, all necessary and proper repairs, replacements, renewals, improvements and betterments thereto, and (c) from time to time, make such substitutions, additions, modifications and improvements as may be necessary and as shall not impair the structural integrity, operating efficiency and economic value of said assets and properties.  All alterations, replacements, renewals, or additions made pursuant to this Section 5.07 shall become and constitute a part of said assets and property and subject, inter alia, to the provisions of Section 5.01 and subject to the lien of the Loan Documents.

Section 5.08.          Financial Statements; Reports; Certificates and Books and Records.  Until Credit Facility Termination, Borrowers shall, unless the Agent Bank (with the written approval of the Requisite Lenders) otherwise consents, at Borrowers’ sole expense, deliver to the Agent Bank and each of the Lenders a full and complete copy of each of the following and shall comply with each of the following financial requirements:

a.             Monthly and Quarterly Financial Reporting.

(i)            As soon as practicable, and in any event within twenty (20) days after the end of each calendar month (including the last calendar month of each Fiscal Year), the consolidated and consolidating balance sheet, income statement, statement of cash flows, statement of retained earnings and operating statement for the calendar month under review and reflecting year-to-date performance of the Borrower Consolidation and a comparison of the financial performance of the Borrower Consolidation to the prior Fiscal Year’s operations and projected results from operations at the Hotel/Casino Facilities (in each case reconciled with year end audited statements and compared to budget and prior year period) of the Borrower Consolidation all in reasonable detail.  Such financial statements shall be certified by an Authorized Officer of the Borrower Consolidation as fairly presenting the financial condition, results of operations and cash flows of the Borrower Consolidation in accordance with GAAP (other than footnote disclosures) as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(ii)           As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the fourth Fiscal Quarter in any Fiscal Year), the consolidated and consolidating balance sheet, income statement, statement of cash flows, statement of retained earnings and operating statement for the Fiscal Quarter under review and reflecting year-to-date performance of the Borrower Consolidation and a comparison of the financial performance of the Borrower Consolidation to the prior Fiscal Year’s operations and projected results from operations at the Hotel/Casino Facilities (in each case reconciled with year end audited statements and compared to budget and prior year period) of the Borrower Consolidation all in reasonable detail.  Such financial statements shall be certified by an Authorized Officer of the Borrower Consolidation as fairly presenting the financial condition, results of operations and cash flows of the Borrower Consolidation in accordance with GAAP (other than footnote disclosures) as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

b.             Pricing Certificate.  As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the fourth (4th) Fiscal Quarter in any Fiscal Year), a pricing certificate in the form marked “Exhibit E”, affixed to the Credit Agreement and by this reference incorporated herein and made a part hereof (the “Pricing Certificate”) setting forth a preliminary calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations shall be based on the preliminary unaudited financial statements of the Borrower Consolidation for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof; provided, however, that in the event that Borrowers do not deliver a Pricing Certificate when due, then until (but only until) such Pricing Certificate is delivered as provided herein, the Leverage Ratio shall be deemed, for the purpose of determining the Applicable Margin, to be greater than 2.5 to 1.0 and the Applicable Margin determined with respect thereto.

c.             Annual Financial Reporting.  As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheet, income statement, statement of retained earnings and cash flows (reconciled with year end audited statements) of the Borrower Consolidation as at the end of such Fiscal Year, all in reasonable detail.  Such financial statements shall be prepared in accordance with GAAP and shall be accompanied by a report of independent public accountants of recognized standing selected by Borrowers and reasonably satisfactory to the Agent Bank (it being understood that Ernst & Young, LLP or any “Big 5” accounting firm shall be automatically deemed satisfactory to the Agent Bank), which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Banks.  Such accountants’ report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed the Financial Covenants as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.01 through 6.07, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by the Borrower Consolidation in the manner prescribed by this Credit Agreement.  Such financial statements shall be certified by an Authorized Officer of the Borrower Consolidation in the same manner as required with respect to financial statements delivered pursuant to Section 5.08(a);

d.             Budgets and Projections.  As soon as practicable, and in any event no later than fifteen (15) days following the commencement of each Fiscal Year, a budget (including a Capital Expenditure budget) and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next four (4) succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated and consolidating balance sheets, statements of operations and statements of cash flow and, for the second (2nd) and third (3rd) such Fiscal Years, projected consolidated and consolidating condensed balance sheets and statements of operations and cash flows, of the Borrower Consolidation, all in reasonable detail.

e.             Compliance Certificate.  Concurrently with the financial statements and reports required pursuant to Sections 5.08(a)(ii) and 5.08(c), Compliance Certificate signed by an Authorized Officer;

f.              SEC Reporting.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication that shall have been sent to the stockholders of MTRI, and copies of all annual, regular, periodic and special reports (including, without limitation, each 10Q and 10K report) and registration statements which MTRI shall have filed or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Banks pursuant to other provisions of this Section 5.08.

g.             Books and Records.  Until Credit Facility Termination, Borrowers, and each of them, shall keep and maintain complete and accurate books and records in accordance with GAAP, consistently applied.  Subject to compliance with all applicable Gaming Laws and the Securities and Exchange Act of 1934, as amended, Borrowers, and each of them, shall permit Banks and any authorized representatives of Banks to have reasonable access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of Borrowers at all reasonable times upon the giving of reasonable notice of such intent.  In addition:  (i) in the event of the occurrence of any Default or Event of Default, or (ii) in the event any Material Adverse Change occurs, Borrowers shall promptly, and in any event within three (3) days after actual knowledge thereof, notify Agent Bank in writing of such occurrence; and

h.             Construction Projects Reporting.  On or before thirty (30) days after the end of each calendar month occurring subsequent to the Commencement of Construction of any Construction Project and continuing until forty-five (45) days after final completion of such Construction Project, Borrowers shall submit a written report to Agent Bank and to Lenders’ Consultant reporting on the status of such construction, including, without limitation, percentage of completion, line item breakdown of amounts expended and amounts remaining to be expended to completion and comparison to the approved construction budgets, including, without limitation, any changes, variances and/or overages to the line items, scope or total costs of such Construction Project.

i.              Other Information.  Until Credit Facility Termination, Borrowers, and each of them, shall furnish to Agent Bank, with sufficient copies for distribution to each of the Banks, any financial information or other information bearing on the financial status of the Borrowers, or any of them, which is reasonably requested by Agent Bank or Requisite Lenders.

Section 5.09.          Insurance.  Until Credit Facility Termination, Borrowers shall obtain, or cause to be obtained, and shall maintain or cause to be maintained with respect to the Collateral, at their own cost and expense, and have deposited with Agent Bank the following coverages:

a.             Property Insurance.  Borrowers shall maintain a special causes of loss (“All Risk” - ISO form or equivalent), perils policy covering the buildings and improvements, and any other permanent structures for one hundred percent (100%) of the replacement cost.  Borrowers shall maintain a Ten Million Dollar ($10,000,000.00) limit of coverage for the perils of flood and earthquake covering the Collateral.  Upon the request of Agent Bank, replacement cost for insurance purposes will be established by an independent appraiser mutually selected by Borrowers and Agent Bank.  The policy will include Agreed Amount (waiving co-insurance), replacement cost valuation and building ordinance endorsements.  The policy will include a standard mortgagee clause (ISO form or equivalent, i.e. Borrower’s acts will not impair mortgagee’s right to recover, exclusive payment of loss to mortgagee and automatic notice of cancellation or non-renewal to mortgagee) and provide that all losses in excess of Two Hundred Thousand Dollars ($200,000.00) be adjusted with the Agent Bank.  The Borrowers waive any and all rights of subrogation against Banks resulting from losses to property.

b.             Personal Property (including machinery, equipment, furniture, fixtures, stock).  Borrowers shall maintain a special causes of loss (“All Risk”) perils property coverage for all personal property owned, leased or for which Borrowers are legally liable.  The coverage will include a lenders’ loss payable endorsement in favor of Agent Bank.

The policy providing real property and personal property coverages, as specified in 5.09(a) and (b) hereinabove, may include a deductible of no more than Twenty-Five Thousand Dollars ($25,000.00) for any single occurrence.  Flood and earthquake deductibles can be no more than Two Hundred Fifty Thousand Dollars ($250,000.00), if a separate deductible applies.

c.             Business Interruption/Extra Expense.  Borrowers shall maintain combined Business Interruption/Extra Expense coverage for the Hotel/Casino Facilities with a limit representing no less than eighty percent (80%) of the net profit plus continuing expenses (including debt service) for the race track, hotel and casino facilities (including all video lottery/slot operations).  Such coverage shall include an extensions for off premises power losses at One Million Dollars ($1,000,000.00) and extended period of indemnity of one hundred eighty (180) days endorsement.  These coverages may have deductible of no greater than twenty-four (24) hours, or Twenty-Five Thousand ($25,000.00), if a separate deductible applies.  This coverage will be specifically endorsed to include Agent Bank as loss payee.

d.             Boiler and Machinery.  Borrowers shall maintain a Boiler and Machinery policy for the Casino Facilities written on a Comprehensive Form with a combined direct and indirect limit of no less than Ten Million Dollars ($10,000,000.00).  The policy shall include extensions for Agreed Amount (waiving co-insurance) and Replacement Cost Valuation.  The policy may contain deductibles of no greater than Ten Thousand Dollars ($10,000.00) direct and twenty-four (24) hours indirect.

e.             Crime Insurance.  Borrowers shall obtain a comprehensive crime policy, including the following coverages:

(i)            employee dishonesty - One Million Dollars ($1,000,000.00);

(ii)           money and securities (inside) - Five Hundred Thousand Dollars ($500,000.00);

(iii)          money and securities (outside) - Five Hundred Thousand Dollars ($500,000.00);

(iv)          depositor’s forgery - One Million Dollars ($1,000,000.00);

(v)           computer fraud - One Million Dollars ($1,000,000.00).

The policy must be amended so that money is defined to include “tokens and chips” (as defined in Regulation 12.010 of the Nevada Gaming Authorities).  The policy may contain deductibles of no greater than Twenty-Five Thousand Dollars ($25,000,000.00) for all coverages listed above.

f.              Commercial General Liability (1998 Form or Equivalent).  Borrowers shall maintain a Commercial General Liability policy with a One Million Dollar ($1,000,000.00) combined single limit for bodily injury and property damage, including Products Liability, Contractual Liability, and all standard policy form extensions.  The policy must provide a Two Million Dollar ($2,000,000.00) general aggregate (per location, if multi-location risk) and be written on an “occurrence form”.  The policy will also include extensions for Liquor Legal Liability, Employee Benefits Legal Liability, Innkeepers Legal and Safe Deposit Legal coverages and Spectator Liability coverages (if necessary, a separate policy can be secured for Spectator Liability).  If the general liability policy contains a self-insured retention, it shall be no greater than Ten Thousand Dollars ($10,000.00) per occurrence, with an aggregate retention of no more than Two Hundred Fifty Thousand Dollars ($250,000.00), including expenses.

The policy shall be endorsed to include Agent Bank as an additional insured on behalf of the Banks.  Definition of additional insured shall include all officers, directors, employees, agents and representatives of the additional insured.  The coverage for additional insured shall apply on a primary basis irrespective of any other insurance whether collectible or not (ISO Form #CG20261185 Additional Insured - Designated Person or Organization, or Equivalent).

g.             Care, Custody and Control Liability.  Borrowers shall maintain a care, custody and control liability policy with a single limit of no less than One Hundred Thousand Dollars ($100,000.00) (each horse)/One Million Dollars ($1,000,000.00) (in the aggregate) per occurrence for any injury, damage or death to horses in the care, custody and control of the Borrowers.  The Agent Bank shall be included as an additional insured under such policy.

h.             Automobile.  Borrowers shall maintain a comprehensive Automobile Liability Insurance Policy written under coverage “symbol 1”, providing a One Million Dollar ($1,000,000.00) combined single limit for bodily injury and property damage covering all owned, non-owned and hired vehicles of the Borrowers.  If the policy contains a self insured retention it shall be no greater than Ten Thousand Dollars ($10,000.00) per occurrence with an aggregate retention of no more than Two Hundred Fifty Thousand Dollars ($250,000.00), including expenses.  The following additional coverages must be purchased by Borrowers:

(i)            Garage Liability.  A One Million Dollar ($1,000,000.00) combined single limit for bodily and property damage for the garage operation.

(ii)           Garagekeepers Legal Liability.  Five Hundred Thousand Dollar ($500,000.00) limit for comprehensive and collision coverages for physical damage to vehicles in the Borrowers’ care, custody and control.  The policy can be subject to a deductible of no greater than Two Thousand Five Hundred Dollars ($2,500.00) for each auto and Ten Thousand Dollars ($10,000.00) for each loss.

i.              Workers Compensation and Employers Liability Insurance.  Borrowers shall maintain a standard workers compensation policy covering the states of Nevada, West Virginia (as West Virginia is a monopolistic state coverage must be secured through the state fund) and any other state where the company is operating, including employers liability coverage subject to a limit of no less than One Million Dollars ($1,000,000.00) each employee, One Million Dollars ($1,000,000.00) each accident, One Million Dollars ($1,000,000.00) policy limit.  The policy shall include endorsements for Voluntary Compensation, Stop Gap Liability, Long-Shoreman’s and Harbors Workmans Compensation Act and Maritime Coverages (as applicable).  If the Borrowers have elected to self-insure Workers Compensation coverage in the State of Nevada (or any other state), the Agent Bank must be furnished with a copy of the certificate from the state(s) permitting self-insurance and evidence of a Stop Loss Excess Workers Compensation policy with a specific retention of no greater than One Hundred Fifty Thousand Dollars ($150,000.00) per occurrence.

j.              Retention.  If Borrowers’ general liability and automobile policies include a self-insured retention, it is agreed and fully understood that Borrowers are solely responsible for payment of all amounts due within said self-insured retentions.  Any Indemnification/Hold Harmless provision is extended to cover all liabilities associated with said self-insured retentions.

k.             Umbrella Liability.  An Umbrella Liability policy shall be purchased with a limit of not less than Fifty Million Dollars ($50,000,000.00) providing excess coverage over all limits and coverages indicated in paragraphs (f), (h) and (i) above.  The limits can be obtained by a combination of Primary and Excess Umbrella policies, provided that all layers follow form with the underlying policies indicated in (f), (h) and (i) are written on an “occurrence” form.  This policy shall be endorsed to include the Agent Bank as an additional insured on behalf of the Banks, in the same manner set forth in Section 5.09(f) hereinabove.

l.              Key Man Life Insurance.  The Borrower Consolidation shall maintain key-man life insurance on the life of Arneault in an aggregate amount of no less than Eight Million Dollars ($8,000,000.00).  Each such key man life insurance policy or policies shall designate MTRI as the beneficiary thereof and shall provide that written notice shall be given to Agent Bank no less than thirty (30) days prior to any cancellation or termination thereof.

m.            Ratings.  Except as provided below, all policies indicated above shall be written with insurance companies licensed and admitted to do business in all states where the Borrower Consolidation, or any of them, is operating and shall be rated no lower than “A XII” in the most recent addition of A.M. Best’s and “AA-” in the most recent edition of Standard & Poor’s, or such other carrier reasonably acceptable to Agent Bank.  All policies discussed above shall be endorsed to provide that in the event of a cancellation, non-renewal or material modification, Agent Bank shall receive thirty (30) days prior written notice thereof.  The Borrowers shall furnish Agent Bank with Certificates of Insurance executed by an authorized agent evidencing compliance with all insurance provisions discussed above on an annual basis.  The Borrowers shall also furnish actual policy endorsements evidencing appropriate status of Agent Bank (as mortgagee, loss payee and additional insured).  Certificates of Insurance executed by an authorized agent of each carrier providing insurance evidencing continuation of all coverages have been provided on the Restatement Date and will be provided annually on or before ten (10) days prior to the expiration of each policy.  All certificates and other notices related to the insurance program shall be delivered to Agent Bank concurrently with the delivery of such certificates or notices to such carrier or to Borrowers, or any of them, as applicable.  Notwithstanding the foregoing, however, Agent Bank, on behalf of the Lenders, consents to the following coverages with the Standard and Poor’s ratings set forth below:

(i)            Excess Liability with Great American at A-;

(ii)           Umbrella with AIG (National Union Fire Insurance Co.) at AA+;

(iii)          General Liability and Auto with American Specialty/Discover P&C at A+;

(iv)          Crime with AIG (National Union Fire Insurance Co.) at AA+;

(v)           Property Insurance with Allian, Global Risks U.S. Insurance Company at AA-, Affiliated FM at BBBpi; Continental Casualty Company at A-, Liberty Mutual Fire Insurance Company at A, Travelers Property Casualty Company at A+ and/or Zurich American Insurance Company at A+.

n.             Other Coverage.  Any other insurance reasonably requested by Agent Bank or Requisite Lenders in such amount and covering such risks as may be reasonably required and customary in the race track hotel/casino industry in the general location of the Hotel/Casino Facilities.  Approval of any insurance by Agent Bank shall not be a representation of solvency of any insurer or sufficiency of any coverage required under this Credit Agreement.  All requirements are considered minimum in terms of the purchase and maintenance of insurance under this Credit Agreement.

Section 5.10.          Taxes.  Throughout the term of the Credit Facility, Borrowers shall prepare and timely file or cause to be prepared and timely filed all federal, state and local tax returns required to be filed by it, and Borrowers shall pay and discharge prior to delinquency all taxes, assessments and other governmental charges or levies imposed upon it, or in respect of any of any of its properties and assets except such taxes, assessments and other governmental charges or levies, if any, as are being contested in good faith by Borrowers in the manner which is set forth for such contests by Section 4.07 herein.

Section 5.11.          Permitted Encumbrances Only.  At all times throughout the term of the Credit Facility, Borrowers shall not create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, encumbrance, attachment, levy, distraint, or other judicial process and burdens of every kind and nature except the Permitted Encumbrances on or with respect to the Collateral, except (a) with respect to matters described in Sections 5.03 and 5.10 such items as are being contested in the manner described therein, and (b) with respect to any other items, if any, as are being contested in good faith by appropriate proceedings and for which Borrowers have maintained adequate reserves for the payment thereof.

Section 5.12.          Advances.  At any time during the term of the Credit Facility, if Borrowers should fail (a) to perform or observe, or (b) to cause to be performed or observed, any covenant or obligation of Borrowers under this Credit Agreement or any of the other Loan Documents, then Agent Bank, upon the giving of reasonable notice may (but shall be under no obligation to) take such steps as are necessary to remedy any such non-performance or non-observance and provide for payment thereof.  All amounts advanced by Agent Bank or Lenders pursuant to this Section 5.12 shall become an additional obligation of Borrowers to Lenders secured by the Deeds of Trust and other Loan Documents, shall constitute a Mandatory Commitment Reduction until repaid and shall become due and payable by Borrowers on the next interest payment date, together with interest thereon at a rate per annum equal to the Default Rate (such interest to be calculated from the date of such advancement to the date of payment thereof by Borrowers).

Section 5.13.          Further Assurances.  Borrowers will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such amendments or supplements hereto or to any of the Loan Documents and such further documents, instruments and transfers as Requisite Lender or Agent Bank may reasonably require for the curing of any defect in the execution or acknowledgement hereof or in any of the Loan Documents, or in the description of the Collateral Properties or other Collateral or for the proper evidencing of giving notice of each lien or security interest securing repayment of the Credit Facility.  Further, upon the execution and delivery of the Deeds of Trust and each of the Loan Documents and thereafter, from time to time, Borrowers shall cause the Deeds of Trust and each of the Loan Documents and each amendment and supplement thereto to be filed, registered and recorded and to be refiled, re-registered and re-recorded in such manner and in such places as may be reasonably required by the Requisite Lenders or Agent Bank, in order to publish notice of and fully protect the liens of the Deeds of Trust and the Loan Documents and to protect or continue to perfect the security interests created by the Deeds of Trust and Loan Documents in the Collateral Properties and Collateral and to

perform or cause to be performed from time to time any other actions required by law and execute or cause to be executed any and all instruments of further assurance that may be necessary for such publication, perfection, continuation and protection.

Section 5.14.          Indemnification.  Borrowers agree to and do hereby jointly and severally indemnify, protect, defend and save harmless Agent Bank and each of the Banks and their respective trustees, officers, employees, agents, attorneys and shareholders (individually an “Indemnified Party” and collectively the “Indemnified Parties”) from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Credit Agreement, with any other Loan Document or with the transactions contemplated herein and thereby; provided, however, Borrowers shall not be obligated to indemnify, protect, defend or save harmless an Indemnified Party if, and to the extent, the loss, damage, expense or liability was caused by (a) the gross negligence or intentional misconduct of such Indemnified Party, or (b) the breach of this Credit Agreement or any other Loan Document by such Indemnified Party or the breach of any laws, rules or regulation by such Indemnified Party (other than those breaches of laws arising from any Borrowers’ default).  In case any action shall be brought against any Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Borrowers, Agent Bank shall promptly notify Borrowers in writing, and Borrowers shall assume the defense thereof, including the employment of counsel selected by Borrowers and reasonably satisfactory to Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement upon the consent of the Indemnified Party.  Upon reasonable determination made by Indemnified Party that such counsel would have a conflict representing such Indemnified Party and Borrowers, the applicable Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof.  Borrowers shall not be liable for any settlement of any such action effected without their consent, but if settled with Borrowers’ consent, or if there be a final judgment for the claimant in any such action, Borrowers agree to indemnify, defend and save harmless such Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.  The provisions of this Section 5.14 shall survive the termination of this Credit Agreement and the repayment of the Credit Facility and the assignment or subparticipation of all or any portion of the Syndication Interest held by any Lender pursuant to Section 11.10.

Section 5.15.          Inspection of the Collateral and Appraisal.  At all times during the term of the Credit Facility and subject to compliance with all applicable Gaming Laws, Borrowers shall provide or cause to be provided to Banks and any authorized representatives of Banks, accompanied by representatives of Borrowers, the reasonable right of entry and free access to the Collateral Properties to inspect same on reasonable prior notice to Borrowers.  Provided, however, Lenders shall use commercially reasonable efforts to avoid undue interference with Borrowers’ business operations.  If at any time any Qualified Appraisal of the Collateral Properties, or any of them, is required to be made by any banking regulatory authority or determined to be necessary by Agent Bank or Requisite Lenders after the occurrence of an Event of Default, Borrowers agree to pay all fees, costs and expenses incurred by Agent Bank in connection with the preparation of such Qualified Appraisal.

Section 5.16.          Compliance With Other Loan Documents.  Borrowers shall comply with each and every term, condition and agreement contained in the Loan Documents including, without limitation, the Environmental Certificate and all of the Security Documentation.

Section 5.17.          Suits or Actions Affecting Borrowers.  Throughout the term of the Credit Facility, Borrowers shall promptly advise Agent Bank in writing within ten (10) days after Borrowers obtain knowledge of (a) any claims, litigation, proceedings or disputes (whether or not purportedly on behalf of Borrowers) against, or to the actual knowledge of Borrowers, threatened or affecting Borrowers which, if adversely determined, would result in a Material Adverse Change in the Collateral Properties or the business, operations or financial conditions of Borrowers, (b) any material labor controversy resulting in or threatening to result in a strike against any of the Collateral Properties or Hotel/Casino Facilities, or (c) any proposal by any Governmental Authority to acquire any of the material assets or business of Borrowers.

Section 5.18.          Consents of and Notice to Gaming Authorities.

a.             Borrowers shall make all necessary applications to and procure all necessary consents and approvals of the applicable Gaming Authorities to the: (i) pledge of the stock of MPI, SGLVI, PIDI, Scioto Downs, Inc., an Ohio corporation and Speakeasy Gaming of Fremont, Inc., a Nevada corporation, pursuant to the Stock Pledges, (ii) the restrictions on transfer and hypothecation of the stock of MPI, SGLVI, PIDI, Scioto Downs, Inc., an Ohio corporation and Speakeasy Gaming of Fremont, Inc., a Nevada corporation, contained in Sections 6.12(a) and 7.01(s), and (iii) the terms set forth in the Credit Agreement and each of the Loan Documents, to the extent which may be required by the West Virginia Gaming Authorities; and

b.             Borrowers shall comply in all material respects with all applicable statutes, rules and regulations requiring reports and disclosures to all applicable Gaming Authorities, including, but not limited to, reporting this Credit Facility transaction, within the time period required by Regulation 8.130(2) of the Regulations of Nevada Gaming Commission and State Gaming Control Board and as may be required by the West Virginia Gaming Authorities.

Section 5.19.          Tradenames, Trademarks and Servicemarks.  Borrowers shall not assign or in any other manner alienate their respective interests in any material tradenames, trademarks or servicemarks relating or pertaining to the Hotel/Casino Facilities during the term of the Credit Facility.  No Borrower shall change its name without first giving at least thirty (30) days prior written notice to Agent Bank.

Section 5.20.          Notice of Hazardous Materials.  Within ten (10) days after an executive officer of any of the Borrowers shall have obtained actual knowledge thereof, Borrowers shall promptly advise Agent Bank and each of the Lenders in writing of and deliver a copy of: (a) any and all enforcement, clean-up, removal or other governmental or regulatory actions instituted or threatened by any Governmental Agency pursuant to any applicable federal, state or local laws, ordinances or regulations relating to any Hazardous Materials (as defined in the Environmental Certificate) affecting the Collateral Properties (“Hazardous Materials Laws”); (b) all written claims made or threatened by any third party against Borrowers, the Collateral Properties, the Hotel/Casino Facilities, or any of them, relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (a) and (b) above are hereinafter referred to as “Hazardous Materials Claims”); and (c) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Collateral Properties, the Hotel/Casino Facilities, or any of them, that could cause any Borrower or any part thereof to be held liable under the provisions of, or to be otherwise subject to any restrictions on the ownership, occupancy, transferability or use of the Collateral Properties or the Hotel/Casino Facilities under, any Hazardous Materials Laws.

Section 5.21.          Compliance with Access Laws.

a.             Borrowers agree that Borrowers, the Hotel/Casino Facilities and the Collateral Properties shall at all times strictly comply with the requirements of the Americans with Disabilities Act of 1990; the Fair Housing Amendments Act of 1988; and other federal, state or local laws or ordinances related to disabled access; or any statute, rule, regulation, ordinance, order of Governmental Authorities, or order or decree of any court adopted or enacted with respect thereto, as now existing or hereafter amended or adopted (collectively, the “Access Laws”), as may be applicable to the respective Hotel/Casino Facilities.  At any time, Agent Bank may require a certificate of compliance with the Access Laws and indemnification agreement in a form reasonably acceptable to Agent Bank.  Agent Bank may also require a certificate of compliance with the Access Laws from an architect, engineer, or other third party acceptable to Agent Bank.

b.             Notwithstanding any provisions set forth herein or in any other document, Borrowers shall not alter or permit any tenant or other person to alter the Hotel/Casino Facilities or the Collateral Properties in any manner which would increase Borrowers’ responsibilities for compliance with the Access Laws without the prior written approval of Agent Bank.  In connection with such approval, Agent Bank may require a certificate of compliance with the Access Laws from an architect, engineer or other person acceptable to Agent Bank.

c.             Borrowers agree to give prompt written notice to Agent Bank of the receipt by Borrowers of any claims of violation of any of the Access Laws and of the commencement of any proceedings or investigations which relate to compliance with any of the Access Laws.

d.             Borrowers shall indemnify, defend and hold harmless Indemnified Parties from and against any and all claims, demands, damages, costs, expenses, losses, liabilities, penalties, fines and other proceedings including, without limitation, reasonable attorneys’ fees and expenses arising directly or indirectly from or out of or in any way connected with any failure of the Hotel/Casino Facilities or the Collateral Properties to comply with any of the Access Laws as the same may have been applicable during the term of the Credit Facility.  The obligations and liabilities of Borrowers under this section shall survive Credit Facility Termination, any satisfaction, assignment, judicial or nonjudicial foreclosure proceeding, or delivery of a deed in lieu of foreclosure.

Section 5.22.          Compliance with and Restriction on Amendment of Woodview Citizens Bank Documents.  Until Credit Facility Termination, Borrowers shall fully perform and comply with or cause to be performed and complied with all of the respective material covenants, material terms and material conditions imposed or assumed by them, or any of them, under each of the Woodview Citizens Bank Documents.  Borrowers shall not amend, modify or terminate, or enter into any agreement to amend, modify or terminate any of the Woodview Citizens Bank Documents without the prior written consent of Requisite Lenders.

Section 5.23.          Compliance with and Restriction on Amendment of Green Shingle Loan Documents.  Until Credit Facility Termination, Borrowers shall fully perform and comply with or cause to be performed and complied with all of the respective material covenants, material terms and material conditions imposed or assumed by them, or any of them, under each of the Green Shingle Loan Documents.  Other than extending the maturity date under the Green Shingle Loan Documents to December 31, 2006, Borrowers shall not amend, modify or terminate, or enter into any agreement to amend, modify or terminate any of the Green Shingle Loan Documents without the prior written consent of Requisite Lenders.

Section 5.24.          Compliance with and Restriction on Amendment of Senior Unsecured Indenture and Senior Unsecured Notes.

a.             Until Credit Facility Termination, Borrowers shall fully perform and comply and cause compliance with all material agreements, covenants, terms and conditions imposed upon, or assumed by, MTRI and its Subsidiaries under the Senior Unsecured Indenture and Senior Unsecured Notes.

b.             No amendments or modifications shall be made to, nor shall any agreement be made or entered or entered into to amend or modify the Senior Unsecured Indenture or Senior Unsecured Notes without the prior written consent of Agent Bank, or if in the opinion of Agent Bank such amendment or modification is material or in any manner adverse to the Borrower Consolidation, or any of them or the Lenders, without the prior written consent of Requisite Lenders, which consent of Agent Bank, or Requisite Lenders, as applicable, shall not be unreasonably withheld.

Section 5.25.          Prohibition on Prepayment or Defeasance of Senior Unsecured Debt.  Notwithstanding anything contained in the Credit Agreement to the contrary, no member of the Borrower Consolidation shall, except with the prior written consent of the Requisite Lenders, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, the Senior Unsecured Notes, except for (i) regularly scheduled payments of interest in respect of such Senior Unsecured Notes required pursuant to the instruments evidencing such Senior Unsecured Notes and the Senior Unsecured Indenture, and (ii) the principal amount of any Regulatory Redemption required by any Gaming Authority.

Section 5.26.          Key Man Life Insurance.  In the event of the death of Arneault prior to Credit Facility Termination, Borrowers shall cause a Mandatory Commitment Reduction to be made to the Credit Facility in the amount of Four Million Dollars ($4,000,000.00), which Mandatory Commitment Reduction shall be made on or before the earlier to occur of (a) receipt by MTRI of the proceeds of the key man life insurance required to be maintained by the Borrower Consolidation under Section 5.09; or (b) one hundred twenty (120) days following the death of Arneault.

Section 5.27.          Compliance With Other Loan Documents, Execution of Subsidiary Guaranties and Pledge of Restricted Subsidiary Stock.  Each member of the Borrower Consolidation shall comply with each and every term, condition and agreement contained in the Loan Documents to which they, or any of them, are a party.  Borrowers shall notify Agent Bank in writing on or before ten (10) days following the creation thereof, of each Restricted Subsidiary and Unrestricted Subsidiary, together with a description of each New Venture owned or to be acquired by such Restricted Subsidiary or Unrestricted Subsidiary.  Borrowers shall further cause each Restricted Subsidiary created or otherwise occurring from time to time following the Restatement Date to join in the execution of the Subsidiary Guaranty in favor of Agent Bank and to deliver the original thereof, or a duly executed Certificate of Joinder in the form attached to the Subsidiary Guaranty as Exhibit A, to Agent Bank promptly, but in no event later than thirty (30) days following the creation or other occurrence of such Restricted Subsidiary.  MTRI shall execute or cause to be executed a Restricted Subsidiary Security Agreement no later than thirty (30) days following the creation or other occurrence of each Restricted Subsidiary.  In the case of a Restricted Subsidiary which is the holder of Gaming Permits, MTRI shall use its best efforts to cause all necessary Governmental Authorities to consent to the delivery of the applicable stock certificates, together with a stock power executed in blank, to Agent Bank as soon as reasonably practical.  MTRI shall deliver the applicable stock certificates to Agent Bank promptly following receipt of such approval.  In the case of a Restricted Subsidiary that is not the holder of any Gaming Permits, the applicable stock certificates, together with a stock power executed in blank, shall be delivered to Agent Bank concurrently with the execution of the Restricted Subsidiary Security Agreement.  Banks do hereby acknowledge receipt of notice of the creation of MTR Harness as a wholly owned Unrestricted Subsidiary of MTRI.  Banks do hereby acknowledge receipt of notice of the creation of JRI as a wholly owned Unrestricted Subsidiary of MTRI holding a ninety percent (90.0%) equity interest in JTAL.

Section 5.28.          Requirements for SDI.  The SDI Security Documents shall constitute a first priority lien and security interest in all assets of SDI, including, but not limited to the SDI Facility and all real and personal property owned by SDI, except to the extent Borrowers elect to continue: (i) secured financing in favor of National City Bank existing prior to the Scioto Merger Effective Date, so long as the unpaid principal balance thereof is not increased nor the terms of repayment thereof modified in any respect that would increase the cost of such financing to the Borrower Consolidation, in which case Agent Bank shall have a second lien and security interest as to the Collateral securing repayment of such secured financing, and/or (ii) lease financing obligations existing prior to the Scioto Merger Effective Date, in which case Agent Bank shall have a second lien and security interest as to the equipment or items so financed; and

Section 5.29.          Requirements for Construction Projects.

a.             On or before thirty (30) calendar days prior to the Commencement of Construction of each Construction Project (and, with respect to the PIDI Construction Project, within ten (10) Banking Business Days after the Restatement Date), Borrowers shall deliver to Agent Bank with respect to such Construction Project each of the following items:

(i)            a full and detailed Expansion Capital Expenditure and line item construction budget;

(ii)           a full set of the current plans and specifications, together with all change orders and revisions; and

(iii)          any other construction documents and information related thereto reasonably requested by Agent Bank.

b.             Lenders’ Consultant shall, at all times during the construction of the applicable Construction Project, have the right of reasonable entry and free access to such Construction Project and the right to inspect all work done, labor performed and materials furnished in connection with such Construction Project and the right to inspect all work done, labor performed and materials furnished in connection with such Construction Project and the right of reasonable inspection to inspect all draw requests books, contracts and construction records which such Lenders’ Consultant reasonably deems necessary for the Construction Project Reviews.  In performing such inspections, Agent Bank and Lenders’ Consultant shall cooperate with Borrowers in making suitable arrangements to minimize disruption of the construction work, and each such inspection shall be conducted pursuant to applicable insurance, safety and security requirements.

c.             Until completion of the Construction Project Lenders’ Consultant shall submit to Agent Bank on or before the thirtieth (30th) day following the end of each Fiscal Quarter, a report on the Construction Project Reviews and the status of construction as of the end of such Fiscal Quarter, together with any other information, accounting or documents reasonably requested by Agent Bank or upon the request of Requisite Lenders.

d.             Borrowers agree to reimburse Agent Bank for the costs and expenses of the Lenders’ Consultant within thirty (30) days of Borrowers’ receipt of a written invoice setting forth the amount due.

Section 5.30.          Encumbrance of PIDI Real Property and Compliant Additional Property. On or before January 31, 2006, Borrowers shall provide for all of the PIDI Real Property and Compliant Additional Property to be encumbered as security for the Bank Facilities pursuant to security documentation acceptable to Agent Bank (which encumbrance shall include, without limitation, a blanket security interest on all personal property of PIDI) subject only to the PIDI Permitted Encumbrances and the Additional Property Permitted Encumbrances, respectively.

Section 5.31.          Noncompliant Additional Property. On or before May 1, 2006, as to each Noncompliant Additional Property, Borrowers shall either: (i) cause all environmental remediation required by Agent Bank with respect to each such Noncompliant Additional Property to be completed to Agent Bank’s approval; or (ii) agree to a Remediation Schedule for such Noncompliant Additional Property and thereafter comply, in all material respects, with the terms and conditions of such Remediation Schedule.  Upon completion of remediation activities for any Noncompliant Additional Property pursuant to clause (i) or (ii) above, Borrowers shall cause the applicable Noncompliant Additional Property to be encumbered as security for the Bank Facilities, subject only to Additional Property Permitted Encumbrances.  Encumbrance of the Horseshoe Property in accordance herewith shall include, without limitation, the granting of a blanket security interest in all personal property of SGFI.

Section 5.32.          Additional Property Title Insurance Coverage.  In addition to any other title insurance coverage which may be required hereunder, the lien and priority of any real property security interest granted pursuant to Section 5.30 or Section 5.31 shall be insured by title insurance coverage acceptable to Agent Bank (in each case an “Additional Property Title Policy”).

ARTICLE VI

FINANCIAL COVENANTS

Until payment in full of all sums owing hereunder and under the Revolving Credit Note and the occurrence of Credit Facility Termination, Borrowers agree, as set forth below, to comply or cause compliance with the following Financial Covenants.

Section 6.01.          Leverage Ratio.  Commencing as of the first Fiscal Quarter ending subsequent to the Restatement Date and continuing as of each Fiscal Quarter end until Credit Facility Termination, the Borrower Consolidation shall maintain a Leverage Ratio no greater than the ratios described hereinbelow to be calculated as of the end of each Fiscal Quarter in accordance with the following schedule:

Fiscal Quarter End	Maximum Leverage Ratio

As of the Restatement Date and as of each Fiscal Quarter end through Credit Facility Termination	4.35 to 1.00

Section 6.02.          Adjusted Fixed Charge Coverage Ratio.  Commencing as of the first Fiscal Quarter ending subsequent to the Restatement Date and continuing as of each Fiscal Quarter end until Credit Facility Termination, the Borrower Consolidation shall maintain an Adjusted Fixed Charge Coverage Ratio no less than (i) 1.75 to 1.00 during the period commencing on the Restatement Date and continuing through

December 31, 2005, and (ii) 2.00 to 1.00 during the period commencing on January 1, 2006 and continuing through Credit Facility Termination.

Section 6.03.          Minimum Tangible Net Worth.  The Borrower Consolidation shall maintain as of the last day of each Fiscal Quarter a Tangible Net Worth equal to or greater than the sum of (a) ninety percent (90%) of the Tangible Net Worth of the Borrower Consolidation calculated as of September 30, 2003, plus (b) eighty-five percent (85.0%) of Net Income after taxes realized by the Borrower Consolidation as of each Fiscal Quarter end occurring on and after December 31, 2003, without deduction for any net losses, plus (c) ninety percent (90.0%) of the Net Proceeds received by the Borrower Consolidation from all Equity Offerings made subsequent to September 30, 2003.

Section 6.04.          Limitation on Indebtedness.  The Borrower Consolidation shall not owe or incur any Indebtedness, except as specifically permitted hereinbelow:

a.             Funded Outstandings under the Credit Facility;

b.             Interest Rate Hedges up to the aggregate notional amount no greater than the Maximum Permitted Balance as of any date of determination;

c.             Indebtedness owing by Borrowers as of the Closing Date, including, without limitation, the Senior Unsecured Notes up to the maximum aggregate principal amount of One Hundred Thirty Million Dollars ($130,000,000.00);

d.             Secured purchase money Indebtedness and Capital Lease Liabilities relating to FF&E used and to be used in connection with the Hotel/Casino Facilities up to the maximum aggregate principal amount of Thirty-Five Million Dollars ($35,000,000.00) at any time outstanding;

e.             Unsecured trade payable incurred in the ordinary course of business less than one hundred twenty (120) days past due;

f.              Indebtedness evidenced by (i) the Woodview Citizens Bank Documents, and (ii) the secured financing in favor of National City Bank in the approximate amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00); and

g.             Indebtedness incurred for the purpose of financing premiums on Directors’ and Officers’ Liability Insurance Coverage up to the aggregate amount of Five Hundred Thousand Dollars ($500,000.00) at any time outstanding.

Section 6.05.          Restriction on Distributions.  No member of the Borrower Consolidation shall make any Distributions, other than: (a) Distributions to other members of the Borrower Consolidation, (b) Distributions made in connection with Insider Cash Loans and Insider Non-Cash Loans, (c) Share Repurchases to the extent permitted by Section 6.08(h), (d) Distributions to MTR Harness up to the maximum cumulative aggregate amount of Ten Million Dollars ($10,000,000.00), (e) Distributions to JRI up to the maximum cumulative aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00), and (f) Distributions to TRGI up to the maximum cumulative aggregate amount of Two Million Dollars ($2,000,000.00).

Section 6.06.          Capital Expenditure Requirements.

a.             During each Fiscal Year, Borrowers shall make or cause to be made, Maintenance Capital Expenditures to the Hotel/Casino Facilities in a minimum aggregate amount equal to or greater (“Minimum Maintenance Cap Ex Requirement”) than two percent (2%) of net revenues determined with reference to the net revenues derived from the Hotel/Casino Facilities by the Borrower Consolidation during the immediately preceding Fiscal Year, but in no event shall Maintenance Capital Expenditures made during any Fiscal Year be greater than a maximum aggregate amount equal to six percent (6%) of net revenues (“Maximum Maintenance Cap Ex Limit”) derived from the Hotel/Casino Facilities by the Borrower Consolidation during the immediately preceding Fiscal Year.

b.             In no event shall the sum of (i) the cumulative aggregate of Expansion Capital Expenditures, plus (ii) the cumulative aggregate amount of New Venture Investments permitted under Section 6.08(i), exceed the amount of One Hundred Twenty-Five Million Dollars ($125,000,000.00) in the aggregate at any time prior to Credit Facility Termination.

Section 6.07.          Contingent Liability(ies).  The Borrower Consolidation shall not directly or indirectly incur any Contingent Liability(ies) without the prior written consent of Requisite Lenders.  In no event shall any Contingent Liabilities be secured by a Lien on any property or assets of any member of the Borrower Consolidation.  No member of the Borrower Consolidation shall be directly or indirectly liable for any Indebtedness, contingent or otherwise, of JRI or JTAL, other than MTRI’s commitment to make an Investment in JRI in an aggregate amount up to Three Million Five Hundred Thousand Dollars ($3,500,000.00).

Section 6.08.          Investment Restrictions.  Other than Investments permitted hereinbelow or approved in writing by Requisite Lenders, the Borrower Consolidation shall not make any Investments (whether by way of loan, stock purchase, capital contribution, or otherwise) other than the following:

a.             Cash, Cash Equivalents and direct obligations of the United States Government;

b.             Prime commercial paper (AA rated or better);

c.             Certificates of Deposit or Repurchase Agreement issued by a commercial bank having capital surplus in excess of One Hundred Million Dollars ($100,000,000.00);

d.             Money market or other funds of nationally recognized institutions investing solely in obligations described in (a), (b) and (c) above;

e.             Insider Cash Loans not exceeding One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate during any Fiscal Year, provided that each of such Insider Cash Loans shall bear interest at a rate no less than the Prime Rate plus one percent (1.0%) per annum and shall in each instance be fully due and payable on or before two (2) years from the date such Insider Cash Loan is advanced by any member of the Borrower Consolidation;

f.              Insider Non-Cash Loans to the extent permitted by Law;

g.             Capital Expenditures to the extent permitted under Section 6.06;

h.             Share Repurchases up to the maximum cumulative aggregate amount of Thirty Million Dollars ($30,000,000.00) during the period commencing on the Closing Date and ending at Credit Facility Termination;

i.              New Venture Investments, exclusive of the acquisition of the Horseshoe Property as provided in subparagraph k below, but including, without limitation, the Scioto Merger, the exercise of the option to acquire the Green Shingle Property or any other Acquisition made in connection with the SDI Facility, the PIDI Facility or any New Venture, no greater than the cumulative maximum aggregate amount of Eighty Million Dollars ($80,000,000.00) through Credit Facility Termination, so long as (except with respect to the IP Site as provided in Subparagraph (n) below):

(i)            in each instance the New Venture or assets acquired by such New Venture Investment is concurrently pledged as additional Collateral securing the Bank Facilities;

(ii)           each of the New Acquisition Certifications are made and delivered by Borrowers with respect to any real property to be added as Collateral; and

(iii)          no Default or Event of Default shall have occurred and remains continuing;

j.              The Green Shingle Loan up to the maximum amount of Two Million Six Hundred Thousand Dollars ($2,600,000.00), subject to compliance with the requirements of Section 3.21(c);

k.             Acquisition of the Horseshoe Property pursuant to the terms of the HHLV Purchase Agreement;

l.              Investments made in MTR Harness up to the maximum cumulative aggregate amount of Ten Million Dollars ($10,000,000.00); and

m.            The IP Site has been acquired pursuant to the terms of the IP Sale Agreement.  PIDI shall maintain the environmental insurance coverage described in Paragraph 17(f) of the IP Sale Agreement in an aggregate amount no less than Ten Million Dollars ($10,000,000.00) for a term no less than ten (10) years naming Agent Bank as an additional  insured.  The Borrower Consolidation shall not expend in excess of the cumulative aggregate amount of Six Million Dollars ($6,000,000.00) for the acquisition, remediation and development of the IP Site without the prior written consent of Requisite Lenders.  In no event shall Borrowers permit any Lien to be filed against or to encumber the IP Real Property, except in favor of Agent Bank as provided in Section 5.31 hereinabove.

n.             Investments made in JRI up to the maximum cumulative aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) and Investments to TRGI up to the maximum cumulative aggregate amount of Two Million Dollars ($2,000,000.00).

Section 6.09.          Total Liens.  The Borrower Consolidation shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any of the Collateral under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

a.             Permitted Encumbrances;

b.             Liens granted or permitted pursuant to the Security Documentation;

c.             Liens on the FF&E and other goods securing Indebtedness to finance the purchase price thereof; provided that (i) such Liens shall extend only to the equipment and other goods so financed and the proceeds thereof, (ii) such Liens shall not secure Indebtedness in excess of Thirty-Five Million Dollars ($35,000,000.00) in the aggregate at any time, and (iii) Agent Bank, upon the written request of an Authorized Officer, shall confirm the priority of such Liens as paramount to the Security Documentation to the extent such Liens are permitted under this Section 6.9(c); and

d.             Liens creating a security interest in the proceeds of the insurance policy or policies the premiums for which are financed as permitted under Section 6.04(g).

Section 6.10.          No Change of Control.  Until the occurrence of Credit Facility Termination, no Change of Control shall occur.

Section 6.11.          Sale of Assets, Consolidation, Merger, or Liquidation.  Other than as approved in writing by Requisite Lenders, no member of the Borrower Consolidation shall wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (except a merger or consolidation with another entity within the Borrower Consolidation), or convey, sell, lease or otherwise dispose of (or make an agreement to do any of the foregoing at any time prior to Credit Facility Termination) all or any material part of its respective property or assets (except to another entity within the Borrower Consolidation), except that the following shall be permitted:

a.             The Borrowers may make sales of inventory and other assets in the ordinary course of business;

b.             So long as no Default or Event of Default shall have occurred and remains continuing the Borrowers may, in the ordinary course of business and subject to the provisions of subsection (c) hereinbelow, sell FF&E and other items of Collateral that are, in Borrowers’ prudent business judgment, obsolete or no longer necessary for the Borrower Consolidation’s business objectives;

c.             If the Borrower Consolidation should sell, transfer, convey or otherwise dispose (“Disposition”) of any FF&E or other items of Collateral and, in the case of FF&E and other items of Collateral which have been designated at the time of such Disposition by written notice to Agent Bank for replacement (the “Designated Replacement Assets”), not replace such Designated Replacement Assets with purchased items of equivalent value and utility or with leased FF&E or other items of Collateral of equivalent value and utility within the permissible leasing and purchase agreement limitation set forth in Section 6.04(d) herein, to the extent the sum of: (i) the Net Proceeds from the Disposition of FF&E and other items of Collateral which are not Designated Replacement Assets, plus (ii) the Net Proceeds from the Disposition of

Designated Replacement Assets which are not used to replace such Designated Replacement Assets during the consecutive twelve (12) month period following the date of such Disposition, which twelve (12) month period ends during the Fiscal Year under review, plus (iii) Cash payments received for principal owing under any promissory notes or deferred payment arrangements payable to the order of any member of the Borrower Consolidation from the Disposition of Collateral during the current or any prior Fiscal Year, exceeds the cumulative aggregate amount of One Million Dollars ($1,000,000.00) during any single Fiscal Year (the “Excess Capital Proceeds”), on or before March 1 of the immediately following Fiscal Year Borrowers shall be required to permanently reduce the Maximum Permitted Balance of the Credit Facility by a Mandatory Commitment Reduction in the amount of such Excess Capital Proceeds, subject, however, to the right of Agent Bank to verify to its reasonable satisfaction the amount of such Excess Capital Proceeds;

d.             In the event a sale of the SGLVI Collateral or other real property that is not an income producing asset of the Borrower Consolidation results in a promissory note receivable payable to the order of SGLVI or other member of the Borrower Consolidation for a portion of the applicable purchase price, such note shall be permitted so long as (1) the principal is not in excess of 75% of the applicable purchase price, (2) the note is secured by a first priority lien and security interest encumbering the SGLVI Collateral or other real property Collateral so sold, and (3) the note and all such liens and security interests are pledged, collaterally assigned to and a first priority security interest perfected in favor of Agent Bank as additional Collateral for the Bank Facilities.

e.             Notwithstanding the foregoing, the Borrower Consolidation shall be permitted to contribute real property Collateral to an Unrestricted Subsidiary and Agent Bank agrees and is authorized to release such real property as Collateral so long as (i) such real property is not an income producing asset of the Borrower Consolidation at the time of such contribution and does not have a fair market value in excess of $1,000,000, excepting the parcel of land located in Hancock County, West Virginia consisting of approximately 255 acres, commonly known as the “Quarry Property” which may be contributed to an Unrestricted Subsidiary without regard to the $1,000,000 fair market value limitation, (ii) no member of the Borrower Consolidation directly, indirectly or contingently becomes liable for the debts, liabilities or obligations of such Unrestricted Subsidiary, and (iii) in no event shall the Borrower Consolidation contribute or in any other manner invest in excess of $1,000,000 (or in the case of the Quarry Property $3,500,000) in the aggregate, in any Unrestricted Subsidiary without the prior written consent of Lenders.

Section 6.12.          No Transfer of Ownership; Equity Offerings.

a.             MTRI shall not transfer or hypothecate its ownership interests in MPI, SGLVI, PIDI, SDI or SGFI except in connection with the Security Documentation.

b.             MTRI shall not make any Equity Offering in excess of Ten Million Dollars ($10,000,000.00) without the prior written consent of Requisite Lenders.

Section 6.13.          ERISA.  No Borrower shall:

a.             At any time, permit any Pension Plan which is maintained by any Borrower or to which any Borrower is obligated to contribute on behalf of its employees, in such case if to do so would constitute a Material Adverse Change, to:

(i)            engage in any non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Code;

(ii)           incur any material “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA; or

(iii)          suffer a termination event to occur which may reasonably be expected to result in liability of any Borrower to the Pension Plan or to the Pension Benefit Guaranty Corporation or the imposition of a lien on the Collateral pursuant to Section 4068 of ERISA.

b.             Fail, upon any Borrower becoming aware thereof, promptly to notify the Agent Bank of the occurrence of any Reportable Event with respect to any Pension Plan or of any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) with respect to any Pension Plan which is maintained by any Borrower or to which Borrowers are obligated to contribute on behalf of their employees or any trust created thereunder which Reportable Event or prohibited transaction would constitute a Material Adverse Change.

c.             At any time, permit any Pension Plan which is maintained by any Borrower or to which any Borrower is obligated to contribute on behalf of its employees to fail to comply with ERISA or other applicable laws in any respect that would result in a Material Adverse Change.

Section 6.14.          Margin Regulations.  No part of the proceeds of the Credit Facility will be used by Borrowers to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Neither the making of such loans, nor the use of the proceeds of such loans will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.15.          Transactions with Affiliates.  No Borrower shall engage in any transaction with any Affiliate of Borrowers which is not a member of the Borrower Consolidation, other than arms length transactions for fair market value, except to the extent more favorable to the Borrower Consolidation.

Section 6.16.          Limitation on Additional Subsidiaries.  Other than RacelineBet, Inc., an Oregon corporation as an Unrestricted Subsidiary of SDI, no Subsidiary of MTRI which is a member of the Borrower Consolidation shall create any additional Subsidiaries without the prior written consent of Requisite Lenders.

Section 6.17.          Limitation on Consolidated Tax Liability.  No member of the Borrower Consolidation shall be liable for federal income taxes relating to the taxable income of any Subsidiary or Affiliate of MTRI which is not a member of the Borrower Consolidation, or any of them, in excess of the amount of federal income taxes it would pay if reporting as a separate entity, unless such member of the Borrower Consolidation is fully reimbursed by such Subsidiary or Affiliate of MTRI on or before the payment of such taxes.

Section 6.18.          Change in Accounting Principles.  Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements delivered to Agent Bank pursuant to the terms hereof are hereinafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrowers with the agreement of their independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found herein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrowers shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Agent Bank and Requisite Lenders, to so reflect such change in accounting principles.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01.          Events of Default.  Any of the following events and the passage of any applicable notice and cure periods shall constitute an Event of Default hereunder:

a.             Any representation or warranty made by Borrowers pursuant to or in connection with this Credit Agreement, the Revolving Credit Note, the Environmental Certificate, or any other Loan Document or in any report, certificate, financial statement or other writing furnished by Borrowers in connection herewith, shall prove to be false, incorrect or misleading in any materially adverse aspect as of the date when made;

b.             Borrowers shall have defaulted in the payment of any principal or interest on the Revolving Credit Note or Swingline Note when due, and such default continues for a period of more than five (5) days;

c.             Borrowers shall have defaulted under the terms of any other obligation owing Agent Bank under the terms of this Credit Agreement, which default continues beyond any applicable grace period therein contained;

d.             Borrowers shall have defaulted in the payment of any late charge, Nonusage Fees, expenses, indemnities or any other amount owing under any Loan Document or under the Fee Side Letter for a period of five (5) days after notice thereof to Borrowers from Agent Bank;

e.             Borrowers or any Restricted Subsidiary shall fail duly and punctually to perform or comply with: (i) any term, covenant, condition or promise contained in Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09, 6.10, or 6.12, or (ii) any other term, covenant, condition or promise contained in this Credit Agreement, the Revolving Credit Note or Swingline Note, the Deeds of Trust or any other Loan Document and, in the case of any term, covenant, condition or promise covered by this clause (ii), such failure shall continue thirty (30) days after written notice thereof is delivered to Borrowers by Agent Bank or any Lender of such failure;

f.              Any of the Security Documentation or any provision thereof: (i) shall cease to be in full force and effect in any material respect and such cessation results in a Material Adverse Change, or (ii) shall cease to give the Agent Bank in any material respect the liens, rights, powers and privileges purported to be created thereby, or (iii) the Borrowers or any Restricted Subsidiary shall default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the Security Documentation for a period of thirty (30) days after written notice thereof is delivered to Borrowers by Agent Bank of such failure (or such shorter period following such notice as may be specifically required in any Loan Document), provided, however, that in the event the cure for such Event of Default reasonably requires more than thirty (30) days, the cure period shall be extended for an additional period so long as Borrowers diligently and promptly undertake such cure and in no event shall the default remain uncured for a period in excess of ninety (90) days following such written notice;

g.             Any Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for all or substantially all of its property, or shall consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other proceeding against it;

h.             An involuntary case or other proceeding shall be commenced against any Borrower or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to itself or its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days;

i.              Any Borrower or any Restricted Subsidiary makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts generally as they become due;

j.              Borrowers default, beyond any applicable grace period, under the terms of the Senior Unsecured Indenture or Senior Unsecured Notes if the effect thereof is to permit the acceleration or require prepayment, purchase or redemption thereof by the holders thereof or Borrowers shall fail to make any payment when due (whether by scheduled maturity, required prepayment, offer to purchase, redemption, acceleration, demand or otherwise, in each case beyond the grace period provided with respect to such Indebtedness) on the Indebtedness evidenced by the Woodview Citizens Bank Documents or on any other Indebtedness, if the aggregate amount of such Indebtedness is Two Million Five Hundred Thousand Dollars ($2,500,000.00), or more, or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto if the effect thereof is to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or shall be required to be prepaid, purchased or redeemed (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or the holder of any lien in any amount, shall commence foreclosure of such lien upon property of Borrowers having a value in excess of One Million Dollars ($1,000,000.00) and such foreclosure shall continue against such property to a date less than thirty (30) days prior to the date of the proposed foreclosure sale;

k.             The occurrence of any event of default, beyond any applicable grace period, under the terms of any agreement with any Lender in connection with a Secured Interest Rate Hedge relating to the Credit Facility;

l.              Any Borrower or any Restricted Subsidiary shall be voluntarily or involuntarily divested of title or possession of any Collateral Property or shall lease or in any other manner, voluntarily or involuntarily alienate any of its interest in any Collateral Property or any portion of the Hotel/Casino Facilities, other than the Permitted Encumbrances and as permitted in Section 6.11 or other than within the Borrower Consolidation;

m.            The occurrence of any Reportable Event with respect to a Pension Plan which Agent Bank determines in good faith constitutes proper grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by an appropriate United States District Court of a trustee to administer any such plan that would result in a Material Adverse Change, should occur and should continue for thirty (30) days after written notice of such determination shall have been given to Borrowers by Agent Bank;

n.             Commencement against any Borrower, any time after the execution of this Credit Agreement, of any litigation which is not stayed, bonded, dismissed, terminated or disposed of to the satisfaction of Agent Bank within ninety (90) days after its commencement, and which (i) has a reasonable probability of success, and could, if successful, in the reasonable opinion of Agent Bank, materially and adversely affect the priority of the Liens granted Agent Bank by the Deeds of Trust in the Collateral Properties, or (ii) results in the issuance of a preliminary or permanent injunction which is not dissolved or stayed pending appeal within sixty (60) days of its issuance and which preliminary or permanent injunction materially adversely affects any Borrowers’ right to use the Collateral Properties as the Hotel/Casino Facilities;

o.             The loss, revocation, non-renewal or suspension, other than on account of forces majeure, of any Borrower’s unrestricted Gaming Permits or the failure of any Borrower to maintain gaming activities at the Hotel/Casino Facilities other than (i) on account of forces majeure at least to the same general extent as is presently conducted thereon for a period in excess of thirty (30) consecutive days, or (ii) loss of the Gaming Permits applicable to the PIDI Facility so long as such loss occurs prior to the Commencement of Construction of the PIDI Construction Project and the PIDI License Letter of Credit is terminated;

p.             Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of One Million Dollars ($1,000,000.00) or (ii) in the aggregate at any time an amount in excess of Two Million Dollars ($2,000,000.00) (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage or released, bonded or expunged as provided in Section 5.03) shall be entered or filed against any Borrower or any Restricted Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder);

q.             Any order, judgment or decree shall be entered against any Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days, or Borrowers shall otherwise dissolve or cease to exist;

r.              The occurrence of any Change of Control;

s.             MTRI sells, transfers, assigns, hypothecates or otherwise alienates its interest in all or any portion of the common voting stock of MPI, SGLVI, PIDI, SDI or SGFI, other than in connection with the Stock Pledges;

t.              The occurrence of any default under any Subsidiary Guaranty delivered to Agent Bank or the revocation, termination or repudiation of such Subsidiary Guaranty by any Subsidiary prior to Credit Facility Termination;

u.             The occurrence of any Material Adverse Change; or

v.             Any Subsidiary Guaranty shall cease to be in full force or effect in any material respect, or any Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiary Guaranty, or such Subsidiary Guarantor shall default for a period of thirty (30) days after notice thereof from Agent Bank in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guaranty.

Section 7.02.          Default Remedies.

a.             Upon the occurrence and during the continuance of any Event of Default, Agent Bank may and, upon the consent of Requisite Lenders shall: (i) declare all of the outstanding unpaid Indebtedness hereunder and under the Notes and the other Loan Documents, together with all accrued interest thereon, to be fully due and payable without presentation, demand, protest or notice of any kind, and, in the event of such declaration; (ii) shall terminate the obligation of Lenders to make any advances for Borrowings; and (iii) shall terminate the obligation of the Swingline Lender to make any advances under the Swingline Facility; and (iv) shall terminate the obligation of the L/C Issuer to issue Letters of Credit; and (v) shall direct the Borrowers to pay (and each of the Borrowers hereby jointly and severally agree upon receipt of such notice to pay) to the L/C Issuer an amount in Cash equal to the then outstanding L/C Exposure, such Cash to be held by L/C Issuer in the Cash Collateral Account as security for the repayment of all L/C Reimbursement Obligations thereafter occurring; provided, that, the remedies set forth in clauses (i) through (v) above will be deemed to have been automatically exercised on the occurrence of any event set out in Sections 7.01(g), (h) or (i);

b.             Additionally, while any Event of Default has occurred and remains continuing, the Banks and/or Agent Bank may (i) exercise any and all remedies available to Banks or Agent Bank under the Loan Documents; and/or (ii) exercise any other remedies available to Banks or Agent Bank at law or in equity, including requesting the appointment of a receiver to perform any acts required of Borrowers, or any of them, under this Credit Agreement;

c.             The Banks and/or Agent Bank may exercise any other remedies available to Banks or Agent Bank at law or in equity, including requesting the appointment of a receiver to perform any acts required of Borrowers under this Credit Agreement, and Borrowers hereby specifically consent to any such request by Banks.

For the purpose of carrying out this section and exercising these rights, powers and privileges and subject to all applicable Gaming Laws, Borrowers hereby irrevocably constitute and appoint Agent Bank as their true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this paragraph in the name and on behalf of Borrowers.  Agent Bank on behalf of Lenders may exercise one or more of Lenders’ remedies simultaneously and all its remedies are nonexclusive and cumulative.  Agent Bank and Lenders shall not be required to pursue or exhaust any Collateral or remedy before pursuing any other Collateral or remedy.  Agent Bank and Lenders’ failure to exercise any remedy for a particular default shall not be deemed a waiver of (i) such remedy, nor their rights to exercise any other remedy for that default, nor (ii) their right to exercise that remedy for any subsequent default.

Section 7.03.          Application of Proceeds.  All payments and proceeds received and all amounts held or realized from the sale or other disposition of the Collateral Properties and/or Collateral, which are to be applied hereunder towards satisfaction of Borrowers’ obligations under the Credit Facility, shall be applied in the following order of priority:

a.             First, to the payment of all reasonable fees, costs and expenses (including reasonable attorney’s fees and expenses) incurred by Agent Bank and Banks, their agents or representatives in connection with the realization upon any of the Collateral;

b.             Next, to the payment in full of any other amounts due under this Credit Agreement, the Security Documentation, or any other Loan Documents (other than the Notes and any liability under the Secured Interest Rate Hedges);

c.             Next, to the balance of interest remaining unpaid on the Notes;

d.             Next, to the balance of principal remaining unpaid on the Revolving Credit Note;

e.             Next, to the payment of any other amounts owing to Banks which is necessary to cause Credit Facility Termination, including, without limitation, any amounts owing with respect to the Secured Interest Rate Hedges; and

f.              Next, the balance, if any, of such payments or proceeds to whomever may be legally entitled thereto.

Section 7.04.          Notices.  In order to entitle Agent Bank and/or Banks to exercise any remedy available hereunder, it shall not be necessary for Agent Bank and/or Banks to give any notice, other than such notice as may be required expressly herein or by applicable law.

Section 7.05.          Agreement to Pay Attorney’s Fees and Expenses.  Subject to the provisions of Section 10.14, upon the occurrence of an Event of Default, as a result of which Agent Bank shall require and employ attorneys or incur other expenses for the collection of payments due or to become due or the enforcement or performance or observance of any obligation or agreement on the part of Borrowers contained herein, Borrowers shall, on demand, pay to Agent Bank the reasonable fees of such attorneys and such other reasonable expenses so incurred by Agent Bank.

Section 7.06.          No Additional Waiver Implied by One Waiver.  In the event any agreement contained in this Credit Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 7.07.          Licensing of Agent Bank and Lenders.  In the event of the occurrence of an Event of Default hereunder or under any of the Loan Documents and it shall become necessary, or in the opinion of Requisite Lenders advisable, for an agent, supervisor, receiver or other representative of Agent Bank and Banks to become licensed under the provisions of the laws and/or regulations of any Gaming Authority as a condition to receiving the benefit of any Collateral encumbered by the Deeds of Trust or other Loan Documents for the benefit of Lenders or otherwise to enforce their rights hereunder, Borrowers hereby give their consent to the granting of such license or licenses and agree to execute such further documents as may be required in connection with the evidencing of such consent.

Section 7.08.          Exercise of Rights Subject to Applicable Law.  All rights, remedies and powers provided by this Article VII may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the laws of any Governmental Authority and all of the provisions of this Article VII are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Credit Agreement invalid, unenforceable or not entitled to be recorded or filed under the provisions of any applicable law.

Section 7.09.          Discontinuance of Proceedings.  In case Agent Bank and/or Banks shall have proceeded to enforce any right, power or remedy under this Credit Agreement, the Notes, the Deeds of Trust or any other Loan Document by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Banks, then and in every such case Borrowers, Agent Bank and/or Banks shall be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of Agent Bank and Banks shall continue as if such proceedings had not been taken, subject to any binding rule by the applicable court or other tribunal in any such proceeding.

ARTICLE VIII

DAMAGE, DESTRUCTION AND CONDEMNATION

Section 8.01.          No Abatement of Payments.  If all or any part of the Collateral shall be materially damaged or destroyed, or if title to or the temporary use of the whole or any part of any of the Collateral shall be taken or condemned by a competent authority for any public use or purpose, there shall be no abatement or reduction in the amounts payable by Borrowers hereunder or under the Revolving Credit Note, and Borrowers shall continue to be obligated to make such payments.

Section 8.02.          Distribution of Capital Proceeds Upon Occurrence of Fire, Casualty, Other Perils or Condemnation.  All Capital Proceeds received from insurance policies under Section 5.09, including flood and earthquake, covering any of the Collateral or from condemnation or similar actions in regard to said Collateral, shall be paid directly to Agent Bank.  In the event the amount of Capital Proceeds paid to Agent Bank is equal to or less than One Million Dollars ($1,000,000.00), such Capital

Proceeds shall be paid to Borrowers, unless a Default in the payment of any principal or interest owing under the terms of the Bank Facilities or an Event of Default (other than non-monetary Events of Default occurring as a direct consequence of each casualty loss or condemnation) shall have occurred hereunder and is continuing.  In the event the amount of Capital Proceeds paid to Agent Bank is greater than One Million Dollars ($1,000,000.00), then, unless a Default or Event of Default (other than non-monetary Events of Default occurring as a direct consequence of each casualty loss or condemnation) has occurred hereunder and is then continuing, the entire amount so collected or so much thereof as may be required (any excess to be returned to Borrowers) to repair or replace the destroyed or condemned property, shall, subject to the conditions set forth below, be released to Borrowers for repair or replacement of the property destroyed or condemned or to reimburse Borrowers for the costs of such repair or replacement incurred prior to the date of such release.  If a Default or Event of Default has occurred hereunder and is then continuing such amount may, at the option of Requisite Lenders, be applied as a Mandatory Commitment Reduction.  In the event Banks are required to release all or a portion of the collected funds to Borrowers for such repair or replacement of the property destroyed or condemned, such release of funds shall be made in accordance with the following terms and conditions:

a.             The repairs, replacements and rebuilding shall be made in accordance with plans and specifications approved by Requisite Lenders and in accordance with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities;

b.             Borrowers shall provide Agent Bank with a detailed estimate of the costs of such repairs or restorations;

c.             Borrowers shall satisfy the Requisite Lenders that after the reconstruction is completed, the value of the Collateral, as determined by the Requisite Lenders in their reasonable discretion, will not be less than the value of the Collateral immediately prior to such destruction or condemnation as determined by the Requisite Lenders pursuant to this Credit Agreement;

d.             In the Requisite Lenders’ sole reasonable opinion, any undisbursed portion of the Available Borrowings contemplated hereunder, after deposit of such insurance or condemnation proceeds, is sufficient to pay all costs of reconstruction of the Hotel/Casino Facility or other Collateral damaged, destroyed or condemned; or if the undisbursed portion of such Credit Facility is not sufficient, Borrowers shall deposit additional funds with the Agent Bank, sufficient to pay such additional costs of reconstructing the Collateral;

e.             Borrowers have delivered to the Agent Bank a construction contract for the work of reconstruction in form and content, including insurance requirements, acceptable to the Requisite Lenders with a contractor acceptable to the Requisite Lenders;

f.              The Requisite Lenders in their reasonable discretion have determined that after the work of reconstruction is completed, the Hotel/Casino Facilities will produce income sufficient to pay all costs of operations and maintenance of the Hotel/Casino Facilities with a reasonable reserve for repairs, and service all Indebtedness secured by the Security Documentation;

g.             No Default in the payment of any principal or interest owing under the terms of the Bank Facilities, and no Event of Default has occurred and is continuing hereunder;

h.             Borrowers have deposited with the Agent Bank that amount reasonably determined by the Requisite Lenders (taking into consideration the amount of Borrowings available and the amount of proceeds, if any, of insurance policies covering property damage and business interruption, loss or rental income in connection with the Hotel/Casino Facility or Collateral damaged, destroyed or condemned accruing and immediately forthcoming to the Agent Bank) to be sufficient to service no less than seventy-five percent (75.0%) of the Indebtedness secured hereby during the period of reconstruction, as reasonably estimated by the Requisite Lenders;

i.              Before commencing any such work, Borrowers shall, at their own cost and expense, furnish Agent Bank with appropriate endorsements, if needed, to the “All Risk” insurance policy which Borrowers are then presently maintaining, and course of construction insurance to cover all of the risks during the course of such work;

j.              Such work shall be commenced by Borrowers within one hundred twenty (120) days after (i) settlement shall have been made with the insurance companies or condemnation proceeds shall have been received, and (ii) all the necessary governmental approvals shall have been obtained, and such work shall be completed within a reasonable time, free and clear of all liens and encumbrances so as not to interfere with the lien of the Deeds of Trust; and

k.             Disbursements of such Capital Proceeds shall be made in the customary manner used by Agent Bank for the disbursement of construction loans.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01.          Appointment.

a.             Each Lender hereby (i) designates and appoints WFB as the Agent Bank of such Lender under this Credit Agreement and the Loan Documents, (ii) authorizes and directs Agent Bank to enter into the Loan Documents other than this Credit Agreement for the benefit of Lenders, and (iii) authorizes Agent Bank to take such action on its behalf under the provisions of this Credit Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto, subject to the limitations referred to in Sections 9.10(a) and 9.10(b).  Agent Bank agrees to act as such on the express conditions contained in this Article IX.

b.             The provisions of this Article IX are solely for the benefit of Agent Bank and Lenders, and Borrowers shall not have any rights to rely on or enforce any of the provisions hereof (other than as set forth in the provisions of Sections 9.03, 9.09 and 10.10), provided, however, that the foregoing shall in no way limit Borrowers’ obligations under this Article IX.  In performing its functions and duties under this Credit Agreement, Agent Bank shall act solely as Agent Bank of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or any other Person.

Section 9.02.          Nature of Duties.  Agent Bank shall not have any duties or responsibilities except those expressly set forth in this Credit Agreement or in the Loan Documents.  The duties of Agent Bank shall be administrative in nature.  Subject to the provisions of Sections 9.05 and 9.07, Agent Bank shall administer the Credit Facility in the same manner as it administers its own loans.  Promptly following the effectiveness of this Credit Agreement, Agent Bank shall send to each Lender a duplicate executed original, to the extent the same are available in sufficient numbers, of the Credit Agreement and a copy of each other Loan Document in favor of Lenders and a copy of the filed or recorded Security Documentation, with the originals of the latter to be held and retained by Agent Bank for the benefit of all Lenders.  Agent Bank shall not have by reason of this Credit Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Credit Agreement or any of the Loan Documents, expressed or implied, is intended or shall be construed to impose upon Agent Bank any obligation in respect of this Credit Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrowers and the Collateral in connection with the making and the continuance of the Credit Facility hereunder and shall make its own appraisal of the creditworthiness of the Borrowers and the Collateral, and, except as specifically provided herein, Agent Bank shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.

Section 9.03.          Disbursement of Borrowings.

a.             Not later than the next Banking Business Day following receipt of a Notice of Borrowing, Agent Bank shall notify each Lender of the proposed Borrowing and the Funding Date.  Each Lender shall make available to Agent Bank (or the funding bank or entity designated by Agent Bank), the amount of such Lender’s Pro Rata Share of such Borrowing in immediately available funds not later than the times designated in Section 9.03(b).  Unless Agent Bank shall have been notified by any Lender not later than the close of business (San Francisco time) on the Banking Business Day immediately preceding the Funding Date in respect of any Borrowing that such Lender does not intend to make available to Agent Bank such Lender’s Pro Rata Share of such Borrowing, Agent Bank may assume that such Lender shall make such amount available to Agent Bank.  If any Lender does not notify Agent Bank of its intention not to make available its Pro Rata Share of such Borrowing as described above, but does not for any reason make available to Agent Bank such Lender’s Pro Rata Share of such Borrowing, such Lender shall pay to Agent Bank forthwith on demand such amount, together with interest thereon at the Federal Funds Rate.  In any case where a Lender does not for any reason make available to Agent Bank such Lender’s Pro Rata Share of such Borrowing, Agent Bank, in its sole discretion, may, but shall not be obligated to, fund to Borrowers such Lender’s Pro Rata Share of such Borrowing.  If Agent Bank funds to Borrowers such Lender’s Pro Rata Share of such Borrowing and if such Lender subsequently pays to Agent Bank such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such Borrowing.  Nothing in this Section 9.03(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Borrowing.

b.             Requests by Agent Bank for funding by Lenders of Borrowings will be made by facsimile.  Each Lender shall make the amount of its Pro Rata Share of such Borrowing available to Agent Bank in Dollars and in immediately available funds, to such bank and account, in San Francisco, California as Agent Bank may designate, not later than 11:00 a.m. (San Francisco time) on the Funding Date designated in the Notice of Borrowing with respect to such Borrowing, but in no event later than one (1) Banking Business Day notice with respect to Base Rate Loans and two (2) Banking Business Days notice with respect to LIBOR Loans, in each case following Lender’s receipt of the applicable Notice of Borrowing.

c.             Nothing in this Section 9.03 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of Borrowings on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to advance its Pro Rata Share of any Borrowing hereunder, and the Pro Rata Share of the Aggregate Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to advance its Pro Rata Share of any Borrowing.

Section 9.04.          Distribution and Apportionment of Payments.

a.             Subject to Section 9.04(b), payments actually received by Agent Bank for the account of Lenders shall be paid to them promptly after receipt thereof by Agent Bank, but in any event within one (1) Banking Business Day, provided that Agent Bank shall pay to Lenders interest thereon, at the Federal Funds Rate from the Banking Business Day following receipt of such funds by Agent Bank until such funds are paid in immediately available funds to Lenders.  Subject to Section 9.04(b), all payments of principal and interest in respect of Funded Outstandings, all payments of the fees described in this Credit Agreement, and all payments in respect of any other Obligations shall be allocated among such other Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein.  Agent Bank shall promptly distribute, but in any event within one (1) Banking Business Day, to each Lender at its primary address set forth on the appropriate signature page hereof or on the applicable Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Agent Bank shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with Section 10.01, without necessity of notice to or consent of or approval by Borrowers or any other Person.  All payments or other sums received by Agent Bank for the account of Lenders (including, without limitation, principal and interest payments, the proceeds of any and all insurance maintained with respect to any of the Collateral, and any and all condemnation proceeds with respect to any of the Collateral) shall not constitute property or assets of the Agent Bank and shall be held by Agent Bank, solely in its capacity as administrative and collateral agent for itself and the other Lenders, subject to the Loan Documents.

b.             Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of Borrowing which was previously a Non Pro Rata Borrowing, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal due in respect of such Non Pro Rata Borrowing, all principal sums owing to such Defaulting Lender hereunder shall be subordinated in right of payment to the prior payment in full of all principal, in respect of all Non Pro Rata Borrowing in which the Defaulting Lender has not funded its Pro Rata Share.  This provision governs only the relationship among Agent Bank, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligation of

Borrowers to repay all Borrowings in accordance with the terms of this Credit Agreement.  The provisions of this section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Credit Agreement to the contrary, (ii) any instruction of Borrowers as to their desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders.  No Commitment Fee or L/C Fees shall accrue in favor of, or be payable to, such Defaulting Lender from the date of any failure to fund Borrowings or reimburse Agent Bank for any Liabilities and Costs as herein provided until such failure has been cured, and Agent Bank shall be entitled to (A) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Credit Agreement, and (B) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  In addition, the Defaulting Lender shall indemnify, defend and hold Agent Bank and each of the other Lenders harmless from and against any and all Liabilities and Costs, plus interest thereon at the Default Rate, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Credit Agreement.

Section 9.05.          Rights, Exculpation, Etc.  Neither Agent Bank, any Affiliate of Agent Bank, nor any of their respective officers, directors, employees, agents, attorneys or consultants, shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent Bank shall be liable for its gross negligence or willful misconduct.  In the absence of gross negligence or willful misconduct, Agent Bank shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 9.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.  Agent Bank shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, any of the Security Documentation or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby; or for the financial condition of the Borrowers or any of their Affiliates.  Agent Bank shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or any of the Loan Documents or the financial condition of the Borrowers or any of their Affiliates, or the existence or possible existence of any Default or Event of Default.

Section 9.06.          Reliance.  Agent Bank shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Credit Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrowers), independent public accountant and other experts selected by it.

Section 9.07.          Indemnification.  To the extent that Agent Bank is not reimbursed and indemnified by Borrowers, Lenders will reimburse, within ten (10) Banking Business Days after notice from Agent Bank, and indemnify and defend Agent Bank for and against any and all Liabilities and Costs which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Credit Agreement, the Security Documentation or any of the other Loan Documents or any action taken or omitted by Agent Bank or under this Credit Agreement, the Security Documentation or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share; provided that no Lender shall be liable for any portion of such Liabilities and Costs resulting from Agent Bank’s gross negligence or willful misconduct.  The obligations of Lenders under this Section 9.07 shall survive the payment in full of all Obligations and the termination of this Credit Agreement.  In the event that after payment and distribution of any amount by Agent Bank to Lenders, any Lender or third party, including Borrowers, any creditor of Borrowers or a trustee in bankruptcy, recovers from Agent Bank any amount found to have been wrongfully paid to Agent Bank or disbursed by Agent Bank to Lenders, then Lenders, in proportion to their respective Pro Rata Shares, shall reimburse Agent Bank for all such amounts.  Notwithstanding the foregoing, Agent Bank shall not be obligated to advance Liabilities and Costs and may require the deposit by each Lender of its Pro Rata Share of any material Liabilities and Costs anticipated by Agent Bank before they are incurred or made payable.

Section 9.08.          Agent Individually.  With respect to its Pro Rata Share of the Aggregate Commitment hereunder and the Borrowings made by it, Agent Bank shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders”, “Requisite Lenders” or any similar terms may include Agent Bank in its individual capacity as a Lender or one of the Requisite Lenders, but Requisite Lenders shall not include Agent Bank solely in its capacity as Agent Bank and need not necessarily include Agent Bank in its capacity as a Lender.  Agent Bank and any Lender and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrowers or any of their Affiliates as if it were not acting as Agent Bank or Lender pursuant hereto.

Section 9.09.          Successor Agent Bank; Resignation of Agent Bank; Removal of Agent Bank.

a.             Agent Bank may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Banking Business Days’ prior written notice to Lenders and Borrowers, and shall automatically cease to be Agent Bank hereunder in the event a petition in bankruptcy shall be filed by or against Agent Bank or the Federal Deposit Insurance Corporation or any other Governmental Authority shall assume control of Agent Bank or Agent Bank’s interests under the Bank Facilities.  Further, Lenders (other than Agent Bank) may unanimously remove Agent Bank at any time upon the occurrence of gross negligence or wilful misconduct by Agent Bank by giving at least thirty (30) Banking Business Days’ prior written notice to Agent Bank, Borrowers and all other Lenders.  Such resignation or removal shall take effect upon the acceptance by a successor Agent Bank of appointment pursuant to clause (b) or (c).

b.             Upon any such notice of resignation by or removal of Agent Bank, Requisite Lenders shall appoint a successor Agent Bank which appointment shall be subject to Borrowers’ consent (other than upon the occurrence and during the continuance of any Event of Default), which shall not be unreasonably withheld or delayed.  Any successor Agent Bank must be a bank (i) the senior debt obligations of which (or such bank’s parent’s senior unsecured debt obligations) are rated not less than Baa-2 by Moody’s Investors Services, Inc. or a comparable rating by a rating agency acceptable to Requisite Lenders and (ii) which has total assets in excess of Ten Billion Dollars ($10,000,000,000.00).

c.             If a successor Agent Bank shall not have been so appointed within said thirty (30) Banking Business Day period, the retiring or removed Agent Bank, with the consent of Borrowers (other than upon the occurrence and during the continuance of any Event of Default) (which may not be unreasonably withheld or delayed), shall then appoint a successor Agent Bank who shall meet the requirements described in subsection (b) above and who shall serve as Agent Bank until such time, if any, as Requisite Lenders, with the consent of Borrowers (other than upon the occurrence and during the continuance of any Event of Default), appoint a successor Agent Bank as provided above.

Section 9.10.          Consent and Approvals.

a.             Each consent, approval, amendment, modification or waiver specifically enumerated in this Section 9.10(a) shall require the consent of Requisite Lenders:

(i)            Approval of Borrowings with less than full compliance with requirements of Article IIIB (Section 2.04);

(ii)           Consent to modification to financial reporting requirements or production of additional financial or other information (Section 5.08);

(iii)          Approval of Investments (Section 6.08);

(iv)          Approval of a change in the method of calculation of any financial covenants, standards or terms as a result of a change in accounting principle (Section 6.18);

(v)           Direct Agent Bank to declare the unpaid balance of the Credit Facility fully due and payable (Section 7.02);

(vi)          Direct the disposition of insurance proceeds or condemnation awards under certain circumstances (Section 8.02);

(vii)         Approval of appointment of successor Agent Bank (Section 9.09);

(viii)        Approval of certain Protective Advances (Section 9.11(a));

(ix)           Approval of a Post-Foreclosure Plan and related matters (Section 9.11(e));

(x)            Consent to action or proceeding against Borrowers or the Collateral by any Lender (Section 9.12);

(xi)           Except as referred to in subsection (b) below, approval of any amendment, modification or termination of this Credit Agreement, or waiver of any provision herein (Section 10.01).

b.             Each consent, approval, amendment, modification or waiver specifically enumerated in Section 10.01 shall require the consent of all Lenders.

c.             In addition to the required consents or approvals referred to in subsection (a) above, Agent Bank may at any time request instructions from Requisite Lenders with respect to any actions or approvals which, by the terms of this Credit Agreement or of any of the Loan Documents, Agent Bank is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, Agent Bank shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent Bank as a result of Agent Bank acting or refraining from acting under this Credit Agreement, the Security Documentation or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or, where applicable, all Lenders.  Agent Bank shall promptly notify each Lender at any time that the Requisite Lenders have instructed Agent Bank to act or refrain from acting pursuant hereto.

d.             Each Lender agrees that any action taken by Agent Bank at the direction or with the consent of Requisite Lenders in accordance with the provisions of this Credit Agreement or any Loan Document, and the exercise by Agent Bank at the direction or with the consent of Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders.  All communications from Agent Bank to Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, including notice of the Lender Reply Period described immediately hereinbelow, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent Bank by Borrowers in respect of the matter or issue to be resolved, and (iv) shall include Agent Bank’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within ten (10) Banking Business Days (the “Lender Reply Period”).  Unless a Lender shall give written notice to Agent Bank that it objects to the recommendation or determination of Agent Bank (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.  With respect to decisions requiring the approval of Requisite Lenders or all Lenders, Agent Bank shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to Lenders by Agent Bank or such other course of action recommended by Requisite Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

Section 9.11.          Agency Provisions Relating to Collateral.

a.             Agent Bank is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Document which may be necessary to perfect and maintain Liens of the Security Documentation upon the Collateral granted pursuant to the Loan Documents.  Agent Bank may make, and shall be reimbursed by Lenders (in accordance with their Pro Rata Shares), to the extent not reimbursed by Borrowers, for, Protective Advance(s) during any one (1) calendar year with respect to the Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Collateral, (ii) amounts expended to pay insurance premiums for policies of insurance related to such Collateral, and (iii) One Hundred Thousand Dollars ($100,000.00).  Protective Advances in excess of said sum during any calendar year for any Collateral shall require the consent of Requisite Lenders.  In addition, Agent Bank is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to waive the imposition of the late fees provided for in Section 2.09(a) up to a maximum of two (2) times per calendar year, including any extensions.

b.             Lenders hereby irrevocably authorize Agent Bank, at its option and in its discretion, to release any Security Documentation granted to or held by Agent Bank upon any Collateral (i) upon Credit Facility Termination and repayment and satisfaction of all Borrowings, and all other Obligations and the termination of this Credit Agreement, or (ii) if approved, authorized or ratified in writing by Agent Bank at the direction of all Lenders.  Agent Bank shall not be required to execute any document to evidence the release of the Security Documentation granted to Agent Bank for the benefit of Lenders herein or pursuant hereto upon any Collateral if, in Agent Bank’s opinion, such document would expose Agent Bank to liability or create any obligation or entail any consequence other than the release of such Security Documentation without recourse or warranty, and such release shall not in any manner discharge, affect or impair the Obligations or any Security Documentation upon (or obligations of Borrowers in respect of) any property which shall continue to constitute part of the Collateral.

c.             Except as provided in this Credit Agreement, Agent Bank shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrowers or is cared for, protected or insured or has been encumbered or that the Security Documentation granted to Agent Bank herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

d.             Should Agent Bank (i) employ counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any Collateral or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or Security Documentation on any of the Collateral, or (ii) commence any proceeding or in any way seek to enforce its rights or remedies under the Loan Documents, irrespective of whether as a result thereof Agent Bank shall acquire title to any Collateral, either through foreclosure, deed in lieu of foreclosure or otherwise, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Pro Rata Share) of the reasonable costs and/or expenses of any such advice or other representation, enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrowers; provided that Agent Bank shall not be entitled to reimbursement of its attorneys’ fees and expenses incurred in connection with the resolution of disputes between Agent Bank and other Lenders unless Agent Bank shall be the prevailing party in any such dispute.  Any loss of principal and interest resulting from any Event of Default shall be shared by Lenders in accordance with their respective Pro Rata Shares.  It is understood and agreed that in the event Agent Bank determines it is necessary to engage counsel for Lenders from and after the occurrence of an Event of Default, said counsel shall be selected by Agent Bank.

e.             In the event that all or any portion of the Collateral is acquired by Agent Bank as the result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of Borrowers’ obligations, title to any such Collateral or any portion thereof shall be held in the name of Agent Bank or a nominee or subsidiary of Agent Bank, as agent, for the ratable benefit of Agent Bank and Lenders.  Agent Bank shall prepare a recommended course of action for such Collateral (the “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders.  Unless a Lender shall give written notice to Agent Bank that it objects to the recommended Post-Foreclosure Plan or any alternative Post-Foreclosure Plan as set forth below, within the Lender Reply Period, such Lender shall be deemed to have approved such Post-Foreclosure Plan.  In the event that Requisite Lenders do not approve such Post-Foreclosure Plan, any Lender shall be permitted to submit an alternative Post-Foreclosure Plan to Agent Bank, and Agent Bank shall submit any and all such additional Post-Foreclosure Plans to the Lenders for evaluation and the approval of Requisite Lenders.  In accordance with the approved Post-Foreclosure Plan, Agent Bank shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired and administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents of the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral; actions taken by Agent Bank with respect to the Collateral, which are not provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the consent of Requisite Lenders by way of supplement to such Post-Foreclosure Plan.  Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by Agent Bank pursuant to the Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral.  In addition, Agent Bank shall render or cause to be rendered by the managing agent, to each of the Lenders, monthly, an income and expense statement for such Collateral, and each of the Lenders shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as Agent Bank shall deem reasonably necessary pursuant to and in accordance with the Post-Foreclosure Plan.  To the extent there is net operating income from such Collateral, Agent Bank shall, in accordance with all applicable Gaming Laws and the Post-Foreclosure Plan, determine the amount and timing of distributions to Lenders.  All such distributions shall be made to Lenders in accordance with their respective Pro Rata Shares.  Lenders acknowledge that if title to any Collateral is obtained by Agent Bank or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable.  Agent Bank shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders shall reasonably determine to be most advantageous.  Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name Agent Bank, as agent for Lenders, as the beneficiary or mortgagee.  In such case, Agent Bank and Lenders shall enter into an agreement with respect to such purchase money mortgage defining the rights of Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article IX insofar as the same is appropriate or applicable.

Section 9.12.          Lender Actions Against Collateral.  Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrowers or any other obligor hereunder, under the Security Documentation or under any other Loan Documents with respect to exercising claims against or rights in any Collateral without the consent of Requisite Lenders.

Section 9.13.          Ratable Sharing.  Subject to Section 9.03 and 9.04, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of the Obligations, or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 9.13 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.  No Lender shall exercise any setoff, banker’s lien or other similar right in respect to any Obligations without the prior written approval by Agent Bank.

Section 9.14.          Delivery of Documents.  Agent Bank shall as soon as reasonably practicable distribute to each Lender at its primary address set forth on the appropriate counterpart signature page hereof, or at such other address as a Lender may request in writing, (i) copies of all documents to which such Lender is a party or of which is executed or held by Agent Bank on behalf of such Lender, (ii) all documents of which Agent Bank receives copies from Borrowers pursuant to Article VI and Section 10.03, (iii) all other documents or information which Agent Bank is required to send to Lenders pursuant to the terms of this Credit Agreement, (iv) other information or documents received by Agent Bank at the request of any Lender, and (v) all notices received by Agent Bank pursuant to Section 5.20.  In addition, within fifteen (15) Banking Business Days after receipt of a request in writing from a Lender for written information or documents provided by or prepared by Borrowers, Agent Bank shall deliver such written information or documents to such requesting Lender if Agent Bank has possession of such written information or documents in its capacity as Agent Bank or as a Lender.

Section 9.15.          Notice of Events of Default.  Agent Bank shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Credit Facility) unless Agent Bank has received notice in writing from a Lender or Borrowers referring to this Credit Agreement or the other Loan Documents, describing such event or condition and expressly stating that such notice is a notice of a Default or Event of Default.  Should Agent Bank receive such notice of the occurrence of a Default or Event of Default, or should Agent Bank send Borrowers a notice of Default or Event of Default, Agent Bank shall promptly give notice thereof to each Lender.

ARTICLE X

GENERAL TERMS AND CONDITIONS

The following terms and conditions shall be applicable throughout the term of this Credit Agreement:

Section 10.01.        Amendments and Waivers. (a) No amendment or modification of any provision of this Credit Agreement shall be effective without the written agreement of Requisite Lenders (after notice to all Lenders) and Borrowers (except for rights and priorities of Lenders as amongst themselves as provided in Section 9.04(a) which do not require the consent of Borrowers), and (b) no termination or waiver of any provision of this Credit Agreement, or consent to any departure by Borrowers therefrom (except as expressly provided in Section 9.11(a) with respect to waivers of late fees), shall in any event be effective without the written concurrence of Requisite Lenders (after notice to all Lenders), which Requisite Lenders shall have the right to grant or withhold at their sole discretion, except that the following amendments, modifications or waivers shall require the consent of all Lenders:

a.             Modify any requirement hereunder that any particular action be taken by all the Lenders or by the Requisite Lenders, modify this Section 10.01 or change the definition of “Requisite Lenders”, or remove Agent Bank under Section 9.09(a), shall be effective unless consented to by all of the Lenders, without regard to the vote of Agent Bank as a Lender;

b.             Increase the Aggregate Commitment or the Syndication Interest of any Lender, release any Collateral except as specifically provided in the Credit Agreement, extend the Maturity Date, release any Subsidiary that has executed a Subsidiary Guaranty or change any provision expressly requiring the consent of all Lenders shall be made without the consent of each Lender; or

c.             Reduce any fees described in Section 2.10 or extend the due date for, or reduce or postpone the amount of, any required principal reduction on the Credit Facility, or reduce the rate of interest or postpone the payment of interest on the Credit Facility, shall be made without the consent of all of the Lenders.

In connection with any proposed amendment, modification, supplement, extension, termination, consent or waiver requiring the consent of all Lenders as set forth in (i) through (iii) above, if the consent of the Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.01 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Agent Bank is not a Non-Consenting Lender, at the Borrowers’ request, the Lender that is acting as the Agent Bank or an Eligible Assignee that is acceptable to the Agent Bank (in either case the “Purchasing Lender”) shall have the right with the Agent Bank’s consent and in the Agent Bank’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Agent Bank’s request, sell and assign to the Purchasing Lender all of its rights and obligations under this Credit Agreement and the other Loan Documents (including all of its rights and obligations in the Bank Facilities) for an amount equal to the Non-Consenting Lender’s Syndication Interest in the Funded Outstandings and all accrued interest, fees and other Obligations with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the Purchasing Lender).  In such event, such Non-Consenting Lender and such Purchasing Lender agree to execute an Assignment and Assumption Agreement to reflect such purchase and sale, but regardless of whether such Assignment and Assumption Agreement is executed by such Non-Consenting Lender, such Non-Consenting Lender’s rights hereunder, except rights under Section 5.14 (i.e. Indemnification by the Borrowers) and 10.14 (i.e. Arbitration) with respect to actions prior to such date, shall cease from and after the date of presentation of the Assignment and Assumption Agreement duly executed by such Purchasing Lender and tender by the Purchasing Lender of the amount of the purchase price.

No amendment, modification, termination or waiver of any provision of Article IX or any other provision referring to Agent Bank shall be effective without the written concurrence of Agent Bank, but only if such amendment, modification, termination or waiver alters the obligations or rights of Agent Bank.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrowers in any case shall entitle Borrowers to any other further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding on each assignee, transferee or recipient of Agent Bank’s or any Lender’s Syndication Interest under this Credit Agreement or the Credit Facility at the time outstanding.  No modification of Section 2.08 shall be made without the consent of Swingline Lender.  No modification of Section 2.14 shall be made without the consent of the L/C Issuer.

Section 10.02.        Failure to Exercise Rights.  Nothing herein contained shall impose upon Banks or Borrowers any obligation to enforce any terms, covenants or conditions contained herein.  Failure of Banks or Borrowers, in any one or more instances, to insist upon strict performance by Borrowers or Banks of any terms, covenants or conditions of this Credit Agreement or the other Loan Documents, shall not be considered or taken as a waiver or relinquishment by Banks or Borrowers of their right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, strict compliance by Borrowers or Banks with all the terms, covenants and conditions of this Credit Agreement and the other Loan Documents.  The consent of Banks or Borrowers to any act or omission by Borrowers or Banks shall not be construed to be a consent to any other or subsequent act or omission or to waive the requirement for Banks’ or Borrowers’ consent to be obtained in any future or other instance.

Section 10.03.        Notices and Delivery.  Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Banking Business Day if such telecopy is received on a non-Banking Business Day or after 5:00 p.m. on a Banking Business Day) or four (4) Banking Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed).  Notices to Agent Bank pursuant to Article II shall not be effective until received by Agent Bank.  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.03) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in an Assignment and Assumption Agreement or in a written notice to all of the other parties.  All deliveries to be made to Agent Bank for distribution to the Lenders shall be made to Agent Bank at the addresses specified for notice on the signature page hereto and in addition, a sufficient number of copies of each such delivery shall be delivered to Agent Bank for delivery to each Lender at the address specified for deliveries on the signature page hereto or such other address as may be designated by Agent Bank in a written notice.

Section 10.04.        Modification in Writing.  This Credit Agreement and the other Loan Documents constitute the entire agreement between the parties and supersede all prior agreements whether written or oral with respect to the subject matter hereof, including, but not limited to, any term sheets furnished by any of the Banks to Borrowers.  Neither this Credit Agreement, nor any other Loan Documents, nor any provision herein, or therein, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 10.05.        Other Agreements.  If the terms of any documents, certificates or agreements delivered in connection with this Credit Agreement are inconsistent with the terms of the Loan Documents, Borrowers shall use their best efforts to amend such document, certificate or agreement to the satisfaction of Agent Bank to remove such inconsistency.

Section 10.06.        Counterparts.  This Credit Agreement may be executed by the parties hereto in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument.  All such counterparts shall together constitute but one and the same document.

Section 10.07.        Rights, Powers and Remedies are Cumulative.  None of the rights, powers and remedies conferred upon or reserved to Agent Bank, Banks or Borrowers in this Credit Agreement are intended to be exclusive of any other available right, power or remedy, but each and every such right, power and remedy shall be cumulative and not alternative, and shall be in addition to every right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute.  Any forbearance, delay or omission by Agent Bank, Banks or Borrowers in the exercise of any right, power or remedy shall not impair any such right, power or remedy or be considered or taken as a waiver or relinquishment of the right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, any of said rights, powers and remedies given to Agent Bank, Banks or Borrowers herein.  The exercise of any right or partial exercise thereof by Agent Bank, Banks or Borrowers shall not preclude the further exercise thereof and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Agent Bank or Banks, as the case may be.

Section 10.08.        Continuing Representations.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Credit Facility hereunder and the execution and delivery of each other Loan Document until and final payment of all sums owing under the Credit Facility and the occurrence of Credit Facility Termination.

Section 10.09.        Successors and Assigns.  All of the terms, covenants, warranties and conditions contained in this Credit Agreement shall be binding upon and inure to the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 10.10.        Assignment of Loan Documents by Borrowers or Syndication Interests by Lenders.

a.             This Credit Agreement and the other Loan Documents to which Borrowers are a party will be binding upon and inure to the benefit of Borrowers, the Agent Bank, each of the Banks, and their respective successors and assigns, except that, Borrowers may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders.  Any attempted assignment or delegation in contravention of the foregoing shall be null and void.  Any Lender may at any time pledge its Syndication Interest in the Credit Facility, the Credit Agreement and the Loan Documents to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

b.             Each Lender may assign all or any part of its Syndication Interest in the Credit Facility to any Affiliate of such Lender which is an Eligible Assignee or to any other Lender without consent and to one or more financial institutions that are Eligible Assignees with the prior consent of the Agent Bank and Borrowers (so long as no Event of Default has occurred and remains continuing), which consents shall not be unreasonably withheld or delayed; provided, however, that the minimum amount of each such assignment shall be One Million Dollars ($1,000,000.00), or such lesser amount as constitutes the remaining amount of a Lender’s Syndication Interest in the Credit Facility (except that there shall be no minimum assignment among the Lenders or to their Affiliates), and each assignee Lender (or assignor if so agreed between the assignee Lender and such assignor) shall pay to the Agent Bank an assignment fee of Three Thousand Five Hundred Dollars ($3,500.00) with respect to each such assignment.  Each such assignment shall be evidenced by an assignment substantially in the form of the Assignment and Assumption Agreement.  Upon any such assignment, the assignee financial institution shall become a Lender for all purposes under the Credit Agreement and each of the Loan Documents and the assigning Lender shall be released from its further obligations hereunder to the extent of such assignment.  Agent Bank agrees to give prompt notice to Borrowers of each assignment made under this Section 10.10(b) and to deliver to Borrowers each revision to the Schedule of Lenders’ Proportions in Credit Facility made as a consequence of each such assignment.

c.             Each Lender may sell participations for all or any part of its Syndication Interest in the Credit Facility; provided, however, that (i) such Lender shall remain responsible for its total obligations under the Credit Agreement and each of the Loan Documents, (ii) the Borrowers and the Agent Bank shall continue to deal solely with such Lender in connection with such Lender’s rights and obligations under the Credit Agreement and each of the Loan Documents, and (iii) such Lender shall not sell any participation under which the participant would have rights to approve any amendment or waiver relating to the Credit Agreement or any Loan Document except to the extent any such amendment or waiver would (w) extend the final Maturity Date or the date for the payment or any installments of fees, principal or interest due in respect of the Credit Facility, (x) reduce the amount of any required principal reduction in respect to the Credit Facility, (y) reduce the interest rates or fees applicable to the Credit Facility or (z) release any material portion of the Collateral.  Notwithstanding the foregoing, the rights of the Lenders to make assignments and to grant participations shall be subject to the approval by the Gaming Authorities of the assignee or participant, to the extent required by applicable Gaming Laws, and to applicable securities laws.

d.             In the event any Lender is found unsuitable as a Lender under the Credit Facility by the Nevada Gaming Authorities (“Unsuitable Lender”), then to the extent permitted by applicable Laws: (a) Agent Bank shall use its best efforts to find a replacement Lender, (b) Borrowers shall have the right to make a Voluntary Permanent Reduction in the amount necessary to reduce the Aggregate Commitment by the amount of the Syndication Interest held by the Unsuitable Lender, and any payments required in connection with such Voluntary Permanent Reduction shall be made to the Unsuitable Lender and not on a pro rata basis to all Lenders, (without any penalties, including any Breakage Charges) until a replacement Lender, if any, commits to acquire the Syndication Interest of the Unsuitable Lender, at which time the Aggregate Commitment shall be increased by the amount of the Voluntary Permanent Reduction, and (c) upon full payment of all outstanding amounts of principal and interest owing it, such Unsuitable Lender shall execute such documents as may be required by Agent Bank, Borrowers or any applicable gaming authorities to evidence the termination of its Syndication Interest in the Credit Facility.

Section 10.11.        Action by Lenders.  Whenever Banks shall have the right to make an election, or to exercise any right, or their consent shall be required for any action under this Credit Agreement or the Loan Documents, then such election, exercise or consent shall be given or made for all Banks by Agent Bank in accordance with the provisions of Section 10.01.  Notices, reports and other documents required to be given by Borrowers to Banks hereunder may be given by Borrowers to Agent Bank on behalf of Banks, with sufficient copies for distribution to each of the Banks, and the delivery to Agent Bank shall constitute delivery to Banks.  In the event any payment or payments are received by a Lender other than Agent Bank, Borrowers consent to such payments being shared and distributed as provided herein.

Section 10.12.        Time of Essence.  Time shall be of the essence of this Credit Agreement.

Section 10.13.        Choice of Law and Forum.  This Credit Agreement and each of the Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to principles of conflicts of law.  Borrowers further agree that the full and exclusive forum for the determination of any action relating to this Credit Agreement, the Loan Documents, or any other document or instrument delivered in favor of Banks pursuant to the terms hereof shall be either an appropriate Court of the State of Nevada or the United States District Court or United States Bankruptcy Court for the District of Nevada.

Section 10.14.        Arbitration.

a.             Upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) (“Dispute”) now existing or hereafter arising between the parties in any way arising out of, pertaining to or in connection with the Credit Agreement, Loan Documents or any related agreements, documents, or instruments (collectively the “Documents”), may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring an action in court to compel arbitration of any Dispute.

b.             All Disputes between the parties shall be resolved by binding arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

c.             No provision of, nor the exercise of any rights under this arbitration clause shall limit the rights of any party, and the parties shall have the right during any Dispute, to seek, use and employ ancillary or preliminary remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting or foreclosing upon any property, real or personal, which is involved in a Dispute, or which is subject to, or described in, the Documents, including, without limitation, rights and remedies relating to: (i) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under the Security Documentation or other security agreement or instrument, or applicable law, (ii) exercising self-help remedies (including setoff rights) or (iii) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration.  The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provision hereof.

Section 10.15.        Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWERS AND EACH OF THE BANKS EACH MUTUALLY HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTE OR ANY OF THE LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF BORROWERS AND BANKS WITH RESPECT TO THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTE, OR ANY OF THE LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWERS

AND EACH OF THE BANKS EACH MUTUALLY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDINGS SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT THE DEFENDING PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPLAINING PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.16.        Scope of Approval and Review.  Any inspection of the Hotel/Casino Facilities or other documents shall be deemed to be made solely for Banks’ internal purposes and shall not be relied upon by the Borrowers or any third party.  In no event shall Lenders be deemed or construed to be joint venturers or partners of Borrowers.

Section 10.17.        Severability of Provisions.  In the event any one or more of the provisions contained in this Credit Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 10.18.        Cumulative Nature of Covenants.  All covenants contained herein are cumulative and not exclusive of each other covenant.  Any action allowed by any covenant shall be allowed only if such action is not prohibited by any other covenant.

Section 10.19.        Costs to Prevailing Party.  If any action or arbitration proceeding is brought by any party against any other party under this Credit Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover such costs and attorney’s fees as the court in such action or proceeding may adjudge reasonable.

Section 10.20.        Expenses.

a.             Generally.  Borrowers agree upon demand to pay, or reimburse Agent Bank for, all of Agent Bank’s documented reasonable out-of-pocket costs and expenses of every type and nature (excluding, however, all Syndication Costs) incurred by Agent Bank at any time (whether prior to, on or after the date of this Credit Agreement) in connection with (i) any requests for consent, waiver or other modification of any Loan Document made by Borrowers; (ii) the negotiation, preparation and execution of this Credit Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article III), the Security Documentation and the other Loan Documents and the advance of Borrowings; (iii) the subordination of any Collateral, including title charges, recording fees and reasonable attorneys’ fees and costs incurred in connection therewith; (iv) any appraisals performed after the occurrence of an Event of Default; (v) the creation, perfection or protection of the Security Documentation on the Collateral (including, without limitation, any fees and expenses for title and lien searches, local counsel in various jurisdictions, filing and recording fees and taxes, duplication costs and corporate search fees); and (vi) the protection, collection or enforcement of any of the Obligations or the Collateral, including Protective Advances.

b.             After Event of Default.  Borrowers further agree to pay, or reimburse Agent Bank and Lenders, for all reasonable out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees and disbursements incurred by Agent Bank or Lenders after the occurrence of an Event of Default (i) in enforcing any Obligation or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Credit Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrowers and related to or arising out of the transactions contemplated hereby; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) in attempting to enforce or enforcing any lien in any of the Collateral or any other rights under the Security Documentation.

Section 10.21.        Setoff.  In addition to any rights and remedies of the Agent Bank provided by law, if any Event of Default exists, Agent Bank is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Agent Bank to or for the credit or the account of Borrowers against any and all obligations of Borrowers under the Credit Facility, now or hereafter existing, irrespective of whether or not the Agent Bank shall have made demand under this Credit Agreement or any Loan Document and although such amounts owed may be contingent or unmatured.  Agent Bank agrees promptly to notify the Borrowers (and Agent Bank shall promptly notify each other Lender) after any such setoff and application made by Agent Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Agent Bank under this Section 10.21 are in addition to the other rights and remedies which Agent Bank may have.

Section 10.22.        Borrower Waivers and Consents.

a.             Each Borrower shall be jointly and severally liable for the repayment of all sums owing under the terms of this Credit Agreement and each the Loan Documents.

b.             Each Borrower agrees that neither the Agent Bank nor any Bank shall have any responsibility to inquire into the apportionment, allocation or disposition of any Borrowings as among the Borrowers or within the Borrower Consolidation.

c.             For the purpose of implementing the joint borrower provisions of this Credit Agreement and each of the Loan Documents, each Borrower and the Collateral Affiliate hereby irrevocably appoints each Authorized Officer as its agent and attorney-in-fact for all purposes of this Credit Agreement and each of the Loan Documents, including without limitation the giving and receiving of notices and other communications, the making of requests for, or conversions or continuations of, Borrowings, the execution and delivery of certificates and the receipt and allocation of disbursements from the Banks.

d.             Each Borrower acknowledges that the handling of the Credit Facility on a joint borrowing basis as set forth in this Credit Agreement is solely an accommodation to Borrowers and is done at their request.  Each Borrower agrees that neither the Agent Bank, nor any Lender, shall incur any liability to any Borrower as a result thereof.  To induce the Agent Bank and the Lenders to enter into this Credit Agreement, and in consideration thereof, in accordance with the provisions set forth in Section 5.14 of this Credit Agreement, each Borrower hereby agrees to indemnify the Agent Bank and each Lender and hold each such entity harmless from and against any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against such entity by any Borrower or by any other Person arising from or incurred by reason of the structuring of the Credit Facility as herein provided, reliance by the Agent Bank or the Lenders on any requests or instructions from any Borrower or any Authorized Officer, or any other action taken by the Agent Bank or a Lender under the terms of this Credit Agreement or any of the Loan Documents at the request of any Borrower or Authorized Officer.  This Section 10.22(d) shall survive termination of this Credit Agreement.

e.             Each Borrower represents and warrants to the Agent Bank and the Lenders that (i) it has established adequate means of obtaining from each Borrower on a continuing basis financial and other information pertaining to the business, operations and condition (financial and otherwise) of each of the Borrowers and its respective property, and (ii) each Borrower now is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of each Borrower, and its property.  Each Borrower hereby waives and relinquishes any duty on the part of the Agent Bank or any Lender to disclose to such Borrower any matter, fact or thing relating to the business, operations or condition (financial or otherwise) of any Borrower, or the property of any Borrower, whether now or hereafter known by the Agent Bank or any Lender at any time through Credit Facility Termination.

f.              Each Borrower acknowledges that the Funded Outstandings, or portions thereof, may derive from value provided directly to another Borrower and, in full recognition of that fact, each Borrower consents and agrees that the Agent Bank and any Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or security of the Loan Documents:

(i)            accept partial payments on the Credit Facility;

(ii)           receive and hold additional security or guaranties for the Credit Facility or any part thereof;

(iii)          release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof, as the Agent Bank or Requisite Lenders in their sole and absolute discretion may determine;

(iv)          release any party or any guarantor from any personal liability with respect to the Credit Facility or any part thereof;

(v)           settle, release on terms satisfactory to the Agent Bank or Requisite Lenders or by operation of applicable laws or otherwise liquidate or enforce the Credit Facility and any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; and/or

(vi)          consent to the merger, change or any other restructuring or termination of the corporate existence of any other Borrower or any other Person, and correspondingly restructure the Credit Facility, continuing existence of any lien or encumbrance under any other Loan Document to which any Borrower is a party or the enforceability hereof or thereof with respect to all or any part of the Credit Facility.

Each Borrower expressly waives any right to require the Agent Bank or any Lender to marshal assets in favor of any Borrower, any other party or any other Person or to proceed against any other Borrower or any other party or any Collateral provided by any Borrower or any other party, and agrees that the Agent Bank and Lenders may proceed against Borrowers and/or the Collateral in such order as they shall determine in their sole and absolute discretion.  The Agent Bank and Lenders may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Borrower agrees that the Agent Bank or Lenders and any other Borrower may deal with each other in connection with the Credit Facility or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the obligations of such Borrower under the Loan Documents or the perfection of the Security Documentation.  Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of: (a) any disability or other defense of any Borrower or any other party with respect to the Credit Facility, (b) the unenforceability or invalidity as to any Borrower, or any other party of the Credit Facility, (c) intentionally omitted, (d) the cessation for any cause whatsoever of the liability of any Borrower or any other party (other than by reason of the full payment and performance of the Credit Facility and the occurrence of Credit Facility Termination), (e) any failure of the Agent Bank or any Lender to give notice of sale or other disposition to any Borrower or any defect in any notice that may be given in connection with any sale or disposition, (f) any act or omission of the Agent Bank or any Lender or others that directly or indirectly results in or aids the discharge or release of any Borrower or any other Person or the Credit Facility or any other security or guaranty therefor by operation of law or otherwise, (g) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (h) any failure of the Agent Bank or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (i) the election by the Agent Bank or any Lender, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (j) any extension of credit or the grant of any lien or encumbrance under Section 364 of the United States Bankruptcy Code, (k) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (l) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (m) the avoidance of any lien or encumbrance in favor of the Agent Bank or any Lender for any reason, (n) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the obligations (or any interest thereon) in or as a result of any such proceeding, or (o) any election of remedies by the Agent Bank or any Lender, even if the effect thereof is to destroy or impair any Borrower’s right to subrogation, reimbursement, exoneration, indemnification or contribution.

g.             Each Borrower authorizes the Agent Bank and any Lender, upon the occurrence of any acceleration of the Indebtedness then owing under the Credit Facility, at their sole option, without any other notice or demand and without affecting any of the Credit Facility or the validity or enforceability of any liens or encumbrance in favor of the Agent Bank or any Lender on any Collateral, to foreclose any or all of the Deeds of Trust by judicial or nonjudicial sale.  To the extent permitted by applicable law, each Borrower expressly waives any defenses to the enforcement of the Loan Documents or any liens or encumbrances created or granted under the Loan Documents or to the recovery by the Agent Bank or any Lender against any other Borrower or any guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of a Borrower and may preclude a Borrower from obtaining reimbursement or contribution from any other Borrower.

h.             Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, each Borrower hereby expressly agrees with respect to the Borrowers and their successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of the other Borrowers or any surety for any other Borrower, not to exercise, until Credit Facility Termination has irrevocably occurred, any rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which such Borrower may have or hereafter acquire against any of the Borrowers or any other such Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Credit Agreement or any other Loan Document to which such Borrower is a party.

Section 10.23.        Confidentiality.  Each of the Banks agrees to hold any non-public information that it may receive from Borrowers pursuant to this Credit Agreement (or pursuant to any other Loan Document) in confidence and consistent with their respective policies for handling material non-public information, except for disclosure: (a) To the other Banks; (b) To legal counsel and accountants for Borrowers or any of the Banks;  (c) To the other professional advisors to Borrowers or any of the Banks, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 10.23; (d) To regulatory officials having jurisdiction over that Bank; (e) To any Gaming Authority having regulatory jurisdiction over Borrowers or their respective Subsidiaries, provided that each of the Banks agrees to endeavor to notify Borrowers of any such disclosure; (f) As required by law or legal process or in connection with any legal proceeding, provided that such disclosing Bank uses reasonable efforts to notify Borrowers prior to any such disclosure; and (g) To another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s Syndication Interest hereunder or in the Revolving Credit Note, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 10.23.  For purposes of the foregoing, “non-public information” shall mean any information respecting Borrowers or their respective Subsidiaries reasonably considered by Borrowers to be material and not available to the public, other than (i) information previously filed with any governmental agency and available to the public, (ii) information which is available to the general public at the time of use or disclosure, (iii) information which becomes available to the general public, other than by manner of unauthorized disclosure or use, or (iv) information previously published in any public medium from a source other than, directly or indirectly, that Bank.  Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Agent Bank or the Banks to Borrowers.

Section 10.24.        The Existing Credit Agreement and Security Documents.  The parties hereto agree that as of the Closing Date: (i) the Existing Credit Agreement shall be and is hereby amended, superseded and restated in its entirety by this Credit Agreement; and (ii) each of the Existing Security Documents shall be and are hereby amended, superseded and restated in their entirety by the Security Documentation.

Section 10.25.        Schedules Attached.  Schedules are attached hereto and incorporated herein and made a part hereof as follows:

Schedule 2.01(a)   -     Schedule of Lenders’ Proportions in Credit Facility

Schedule 3.18        -     Schedule of Significant Litigation

Schedule 4.23        -     Schedule of Contingent Liabilities

Schedule 4.24        -     Schedule of Restricted and Unrestricted Subsidiaries

Section 10.26.          Exhibits Attached.  Exhibits are attached hereto and incorporated herein and made a part hereof as follows:

Exhibit A         -    Revolving Credit Note

Exhibit B          -    Notice of Borrowing - Form

Exhibit C          -    Continuation/Conversion Notice -Form

Exhibit D         -    Compliance Certificate - Form

Exhibit E          -    Pricing Certificate - Form

Exhibit F          -    Authorized Officer Certificate -Form

Exhibit G          -    Closing Certificate - Form

Exhibit H         -    Assignment and Assumption Agreement - Form

Exhibit I           -    Legal Opinion - Form

Exhibit J           -    Subsidiary Guaranty - Form

Exhibit K         -    MPI Real Property Description

Exhibit L          -    SGLVI Real Property Description

Exhibit M        -    SDI Real Property Description

Exhibit N         -    PIDI Real Property Description

Exhibit O         -    Compliant Additional Property Description

Exhibit P          -    Swingline Note - Form

Exhibit Q         -    Notice of Swingline Advance - Form

Exhibit R          -    Cash Collateral Pledge Agreement - Form

Exhibit S          -    IP Real Property

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed as of the day and year first above written.

BORROWERS:

MTR GAMING GROUP, INC., a Delaware corporation

By	/s/ Edson R. Arneault
Edson R. Arneault,
President

MOUNTAINEER PARK, INC.,
a West Virginia corporation

By	/s/ Edson R. Arneault
Edson R. Arneault,
President

SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation

By	/s/ Edson R. Arneault
Edson R. Arneault,
President

PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation

By	/s/ Edson R. Arneault
Edson R. Arneault,
President

SCIOTO DOWNS, INC., an Ohio corporation

By	/s/ Edson R. Arneault
Edson R. Arneault,
President

SPEAKEASY GAMING OF FREMONT, INC., a Nevada corporation

By	/s/ Edson R. Arneault
Edson R. Arneault,
President

Address for Borrowers:

State Route 2, South P.O. Box 356 Chester, West Virginia 26034

Attn: Edson R. Arneault

Telephone: (304) 387-8300
Facsimile: (304) 387-1598

BANKS:

WELLS FARGO BANK, National Association, Agent Bank, Lender, Swingline Lender and L/C Issuer

By	/s/ Stephen Buntin
Stephen Buntin,
Vice President

Address:

5340 Kietzke Lane Suite 201 Reno, NV 89511
Telephone: (775) 689-6007
Facsimile: (775) 689-6026